UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Providence and Worcester Railroad Company

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, $0.50 par value
(2)

Aggregate number of securities to which transaction applies:

(A) 4,866,593 shares of Common Stock, (B) 64,000 shares of Common Stock issuable upon deemed conversion of 640 shares of Preferred Stock, (C) 70,500 shares of Common Stock issuable upon settlement or vesting of outstanding restricted stock units, (D) 103,465 shares of Common Stock issuable upon exercise of outstanding options with exercise prices below $25.00, and (E) 90 shares of Common Stock issuable under the Providence and Worcester Railroad Company Anniversary Plan.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the filing fee, the underlying aggregate value was calculated as the sum of: (A) 4,866,593 shares of Common Stock multiplied by $25.00; (B) 64,000 shares of Common Stock issuable upon deemed conversion of 640 shares of Preferred Stock multiplied by $25.00; (C) 70,500 shares of Common Stock issuable upon settlement or vesting of outstanding restricted stock units multiplied by $25.00; (D) 103,465 shares of Common Stock issuable upon exercise of outstanding options with exercise prices below $25.00 multiplied by $10.29 (the difference between $25.00 and the weighted average exercise price of $14.71 per share); and (E) 90 shares of Common Stock issuable under the Providence and Worcester Railroad Company Anniversary Plan multiplied by $25.00.

	(4)	Proposed maximum aggregate value of transaction: $126,094,229.85
	(5)	Total fee paid: $12,697.69

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement no.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION—DATED SEPTEMBER 6, 2016

Your vote is very important.

[●], 2016

Dear Shareholder:

On August 12, 2016, Providence and Worcester Railroad Company (“PWRR” or the “Company”) entered into a merger agreement among the Company, Genesee & Wyoming Inc. (“G&W”) and Pullman Acquisition Sub Inc. (“Merger Sub”), providing for the acquisition of the Company by G&W through the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger. If completed, the merger will result in the Company becoming a wholly-owned subsidiary of G&W.

On behalf of the Company’s board of directors (the “Board”), you are cordially invited to attend a special meeting of shareholders, which will be held at [●], on [●], [●], 2016 at 10:00 a.m., local time. At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement and the merger. At the special meeting, you will also be asked to vote on (1) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with, or following the completion of, the merger, (2) a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, and (3) any other business properly brought before the special meeting and any adjournment or postponement thereof.

If the merger agreement is approved and the merger is subsequently completed, (i) each outstanding share of PWRR preferred stock, par value $50.00 per share (the “preferred stock”), other than preferred stock held by a holder who is entitled to and makes a proper demand for dissenters’ rights, will be deemed to be automatically converted, along with the aggregate accrued or accumulated and unpaid dividends thereon, into 100 shares of PWRR common stock, par value $0.50 per share (the “common stock”) without any further action by the holders of such preferred stock, and (ii) each share of common stock issued and outstanding at the effective time of the merger (including common stock into which the preferred stock has been deemed converted, but excluding common stock owned by G&W or any of its direct or indirect subsidiaries, including Merger Sub) shall, as of the effective time of the merger, be converted into and exchanged for the right to receive cash in the amount of $25.00, without interest, per share of common stock, less any applicable withholding taxes.

The merger cannot be completed unless holders of a majority of the shares of preferred stock and a majority of the shares of common stock outstanding and entitled to vote at the special meeting, voting as separate classes and not together, approve the merger agreement, including the plan of merger attached thereto. The Board (i) determined that the merger agreement, the plan of merger and the merger and other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its shareholders, (ii) approved and declared advisable the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger and the plan of merger, (iii) directed that the merger agreement be submitted to the shareholders for approval and (iv) resolved to recommend that the shareholders approve the merger agreement and the transactions contemplated thereby, including the merger and the plan of merger. The Board recommends that shareholders vote “FOR” approval of the merger agreement, the non-binding compensation proposal, and the adjournment proposal.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please take the time to vote by completing the enclosed proxy card and returning it in the enclosed postage paid envelope, so that your shares may be represented and voted at the meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you hold shares through a bank or broker, please use the voting instructions you have received from your bank or broker. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement and the other proposals. If you fail to vote, or you do not instruct your broker how to vote any shares held for you in “street name,” it will have the same effect as voting “AGAINST” the proposal to approve the merger agreement but will have no impact on the outcome of the other proposals.

The accompanying document serves as the proxy statement for the special meeting of our shareholders. This proxy statement describes the special meeting, the merger, the documents related to the merger and other related matters. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement and incorporated therein by reference. We urge you to, and you should, read this entire document carefully, including the merger agreement and the other annexes and the documents referred to or incorporated by reference in the accompanying proxy statement. You may obtain additional information about PWRR from documents we have filed with the U.S. Securities and Exchange Commission.

Very truly yours,

Robert H. Eder,

Chairman of the Board and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the other transactions described in this proxy statement, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [●], 2016 and is first being mailed to shareholders of the Company on or about [●], 2016.

PROVIDENCE AND WORCESTER RAILROAD COMPANY

75 Hammond Street

Worcester, Massachusetts 01610

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [●], 2016

To the Shareholders of Providence and Worcester Railroad Company:

A special meeting of shareholders of Providence and Worcester Railroad Company (“PWRR,” the “Company,” “we,” “our” or “us”) will be held at [●], on [●], [●], 2016 at 10:00 a.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to approve the Merger Agreement (as amended or modified from time to time, the “merger agreement”) by and among the Company, Genesee & Wyoming Inc. (“G&W”) and Pullman Acquisition Sub Inc. (“Merger Sub”), dated as of August 12, 2016 (including the plan of merger attached thereto), pursuant to which Merger Sub will merge with and into the Company (the “merger”), whereupon the separate corporate existence of Merger Sub will cease and the Company will become a wholly-owned subsidiary of G&W, which we refer to as the “merger proposal”;

2.	To consider and vote upon an advisory (non-binding) proposal to approve the compensation that may be paid or become payable by the Company to our named executive officers in connection with, or following the completion of, the merger, which we refer to as the “non-binding compensation proposal”;

3.	To consider and vote upon a proposal to approve an adjournment of the special meeting of the Company’s shareholders (the “special meeting”), if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, which we refer to as the “adjournment proposal”; and

4.	To consider and act upon such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

The merger agreement and the proposed merger is more fully described in the attached proxy statement, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Annex A to the attached proxy statement.

The Company has established [●], 2016 as the record date for determining the shareholders entitled to notice of and to vote at the special meeting, and at any adjournment or postponement thereof. Only record holders of PWRR common stock, par value $0.50 per share (“common stock”) and PWRR preferred stock, par value $50.00 per share (“preferred stock”) as of the close of business on that date will be entitled to vote at the special meeting or any adjournment or postponement of that meeting. The affirmative vote of (1) holders of a majority of the shares of common stock outstanding and entitled to vote at the special meeting and (2) holders of a majority of the shares of preferred stock outstanding and entitled to vote at the special meeting, voting as separate classes and not together, is required to approve the merger agreement.

The PWRR board of directors (the “Board”) recommends that you vote “FOR” the merger proposal, “FOR” the non-binding compensation proposal, and “FOR” the adjournment proposal.

Under Rhode Island law, holders of preferred stock who do not, among other things, vote in favor of approval of the merger agreement, and who properly exercise their dissenters’ rights, will have the right to make written demand for payment of the fair value of their shares of preferred stock, but only if they strictly comply with the Rhode Island law procedures explained in the attached proxy statement. The applicable Rhode Island law is reproduced in its entirety in Annex D attached to the accompanying proxy statement, and a summary of these provisions can be found under the section of the accompanying proxy statement titled “Dissenters’ Rights” beginning on page [●]. Under Rhode Island law, holders of common stock do not have any dissenters’ rights or appraisal rights.

Your vote is very important, regardless of the number of shares you own. All shareholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting of shareholders, please follow the voting procedures described in the accompanying proxy statement and on the enclosed proxy card. This will not prevent you from voting in person, but it will help to secure a quorum and allow your shares to be voted should anything prevent your attendance in person. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. Your proxy may be revoked at any time before it is voted by following the procedures outlined in the accompanying proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Charles D. Rennick, Secretary and General Counsel

[●], 2016

YOUR VOTE IS VERY IMPORTANT!

Whether or not you expect to attend the special meeting in person, the Company urges you to submit your proxy as promptly as possible by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction form furnished to you by your broker, bank or other nominee. Do not send stock certificates with the proxy card. You will receive instructions for delivering your stock certificates under separate cover.

(i)

(ii)

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To more fully understand the merger contemplated by the merger agreement, and for a more complete description of the legal terms of the merger, you should read this entire document, including the materials attached as annexes, as well as the other documents to which we have referred you. See the section of this proxy statement titled “Where You Can Find More Information” beginning on page [●]. The page references in parentheses included in this summary will direct you to a more detailed description of each topic presented. In this proxy statement, the terms “PWRR,” the “Company,” “we” “our” and “us” refer to Providence and Worcester Railroad Company, a Rhode Island corporation; the term “G&W” refers to Genesee & Wyoming Inc., a Delaware corporation; the term “Merger Sub” refers to Pullman Acquisition Sub Inc., a Rhode Island corporation and a wholly-owned subsidiary of G&W formed solely for the purpose of entering into the merger agreement and engaging in the transactions contemplated by the merger agreement; the term “common stock” refers to common stock, par value $0.50 per share, of the Company; the term “preferred stock” refers to preferred stock, par value $50.00 per share, of the Company; the term “merger” refers to the merger of Merger Sub with and into the Company with the Company surviving as a wholly-owned subsidiary of G&W; the term “surviving corporation” refers to the Company, following completion of the merger; and the term “merger agreement” refers to the Merger Agreement, dated as of August 12, 2016, by and among G&W, the Company and Merger Sub, a copy of which is included as Annex A to this proxy statement and incorporated into this proxy statement by reference, as amended or modified from time to time.

The Parties to the Merger

Providence and Worcester Railroad Company (page [●])

The Company, a Rhode Island corporation, is a regional freight railroad operating in Massachusetts, Rhode Island, Connecticut and New York. The Company is the only interstate freight carrier serving the State of Rhode Island and possesses the exclusive and perpetual right to conduct freight operations over the National Railroad Passenger Corporation’s (Amtrak) Northeast Corridor between New Haven, Connecticut and the Massachusetts/Rhode Island border. Since commencing independent operations in 1973, the Company, through a series of acquisitions of connecting lines and trackage rights agreements, has grown from 45 miles of track to its current system of approximately 516 miles. The Company services the largest international double-stack intermodal terminal facility in New England in Worcester, Massachusetts, a strategic location for regional transportation and distribution enterprises. The Company’s common stock is listed on the Nasdaq Global Select Market (“NASDAQ”) under the ticker symbol “PWX.” The Company’s principal executive offices are located at 75 Hammond Street, Worcester, Massachusetts 01610, its telephone number is (508) 755-4000, and its website is www.pwrr.com.

Additional information about the Company is included in documents incorporated by reference into this proxy statement and our filings with the Securities and Exchange Commission (the “SEC”).

Genesee & Wyoming Inc. (page [●])

G&W, a Delaware corporation, owns or leases 121 freight railroads worldwide that are organized in 10 operating regions with approximately 7,200 employees and more than 2,800 customers. G&W’s eight North American regions serve 41 U.S. states and four Canadian provinces and include 114 short line and regional freight railroads with more than 13,000 track-miles. G&W’s Australia Region provides rail freight services in New South Wales, the Northern Territory and South Australia and operates the 1,400-mile Tarcoola-to-Darwin rail line. G&W’s U.K./Europe Region is led by Freightliner, the U.K.’s largest rail maritime intermodal operator and second-largest rail freight company and whose operations also include heavy-haul in Poland and Germany and cross-border intermodal services connecting Northern European seaports with key industrial regions throughout the continent. G&W subsidiaries provide rail service at more than 40 major ports in North America, Australia and Europe and perform contract coal loading and railcar switching for industrial customers.

G&W’s common stock is listed on the New York Stock Exchange under the ticker symbol “GWR”. G&W’s principal executive offices are located at 20 West Avenue, Darien, Connecticut 06820, its telephone number is (203) 202-8900, and its website is www.gwrr.com.

Pullman Acquisition Sub Inc. (page [●])

Merger Sub, a Rhode Island corporation, is a wholly-owned subsidiary of G&W, and was formed by G&W on August 12, 2016 solely for the purposes of entering into the merger agreement and effecting the merger. Merger Sub has not conducted any business operations other than those incidental to its formation and in connection with the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will merge with and into the Company and Merger Sub will cease to exist as a separate entity. Merger Sub’s principal executive offices are located at 20 West Avenue, Darien, Connecticut 06820, and its telephone number is (203) 202-8900.

The Special Meeting of the Shareholders

Date, Time and Place of the Special Meeting of Shareholders (page [●])

The special meeting of shareholders of the Company will be held at [●], on [●], [●], 2016 at 10:00 a.m., local time.

Actions to be Taken at the Special Meeting (page [●])

At the special meeting, the Company’s shareholders as of [●], 2016 (the “record date”) will be asked to vote upon a proposal to approve the merger agreement, a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable by the Company to the named executive officers of the Company in connection with, or following the completion of, the merger (the “non-binding compensation proposal”) and a proposal to approve an adjournment of the special meeting of the Company’s shareholders (the “special meeting”), if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement (the “adjournment proposal”).

The Company’s shareholders may also be asked to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

The Company’s shareholders must vote to approve the merger proposal as a condition for the merger to occur. If the Company’s shareholders fail to approve the merger proposal by the requisite vote, the merger will not occur.

Record Date; Outstanding Shares; Shares Entitled to Vote (page [●])

Only holders of record of common stock and preferred stock at the close of business on the record date of [●], 2016 are entitled to notice of and to vote at the special meeting. As of the record date, there were [●] shares of common stock outstanding, held of record by approximately [●] shareholders, and there were 640 shares of preferred stock outstanding, held of record by approximately [●] shareholders. Each holder of common stock is entitled to one vote for each share of common stock that he, she or it owned as of the record date. Each holder of preferred stock is entitled to one vote for each share of preferred stock that he, she or it owned as of the record date.

Recommendation of the Board of Directors (page [●])

At a meeting on August 12, 2016, after consulting with its outside legal counsel and financial advisor and after consideration of various factors more fully described in this proxy statement, the Company’s board of directors (the “Board”) (i) determined that the merger agreement, the plan of merger and the merger and other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its shareholders, (ii) approved and declared advisable the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger and the plan of merger, (iii) directed that the merger agreement be submitted to the shareholders for approval and (iv) resolved to recommend that the shareholders approve the merger agreement and the transactions contemplated thereby, including the merger and the plan of merger. The Board recommends that you vote “FOR” the merger proposal, “FOR” the non-binding compensation proposal, and “FOR” the adjournment proposal.

Votes Required to Transact Business at the Special Meeting (page [●])

A quorum of the Company’s shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of each class of Company stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. The Company will include proxies marked as abstentions in determining the presence of a quorum at the special meeting.

The affirmative vote of (1) the holders of at least a majority of the outstanding shares of common stock, and (2) the holders of at least a majority of the outstanding shares of preferred stock, voting as separate classes and not together, is required to approve the merger agreement. Additionally, the affirmative vote of (1) the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the special meeting and (2) the holders of at least a majority of the outstanding shares of preferred stock present in person or represented by proxy at the special meeting, voting as separate classes and not together, is required to approve the non-binding compensation proposal and the adjournment proposal.

How to Vote Shares Held Directly by the Shareholder (page [●])

The Board requests that you vote your shares by returning the proxy card accompanying this document for use at the special meeting. If you choose to vote by mail, please complete, date and sign the proxy card and promptly return it in the enclosed pre-paid envelope. All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, to approve the merger agreement, the non-binding compensation proposal, and the adjournment proposal. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your broker, bank or other nominee with instructions, as applicable, your shares of preferred stock or common stock, as applicable, will not be voted on the proposals, which will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, but will have no effect on the other proposals.

How to Vote Shares Held by a Broker, Bank or Other Nominee (page [●])

If your shares are held through a broker, bank or other nominee, you may vote your shares by completing, signing and dating the voting instruction form provided to you by your broker, bank or other nominee. You may also be able to vote your shares via telephone or the internet in accordance with the instructions provided by your broker, bank or nominee. To be able to vote shares not registered in your own name in person at the special meeting, you will need appropriate documentation from the record holder of your shares. If you hold your shares in “street name” through a broker or bank, you may only vote or change your vote in person if you have a legal proxy in your name from your broker or bank.

Revocation of Proxies (page [●])

If you have not voted through your broker, bank or other nominee, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	Timely filing a written revocation of the proxy with the Secretary and General Counsel of the Company, Charles D. Rennick, Providence and Worcester Railroad Company, 75 Hammond Street, Worcester, Massachusetts 01610;

•	Timely submitting a new signed proxy card bearing a later date (any earlier proxies will be revoked automatically); or

•	Attending and voting in person at the special meeting provided you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Secretary and General Counsel of the Company as indicated above.

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Stock Certificates (page [●])

As soon as practicable after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you and the other shareholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. Holders of uncertificated shares of common stock (i.e., holders whose shares are held in book-entry form) will receive the merger consideration, without interest and subject to reduction for any required withholding taxes, as promptly as practicable after the effective time of the merger without any further action required on the part of those holders, unless the paying agent requires that such holders first deliver an executed letter of transmittal to the paying agent in order to receive the merger consideration that such holder is entitled to receive.

Share Ownership of Management

As of the record date, the directors and executive officers of the Company and their affiliates collectively beneficially owned 1,107,002 shares of common stock (excluding common stock issuable upon conversion of the preferred stock) and 500 shares of preferred stock, or approximately 22.7% of the outstanding common stock and approximately 78.1% of the outstanding preferred stock.

Voting Agreement (page [●])

The Robert H. Eder Trust and the Linda Eder Trust, which we refer to as the “Eder Trusts,” have executed a voting agreement with G&W and the Company under which the Eder Trusts have agreed to vote their shares in favor of approving the merger agreement. As of the record date, the Eder Trusts held 842,742 shares of common stock, representing approximately 17.3% of the outstanding shares of common stock, and 500 shares of preferred stock, representing approximately 78.1% of the outstanding shares of preferred stock.

Delisting and Deregistration of Our Common Stock (page [●])

If the merger is completed, our common stock will be delisted from the NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and we will no longer file periodic reports with the SEC on account of our common stock.

The Merger

Structure of the Merger (page [●])

G&W, Merger Sub and the Company entered into the merger agreement on August 12, 2016. The merger agreement provides for the merger of Merger Sub with and into the Company, with the Company being the surviving corporation and becoming a wholly-owned subsidiary of G&W.

The proposed merger will occur following approval of the merger proposal described in this document by the shareholders of the Company (with holders of common stock and preferred stock each voting as a separate class) and satisfaction or waiver of all other conditions to the merger. The merger agreement is attached to this proxy statement as Annex A. We encourage you to read the merger agreement because it is the legal document that governs the merger.

Closing of the Merger (page [●])

We expect that the merger will be completed as soon as practicable following the satisfaction or waiver of all closing conditions, including approval of the merger agreement by each class of the Company’s shareholders at the special meeting and receipt of all regulatory approvals. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible. We currently expect to complete the merger during the fourth calendar quarter of 2016; however, because the merger is subject to these conditions, we cannot predict the actual timing, or whether the closing of the merger will occur at all.

Merger Consideration (page [●])

If the merger is completed, at the effective time of the merger, each issued and outstanding share of preferred stock immediately prior to the effective time of the merger (other than shares of preferred stock held by shareholders who are entitled to demand and make a proper demand for payment of the fair value of such preferred stock pursuant to such holders’ dissenters’ rights under Rhode Island law) will be deemed to be automatically converted, along with the aggregate accrued or accumulated and unpaid dividends thereon, into 100 shares of common stock (based on the existing conversion ratio of the preferred stock), without any further action by the holder of such preferred stock or the Company, and each share of common stock (including common stock into which any preferred stock has been deemed converted, but excluding shares that are owned by G&W or any of its direct or indirect subsidiaries, including Merger Sub) will be canceled and will be converted automatically into the right to receive $25.00 in cash, without interest, less any applicable withholding taxes.

Treatment of Equity and Equity-Based Awards (page [●])

At the effective time of the merger, subject to all required withholding taxes:

•	each option to purchase common stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be canceled and converted into the right to receive a cash payment equal to the product of (x) the number of shares of common stock underlying such unexercised stock option; and (y) the excess, if any, of $25.00 over the exercise price per share provided in such option, without interest; and

•	each restricted stock unit, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be canceled and will be converted automatically into the right to receive a cash payment equal to the product of (x) the number of shares of common stock subject to such restricted stock unit and (y) $25.00, without interest.

Opinion of the Company’s Financial Advisor (page [●])

In connection with the merger, at the meeting of the Board on August 12, 2016, our financial advisor, BMO Capital Markets Corp., which we refer to as “BMO,” rendered to the Board its oral opinion, subsequently confirmed by delivery of a written opinion dated August 12, 2016, as to the fairness, from a financial point of view, to the holders of our common stock (other than the Eder Trusts) as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by BMO as set forth in its written opinion, of the merger consideration per share of our common stock to be received by those holders in the merger pursuant to the merger agreement.

The full text of BMO’s written opinion, dated August 12, 2016, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. You should read BMO’s opinion carefully and in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by BMO in rendering its opinion. This summary is qualified in its entirety by reference to the full text of the opinion. BMO’s opinion was directed to the Board, in its capacity as the Board, and addressed only the fairness from a financial point of view, as of the date of the opinion, to the holders of our common stock (which, for the avoidance of doubt, included the preferred stock on an as-converted basis), other than the Eder Trusts, of the consideration to be received by those shareholders in the merger pursuant to the merger agreement. The opinion did not address any other aspects or implications of the merger and did not address the relative merits of the merger contemplated by the merger agreement as compared to other business or financial strategies that might have been available, nor did it address the underlying business decision to enter into the merger agreement or proceed with any other transaction contemplated by the merger agreement. BMO’s opinion was not intended to, and does not, constitute advice or a recommendation as to how any holder of our common stock should vote at the special meeting or take any other action with respect to the merger. For more information regarding our financial advisor, see the section of this proxy statement titled “Proposal No. 1—The Merger—Opinion of the Company’s Financial Advisor” beginning on page [●].

Interests of Directors and Executive Officers in the Merger (page [●])

In considering the recommendation of the Board that you vote to approve the merger agreement, you should be aware that Company directors and executive officers may be deemed to have interests in the merger that are different from, or in addition to, the interests of the Company’s shareholders generally and which may create potential conflicts of interest. The members of the Board were aware of and considered these interests in reaching the determination to approve the merger agreement and deem the merger agreement, the merger and the other transactions contemplated by the merger agreement to be advisable and in the best interests of the Company, and in recommending that the Company’s shareholders vote for the approval of the merger agreement. These interests include

•	each Company stock option and restricted stock unit, whether vested or unvested, will be canceled and converted into the right to receive cash payments based on the merger consideration upon the effective time of the merger in accordance with the terms of the merger agreement;

•	each of the Company’s executive officers (other than Robert H. Eder, our Chief Executive Officer) is party to a change in control agreement with the Company that provides severance in the case of a termination of employment by the Company without “cause” or by the executive for “good reason” in connection with or following a change in control, which will include the completion of the merger; and

•	the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

The merger agreement also provides that the Company’s executive officers immediately prior to the effective time of the merger (excluding our Chief Executive Officer) will remain in office following the merger until their successors are duly elected or appointed and qualified. Please see the section of this proxy statement titled “Proposal No. 1—The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page [●] for additional information about these financial interests.

Conditions to the Merger (page [●])

The obligations of G&W and the Company to effect the merger are subject to the satisfaction or waiver, at or prior to the closing of the merger, of a number of conditions, including:

•	holders of at least a majority of the outstanding shares of common stock and preferred stock, each voting separately as a class, have approved the merger agreement and the plan of merger;

•	the absence of any order, decree or injunction in effect, or any law, statute or regulation enacted or adopted by any governmental entity, that prevents or prohibits completion of the merger;

•	there shall not have been instituted or pending any action or proceeding by any governmental entity challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the completion of the merger or seeking to obtain material damages with respect to the merger;

•	either (i) final approval or authorization of, or exemption by, the Surface Transportation Board (the “STB”) with respect to the merger has been obtained, and neither the STB nor any other governmental entity shall have imposed any conditions or obligations on the merger (other than immaterial conditions or obligations and required labor protective conditions) or (ii) if the STB has not issued a decision approving, authorizing or exempting the merger (or denying the requested approval, authorization or exemption), then the STB has provided G&W with a written informal opinion that the proposed voting trust submitted by G&W to the STB would insulate G&W from unauthorized control of the Company between the effective time of the merger and receipt of final STB approval, authorization or exemption, as the case may be;

•	G&W and the Company having obtained any other regulatory approvals required to complete the transactions contemplated by the merger agreement, and all related statutory waiting periods having expired;

•	the representations and warranties of each of G&W and the Company in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date of the merger, subject to certain applicable materiality thresholds, in the manner described in the section of this proxy statement titled “The Merger Agreement—Conditions to the Merger” beginning on page [●];

•	G&W and the Company must each have performed in all material respects all obligations required to be performed by it; and

•	each of G&W and the Company shall have delivered an officer’s certificate certifying that the conditions with respect to accuracy of representations and warranties and compliance with obligations, agreements and covenants under the merger agreement.

Termination of the Merger Agreement (page [●])

The merger agreement may be terminated and the merger and the transactions contemplated by the merger agreement abandoned as follows:

•	by mutual written consent of the Company and G&W;

•	by G&W or the Company, if any governmental entity issues a final, non-appealable order or takes any other action that becomes final and non-appealable, or there exists any law, in each case, permanently enjoining, restraining or otherwise prohibiting the merger (so long as the party seeking termination has used reasonable best efforts to remove such order or reverse such action);

•	by G&W or the Company, if the required approval of the merger agreement by the Company’s shareholders is not obtained;

•	by the Company, if prior to the approval of the merger agreement and the merger by the Company’s shareholders, the Company executes a definitive agreement with respect to a superior proposal substantially concurrent with such termination, subject to compliance by the Company with the non-solicitation prohibitions in the merger agreement and payment by the Company of the termination fee substantially concurrent with such termination;

•	by G&W, if:

•	the Board withdraws, adversely modifies or publicly proposes to withdraw or adversely modify, its approval, recommendation or declaration of advisability of the merger agreement, the plan of merger or the merger (or takes any action or makes any other public statement inconsistent with such recommendation) or approves or adopts or recommends to the Company’s shareholders that they approve or adopt, or publicly proposes to recommend, approve or adopt a third party takeover proposal;

•	the Board fails to include in this proxy statement its recommendation to approve the merger and the merger agreement;

•	the Board recommends to the shareholders that they approve or accept a superior proposal;

•	the Company authorizes, enters into or announces the Company’s intention to enter into a definitive agreement regarding a takeover proposal or a superior proposal;

•	the Company breaches or fails to perform in any material respect its non-solicitation obligations set forth in the merger agreement; or

•	the Board fails to publicly reconfirm its recommendation to the Company’s shareholders to vote in favor of the merger agreement either at the special meeting or in a press release, in either case within ten business days of being requested to do so by G&W following a publicly announced takeover proposal;

•	by G&W or the Company, if the merger is not completed by December 31, 2016 (or, if the only unsatisfied condition is STB approval of the merger, by February 28, 2017) (such date, the “outside date”), provided that the right to terminate the merger agreement under this circumstance will not be available to a party whose failure to fulfill any material obligation under the merger agreement was the cause of or results in the failure of the merger to occur on or before such date; and

•	by G&W or the Company, if the other party materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, and such breach is not cured or capable of being cured by the earlier of the date that is 30 days after delivery of written notice of such breach and the outside date; as long as the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement.

Termination Fee (page [●])

Under the terms of the merger agreement, the Company must pay G&W a termination fee of $3,785,000 if:

•

G&W terminates the merger agreement as a result of (i) the Board withdrawing, adversely modifying or publicly proposing to withdraw or adversely modify, its approval, recommendation or declaration of advisability of the agreement, the plan of merger or the merger (or takes any action or makes any other public statement inconsistent with such recommendation) or approves or adopts, recommends to the Company’s shareholders that they approve or adopt, or publicly proposes to recommend, approve or adopt a third party takeover proposal, (ii) failure of the Board to include in this proxy statement its recommendation to approve the merger and the merger agreement, (iii) the Board recommending to the Company’s shareholders that they approve or accept a superior proposal, (iv) the Company authorizing, entering into or announcing the Company’s intention to enter into a definitive agreement regarding a takeover proposal or a superior proposal, (v) the Company breaching or failing to perform in any material respect its non-solicitation obligations set forth in the merger agreement, or (vi) the Board failing to publicly reconfirm its recommendation to its shareholders to vote in favor of the merger agreement within ten business days of being requested to do so by G&W following a publicly announced takeover proposal;

•	G&W terminates the merger agreement as a result of the Company’s material breach any of its representations, warranties, covenants or agreements contained in the merger agreement, provided that G&W is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and the Company’s breach is not cured by the earlier of the date that is 30 days after delivery of written notice of such breach and the outside date, but only if:

•	a takeover proposal has been made or communicated to the senior management or the Board or shall have been publicly announced or publicly made known to the Company’s shareholders prior to termination of the merger agreement, and

•	within 12 months of termination of the merger agreement, the Company enters into a definitive agreement with respect to, or consummates, any takeover proposal;

•	the Company terminates the merger agreement in connection with entering into a definitive agreement to effect a superior proposal; or

•	G&W or the Company terminates the merger agreement as a result of:

•	the required approval of the merger agreement by the Company’s shareholders not being obtained, but only if:

•	a takeover proposal with respect to the Company has been made or communicated to the senior management or the Board or shall have been publicly announced or publicly made known to the Company’s shareholders prior to termination of the merger agreement, and

•	within 12 months of termination of the merger agreement, the Company enters into a definitive agreement with respect to, or consummates, any takeover proposal; or

•	the merger not being completed by December 31, 2016 (or, if the only unsatisfied condition is STB approval of the merger, by February 28, 2017), but only if:

•	a takeover proposal with respect to the Company has been made or communicated to the senior management or the Board or shall have been publicly announced or publicly made known to the Company’s shareholders prior to termination of the merger agreement, and

•	within 12 months of termination of the merger agreement, the Company enters into a definitive agreement with respect to, or consummates, any takeover proposal.

Limitations on Considering Other Acquisition Proposals; Non-Solicitation Provisions and Exceptions (page [●])

The merger agreement restricts the Company’s ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in the Company.

The Company has agreed that neither it nor its subsidiaries nor any of their representatives (as defined under the section of this proxy statement titled “The Merger Agreement—Limitations on Considering Other Acquisition Proposals; Non-Solicitation Provisions and Exceptions” beginning on page [●]) will, directly or indirectly:

•	solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a takeover proposal (as defined under the section of this proxy statement titled “The Merger Agreement—Limitations on Considering Other Acquisition Proposals; Non-Solicitation Provisions and Exceptions” beginning on page [●]) (other than contacting or engaging in discussions with the person making a takeover proposal or its representatives for the sole purpose of clarifying such takeover proposal);

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any confidential information with respect to or that could reasonably be expected to lead to, any takeover proposal; or

•	approve or recommend or publicly propose to approve or recommend, or cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any takeover proposal, other than a permitted confidentiality agreement (as described under the section of this proxy statement titled “The Merger Agreement—Limitations on Considering Other Acquisition Proposals; Non-Solicitation Provision and Exceptions” beginning on page [●]).

However, if the Company receives a bona fide unsolicited written takeover proposal and the Company has not breached any of the non-solicitation prohibitions in the merger agreement, the Board may furnish certain information with respect to the Company and its subsidiaries to the third party making such takeover proposal and participate in discussions and negotiations regarding the unsolicited takeover proposal under certain circumstances, as described under the section of this proxy statement titled “The Merger Agreement—Limitations on Considering Other Acquisition Proposals; Non-Solicitation Provisions and Exceptions” beginning on page [●].

The Company is not entitled to terminate the merger agreement to enter into an agreement for a superior proposal unless it has complied with certain procedures in the merger agreement, including engaging in good faith negotiations with G&W during a specified period. If the Company terminates the merger agreement in order to enter into an agreement with respect to a superior proposal, it must pay a $3,785,000 termination fee to G&W. For more information, see the section of this proxy statement titled “The Merger Agreement—Limitations on Considering Other Acquisition Proposals; Non-Solicitation Provisions and Exceptions” beginning on page [●].

In addition, the Company agreed that neither its Board nor any Board committee will:

•	withdraw (or modify in a manner adverse to G&W), or publicly propose to withdraw (or modify in a manner adverse to G&W), the approval, recommendation or declaration of advisability by the Board or any such committee of the merger agreement, the plan of merger and the merger (or take any other action or make any other public statement inconsistent with such recommendation);

•	recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any takeover proposal (together with the action in the immediately preceding bullet, an “adverse recommendation change”);

•	approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any takeover proposal, other than any permitted confidentiality agreement; or

•	authorize any of, or resolve, commit or agree to take any of, the foregoing actions,

unless, prior to receipt of our shareholders’ approval of the merger agreement and in response to a bona fide unsolicited written takeover proposal, after consultation with its outside counsel, the Board determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and after consultation with its financial advisor and outside counsel, the Board determines in good faith that the takeover proposal constitutes a superior proposal. In that event, the Company must provide G&W with notice of such determination and cooperate and negotiate in good faith with G&W to adjust or modify the terms and conditions of the merger agreement.

Regulatory Approvals Required for the Merger (page [●])

To complete the merger and control the Company, G&W needs the prior approval or exemption of the STB. Prior to the special meeting date, G&W will have filed all necessary applications, petitions or notices with the STB. On September 1, 2016, G&W filed a petition for exemption with the STB requesting the prior approval of or exemption of the STB to complete the merger. G&W and the Company cannot predict, however, whether or when the required regulatory approval or exemption will be obtained or whether any such approval or exemption will impose any burdensome condition upon the parties.

Dissenters’ Rights (page [●])

The Company is organized as a corporation under Rhode Island law. Under the Rhode Island Business Corporation Act (“RIBCA”), because the common stock is listed on the NASDAQ, holders of common stock who object to the merger do not have any appraisal or dissenters’ rights. Holders of preferred stock, however, are entitled to demand the fair value of their preferred stock under Section 7-1.2-1202 of the RIBCA. Holders of preferred stock who choose to exercise their dissenters’ rights must not vote in favor of the merger and must strictly follow the other procedures set forth in Section 7-1.2-1202 of the RIBCA.

If a holder of preferred stock follows the required procedures, the preferred stock owned by such holder will not be deemed to be automatically converted, along with the aggregate accrued or accumulated and unpaid dividends thereon, into 100 shares of common stock (based on the existing conversion ratio of the preferred stock), and such holder shall not have the right to receive cash in the amount of $25.00 per share of common stock into which the preferred stock has been deemed converted. Instead, the shareholder’s only right will be to receive the fair value of the preferred stock as determined pursuant to Section 7-1.2-1202 of the RIBCA, which could be more, the same as, or less than the merger consideration per share of preferred stock that preferred shareholders would otherwise be entitled to receive pursuant to the merger agreement. A copy of Sections 7-1.2-1201 and 7-1.2-1202 of the RIBCA is attached to this proxy statement as Annex D and incorporated into this proxy statement by reference. Failure to timely comply with the procedures set forth in Section 7-1.2-1202 of the RIBCA will result in loss of a preferred shareholder’s dissenters’ rights.

Market Price of Our Common Stock (page [●])

Our common stock is listed on the NASDAQ under the trading symbol “PWX”. The closing sale price of Company common stock on the NASDAQ on August 12, 2016, which was the last trading day before we announced the merger, was $16.30. On [●], 2016, the last trading day before the date of this proxy statement, the closing price of Company common stock on the NASDAQ was $[●].

Material Federal Income Tax Consequences (page [●])

The receipt of cash for shares of Company stock pursuant to the merger generally will be a taxable transaction for United States federal income tax purposes. In general, if you are a U.S. Holder (as defined under “Material United States Federal Income Tax Consequences of the Merger”), you will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash received and your adjusted tax basis in your shares of common stock or preferred stock, as applicable. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Company stock.

Please review the information under “Material United States Federal Income Tax Consequences of the Merger.” Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this document. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder. To more fully understand the merger and the special meeting, you should read this entire proxy statement, including the materials attached as annexes, as well as the documents that have been incorporated by reference into this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	G&W and the Company have agreed to the acquisition of the Company by G&W under the terms of a merger agreement that is described in this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A. In order to complete the merger, the holders of a majority of preferred stock and the holders of a majority of common stock, each voting as a separate class, must approve the merger agreement. The Company will hold a special meeting of its shareholders to obtain these approvals. You are receiving this proxy statement in connection with the solicitation by the Board of proxies of the Company’s shareholders in favor of the merger proposal.

You are also being asked to vote on a proposal to approve on an advisory (non-binding) basis the compensation that may be paid or become payable by the Company to the Company’s named executive officers in connection with, or following the completion of, the merger and on a proposal to approve an adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

This proxy statement contains important information about the merger, the merger agreement, the special meeting of the Company’s shareholders, and other related matters, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of preferred stock and/or shares of common stock without attending the special meeting. Your vote is very important. Even if you plan to attend the special meeting, we encourage you to submit a proxy as soon as possible.

Q:	What will happen in the merger?

A:	In the proposed merger, Merger Sub will merge with and into the Company, with the Company being the surviving corporation and becoming a wholly-owned subsidiary of G&W.

Q:	What will I receive in the merger?

A:	If the merger agreement is approved and the merger is subsequently completed, you will be entitled to receive $25.00 in cash, without interest, less any applicable withholding taxes, for each share of common stock you own. If the merger is completed, each outstanding share of preferred stock will be deemed to be automatically converted based upon its existing 100-for-1 conversion ratio, along with the aggregate accrued or accumulated and unpaid dividends thereon, into 100 shares of common stock, and each holder of preferred stock will be entitled to receive $25.00 in cash for each share of common stock into which the preferred stock has been deemed converted, without interest, less any applicable withholding taxes.

For example, if you own 100 shares of common stock you will receive $2,500 in cash for your shares of common stock, less any applicable withholding taxes, and if you own 10 shares of preferred stock, your 10 shares of preferred stock will be deemed converted into 1,000 shares of common stock and you will receive $25,000 in cash in for your shares of preferred stock deemed converted into common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation.

Q:	What other effects will the merger have on the Company?

A:

If the merger is completed, the common stock will be delisted from the NASDAQ and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to the common stock, in each case, in accordance with applicable law, rules and regulations. Following the completion of the merger, the common stock will no longer be publicly traded and you will no longer have any interest in the Company’s future earnings or growth.

Q:	What are the material federal income tax consequences of the merger to me?

A:	The receipt of cash for shares of Company stock pursuant to the merger generally will be a taxable transaction for United States federal income tax purposes. In general, if you are a U.S. Holder (as defined under “Material United States Federal Income Tax Consequences of the Merger”), you will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash received and your adjusted tax basis in your shares of common stock or preferred stock, as applicable. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Company stock.

This tax treatment may not apply to all the Company’s shareholders. We strongly urge you to review the information under “Material United States Federal Income Tax Consequences of the Merger” and consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	What are the conditions to completion of the merger?

A:	The obligations of G&W and the Company to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and approval of the merger agreement by a majority of the holders of preferred stock and the holders of common stock, each voting as a separate class.

Q:	When do you expect the merger to be completed?

A:	We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived. Some of these conditions, such as the receipt of required regulatory approvals, are not entirely within our control. We currently expect to complete the merger during the fourth calendar quarter of 2016 assuming timely satisfaction of necessary closing conditions; however, because the merger is subject to these conditions, we cannot predict the actual timing and we cannot guarantee that the merger will be completed.

Q:	When and where is the special meeting?

A:	The special meeting of shareholders of the Company will be held at [●] located at [●], on [●], [●], 2016 at 10:00 a.m., local time.

Q:	What will happen at the special meeting?

A:	At the special meeting, the Company’s shareholders will consider and vote upon a proposal to approve the merger agreement and the non-binding compensation proposal. If, at the time of the special meeting, there are not sufficient votes to approve the merger agreement, we may ask you to consider and vote upon the adjournment proposal, so that we can solicit additional proxies. Shareholders may also be asked to consider and act upon such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

Q:	Who can vote at the special meeting?

A:

Holders of record of the Company’s preferred stock or common stock at the close of business on [●], which is the record date for the special meeting, are entitled to notice of the special meeting and to vote at the special meeting. As of the close of business on the record date, there were [●] shares of common stock and

[●] shares of preferred stock outstanding and entitled to vote at the special meeting. Each share of common stock and preferred stock is entitled to one vote per share on each matter properly brought before the special meeting. The common stock and the preferred stock are voting as separate classes on the proposals to be considered at the special meeting.

Q:	What constitutes a quorum for the special meeting?

A.	A quorum will be present if holders of record of a majority of the shares of preferred stock and a majority of the shares of common stock outstanding at the close of business on the record date are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained. As of the close of business on the record date, there were [●] shares of common stock and 640 shares of preferred stock outstanding. Accordingly, [●] shares of common stock and 321 shares of preferred stock must be present or represented by proxy at the special meeting to constitute a quorum.

Q:	What shareholder approvals are required to complete the merger?

A:	Approval of the merger agreement requires the affirmative vote of (1) holders of at least a majority of the shares of common stock outstanding at the close of business on the record date for the special meeting, and (2) holders of at least a majority of the shares of preferred stock outstanding at the close of business on the record date for the special meeting, voting as separate classes and not together. A failure to vote your shares of common stock or preferred stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. Note that you may vote to approve the merger agreement and vote not to approve the non-binding compensation proposal or the adjournment proposal and vice versa.

Q:	What shareholder vote is required to approve the other proposals to be voted upon at the special meeting?

A.	Each of the non-binding compensation proposal and the adjournment proposal requires the affirmative vote of holders of a majority of the shares of common stock and a majority of the shares of preferred stock, each voting as separate classes and not together, cast for or against that proposal at the special meeting. Failures to vote and “broker non-votes” will have no effect on the outcome of the non-binding compensation proposal or adjournment proposal. However, abstentions will have the same effect as a vote “AGAINST” the non-binding compensation proposal and the adjournment proposal. If less than a majority of the outstanding shares of common stock and preferred stock entitled to vote are present in person or represented by proxy at the special meeting, a majority of the shares of each class present or represented at the meeting, each voting as a separate class, may also adjourn the meeting under the Company’s bylaws.

Q:	Are there any shareholders already committed to voting in favor of the merger agreement?

A:	Yes. The Eder Trusts have entered into a voting agreement with G&W and the Company requiring them to vote all of their shares in favor of approval of the merger agreement. These shareholders collectively held approximately 78.1% of the outstanding shares of preferred stock and 17.3% of the outstanding shares of common stock on the record date.

Q:	Does the Board recommend voting in favor of the merger agreement?

A:	Yes. After careful consideration of various factors and after consulting with its outside legal counsel and financial advisor, the Board recommends that the Company’s shareholders vote “FOR” approval of the merger agreement. The Board also recommends that shareholders vote “FOR” approval of the non-binding compensation proposal and “FOR” the adjournment proposal.

Q:	Do any of the Company’s directors or executive officers have interests in the merger that may differ from those of the Company’s shareholders generally?

A:	Yes. In considering the recommendation of the Board with respect to the merger proposal, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the Company’s shareholders generally. During its consideration of the merger, the Board was aware of and considered there interests, as described in the section of this proxy statement titled “Proposal No.1—The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page [●].

Q:	Why am I being asked to approve the non-binding compensation proposal?

A:	SEC rules require the Company to seek an advisory (non-binding) vote with respect to certain categories of compensation that may be provided to named executive officers in connection with a merger transaction.

Q:	What will happen if the shareholders do not approve the non-binding compensation proposal?

A:	Approval of the compensation that may be paid or become payable in connection with, or following completion of, the merger is not a condition to completion of the merger. The vote with respect to the compensation that may be paid or become payable is an advisory vote and will not be binding on the Company. Therefore, if shareholders approve the proposal to approve the merger agreement by the requisite majorities and the merger is completed, the payments that are the subject of the vote may become payable to the named executive officers regardless of the outcome of such vote.

Q:	What will happen if the merger is not completed?

A:	If the merger agreement is not approved by the Company’s shareholders or if the merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their shares of common stock or preferred stock. Instead, the Company will remain an independent public company, the Company’s common stock will continue to be listed and traded on the NASDAQ and registered under the Exchange Act, and the Company will continue to file periodic reports with the SEC.

Under specified circumstances, the Company may be required to pay G&W a termination fee of $3,785,000 upon the termination of the merger agreement, as described in the section of this proxy statement titled “The Merger Agreement—Termination Fee” beginning on page [●].

Q:	What will happen to my stock options and restricted stock unit awards under the Company’s Equity Plans?

A:	If the merger is completed, any stock option you hold, whether or not vested, which is outstanding immediately prior to the effective time of the merger and which has not been exercised or canceled, will be canceled in exchange for your right to receive a lump sum cash payment equal to the product of (a) the excess, if any, of (i) the $25.00 per share merger consideration, without interest, over (ii) the per share exercise price for such option and (b) the total number of shares of common stock underlying such option, less applicable taxes required to be withheld.

If the merger is completed, any restricted stock unit award, whether vested or unvested, which is outstanding immediately prior to the effective time of the merger, will be canceled in exchange for the right to receive a lump sum cash payment equal to the product of (i) the $25.00 per share merger consideration, without interest, and (ii) the number of shares of common stock subject to such restricted stock unit award, less applicable taxes required to be withheld.

Q:	What if I participate in the Company’s Profit-Sharing Plan or Employee Stock Purchase Plan?

A:

If you are a participant in the Providence and Worcester Railroad Company Profit-Sharing Plan (which we refer to as the “Profit-Sharing Plan”), your proxy will serve as voting instructions for your shares of common stock held in the Profit-Sharing Plan as of the record date. Participants in the Profit-Sharing Plan may direct the trustee of the Profit-Sharing Plan as to how to vote shares allocated to their Profit-Sharing Plan account. The cutoff date for voting for participants in the Profit-Sharing Plan is the close of business on [●], 2016. If you do not provide voting instructions, the trustee will not vote shares allocated to your Profit-Sharing Plan account.

If you are a participant in the Providence and Worcester Railroad Company Employee Stock Purchase Plan (which we refer to as the “ESPP”), you should have received a proxy statement and proxy for shares of common stock purchased under the ESPP. Although these shares are uncertificated, they are registered on the Company’s books in your name as “book-entry shares” and you have the right to vote such shares to the same extent, and in the same manner, as any other shares that you own.

See the section of this proxy statement titled “The Special Meeting of the Shareholders—Shares Held in the PWRR Profit-Sharing Plan” beginning on page [●] and the section titled “The Special Meeting of the Shareholders—Shares Purchased Under the PWRR Employee Stock Purchase Plan” beginning on page [●] of this proxy statement.

Q:	How may I vote my shares for the special meeting proposals presented in this proxy statement?

A:	You may vote by completing, signing, dating and returning the proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting. Proxy cards mailed by holders of record must be received no later than [●], 2016, in order to be counted in the vote.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:	No. Your broker, bank or other nominee will not vote your shares unless you provide instructions to your broker, bank or other nominee on how to vote. It is important that you provide timely instruction to your broker or bank to ensure that all shares of Company stock that you own are voted at the special meeting. You should fill out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement.

Q:	What if I fail to return my proxy card or to instruct my broker, bank or other nominee?

A:	If you fail to return your proxy card or to instruct your broker, bank or other nominee to vote your shares, your shares will not be voted. This will have the same effect as a vote “AGAINST” approval of the merger agreement. Failures to vote and “broker non-votes” will have no effect on the outcome of the other proposals.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained or incorporated by reference into this proxy statement, including its annexes. It contains important information about the merger, the merger agreement, and the Company. After you have read and considered this information, shareholders are requested to vote by mail or by attending the special meeting and voting in person. If you choose to vote by mail, you should complete, sign and date your proxy card and return it in the enclosed postage-paid return envelope as soon as possible so that your shares of Company stock will be represented and voted at the special meeting. The proxy card will instruct the persons named on the proxy card to vote your shares at the special meeting as you direct. If you sign and send in a proxy card and do not indicate how you wish to vote, the proxy will be voted “FOR” all of the special meeting proposals.

Q.	What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold the shares. Please complete, sign, date and return each proxy card and voting instruction card that you receive, or otherwise follow the voting instructions set forth on the proxy card and voting instruction card.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. Although the Board requests that you vote your shares by mail in advance of the special meeting, all of the Company’s shareholders are invited to attend the special meeting. Shareholders of record on [●], 2016 may vote in person at the special meeting. If your shares are held by a broker, bank or other nominee, then you are not the shareholder of record and you must bring to the special meeting appropriate documentation from your broker, bank or other nominee to enable you to vote at the special meeting.

Q:	Can I change my vote after I have submitted a proxy?

A:	Yes. If you have not voted through your broker, bank or other nominee, there are three ways you can change your vote at any time after you have sent in your proxy card and before your proxy is voted at the special meeting:

•	You may file a timely written revocation of the proxy with the Secretary and General Counsel of the Company, Charles D. Rennick, Providence and Worcester Railroad Company, 75 Hammond Street, Worcester, Massachusetts 01610;

•	You may timely submit a new signed proxy card bearing a later date (any earlier proxies will be revoked automatically); or

•	You may attend the special meeting and vote in person provided that you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Secretary and General Counsel of the Company as indicated above.

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:	The record date of the special meeting is earlier than both the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your Company shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies the Company in writing of such special arrangements, but you will transfer the right to receive the merger consideration if the merger is completed to the person to whom you transferred your shares. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	Am I entitled to exercise dissenters’ rights instead of receiving the merger consideration for my shares?

A:

Under Rhode Island corporate law, because the common stock is listed on the NASDAQ, holders of common stock who object to the merger do not have any appraisal or dissenters’ rights. Holders of preferred stock are entitled to certain dissenters’ rights under Rhode Island law as long as they follow the procedures precisely and satisfy certain conditions, which are described in the proxy statement under the section titled “Dissenters’ Rights” beginning on page [●]. Failure to strictly comply with the statutory requirements may result in your waiver of, or inability to exercise, dissenters’ rights.

Q:	Should I send in my stock certificates now?

A:	No. You will receive separate written instructions for surrendering your shares of common stock or preferred stock in exchange for the merger consideration. In the meantime, you should retain your stock certificate(s) because they are still valid. Please do not send in your stock certificate(s) with your proxy card.

Q:	Whom should I call with questions?

A:	If you have questions about the merger or the special meeting, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact the Company’s Investor Relations Contact, Wendy Lavely, at [●].

Q:	When will the Company announce the voting results of the special meeting and where can I find the voting results?

A:	The Company intends to announce the preliminary voting results at the special meeting, and will report the final voting results of the special meeting in a Current Report on Form 8-K filed with the SEC within four business days after the meeting. All reports that the Company files with the SEC are publicly available when filed.

Q:	Where can I find more information about the Company?

A:	You can find more information about the Company from the various sources described in the section of this proxy statement titled “Where You Can Find More Information” beginning on page [●].

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, including the information incorporated by reference, contains statements that may be considered forward-looking statements within the meaning of Section 21E of the Exchange Act. These statements, which are based on certain current assumptions, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. The Company intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of complying with these safe harbor provisions. You should read statements that contain these words carefully because they discuss future expectations, contain projections of the future results of operations or financial condition, or state other “forward-looking” information.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	failure of the parties to satisfy the conditions to complete the proposed merger in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay the termination fee to G&W of $3,785,000;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	failure of the Company’s shareholders to approve the merger agreement;

•	failure to obtain governmental approvals or the imposition of adverse regulatory conditions in connection with such approvals; and

•	disruptions to our business as a result of the announcement and pendency of the merger.

Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. See the section of this proxy statement titled “Where You Can Find More Information” beginning on page [●].

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement or the date of any document incorporated by reference in this proxy statement. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to the Company or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE PARTIES TO THE MERGER AGREEMENT

Providence and Worcester Railroad Company

The Company, a Rhode Island corporation, is a regional freight railroad operating in Massachusetts, Rhode Island, Connecticut and New York. The Company is the only interstate freight carrier serving the State of Rhode Island and possesses the exclusive and perpetual right to conduct freight operations over the National Railroad Passenger Corporation’s (Amtrak) Northeast Corridor between New Haven, Connecticut and the Massachusetts/Rhode Island border. Since commencing independent operations in 1973, the Company, through a series of acquisitions of connecting lines and trackage rights agreements, has grown from 45 miles of track to its current system of approximately 516 miles. The Company services the largest international double-stack intermodal terminal facility in New England in Worcester, Massachusetts, a strategic location for regional transportation and distribution enterprises. The Company transports a wide variety of commodities for its customers, including automobiles, construction aggregates, iron and steel products, chemicals and plastics (including ethanol), lumber, scrap metals, plastic resins, cement, coal, construction and demolition debris, and processed foods and edible foodstuffs, such as corn syrup and vegetable oils. The Company’s connections to multiple Class I railroads, either directly or through connections with other regional and short-line carriers, provide the Company with a competitive advantage by allowing it to offer various pricing and routing alternatives to its customers. In addition, the Company’s commitment to maintaining its track and equipment to high standards enables the Company to provide fast, reliable and efficient service. The Company’s common stock is listed on the NASDAQ under the ticker symbol “PWX”. The Company’s principal executive offices are located at 75 Hammond Street, Worcester, Massachusetts 01610, its telephone number is (508) 755-4000, and its website is www.pwrr.com.

You can find additional information about the Company in the Company’s filings with the SEC referenced in the section of this proxy statement titled “Where You Can Find More Information” beginning on page [●].

Genesee &Wyoming Inc.

G&W, a Delaware corporation, owns or leases 121 freight railroads worldwide that are organized in 10 operating regions with approximately 7,200 employees and more than 2,800 customers. G&W’s eight North American regions serve 41 U.S. states and four Canadian provinces and include 114 short-line and regional freight railroads with more than 13,000 track-miles. G&W’s Australia Region provides rail freight services in New South Wales, the Northern Territory and South Australia and operates the 1,400-mile Tarcoola-to-Darwin rail line. G&W’s U.K./Europe Region is led by Freightliner, the U.K.’s largest rail maritime intermodal operator and second-largest rail freight company and whose operations also include heavy-haul in Poland and Germany and cross-border intermodal services connecting Northern European seaports with key industrial regions throughout the continent. G&W subsidiaries provide rail service at more than 40 major ports in North America, Australia and Europe and perform contract coal loading and railcar switching for industrial customers.

G&W’s common stock is listed on the New York Stock Exchange under the ticker symbol “GWR”. G&W’s principal executive offices are located at 20 West Avenue, Darien, Connecticut 06820, its telephone number is (203) 202-8900, and its website is www.gwrr.com.

Pullman Acquisition Sub Inc.

Merger Sub, a Rhode Island corporation, is a wholly-owned subsidiary of G&W, and was formed by G&W on August 12, 2016 solely for the purposes of entering into the merger agreement and effecting the merger. Merger Sub has not conducted any business operations other than those incidental to its formation and in connection with the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will merge with and into the Company and Merger Sub will cease to exist as a separate entity. Merger Sub’s principal executive offices are located at 20 West Avenue, Darien, Connecticut 06820, and its telephone number is (203) 202-8900.

THE SPECIAL MEETING OF THE SHAREHOLDERS

Date, Time and Place of the Special Meeting of Shareholders

The special meeting of PWRR shareholders will be held at [●], on [●], [●], 2016 at 10:00 a.m., local time.

Actions to be Taken at the Special Meeting

At the special meeting, the Company’s shareholders as of the record date will be asked to consider and vote on the following proposals:

1.	To consider and vote upon a proposal to approve the merger agreement, including the plan of merger attached thereto, pursuant to which Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will become a wholly-owned subsidiary of G&W;

2.	To consider and vote upon the non-binding compensation proposal;

3.	To consider and vote upon the adjournment proposal; and

4.	To consider and act upon such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

Votes Required to Transact Business at the Special Meeting

A quorum of the Company’s shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of each class of Company stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. The Company will include proxies marked as abstentions in determining the presence of a quorum at the special meeting.

The merger cannot be completed unless the merger agreement is approved by holders of a majority of the outstanding shares of common stock and a majority of the outstanding shares of preferred stock entitled to vote at the special meeting, voting as separate classes and not together. If the Company’s shareholders fail to approve the merger proposal, the merger will not occur. Additionally, the affirmative vote of the holders of at least a majority of the shares of common stock and the holders of at least a majority of the shares of preferred stock present in person or represented by proxy at the special meeting, voting as separate classes and not together, is required to approve the non-binding compensation proposal and to approve the adjournment proposal.

Record Date; Outstanding Shares; Shares Entitled to Vote

You can vote at the special meeting if you owned common stock or preferred stock at the close of business on [●], 2016, the record date for the special meeting. As of the close of business on [●], 2016, there were [●] shares of common stock outstanding and 640 shares of preferred stock outstanding. Each holder of common stock is entitled to one vote for each share of common stock that he, she or it owned as of the record date. Each holder of preferred stock is entitled to one vote for each share of preferred stock that he, she or it owned as of the record date.

Recommendation of the Board of Directors

The Board has (i) determined that the merger agreement, the plan of merger and the merger and other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its shareholders, (ii) approved and declared advisable the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger and the plan of merger, (iii) directed that the merger agreement be submitted to the shareholders for approval, and (iv) resolved to recommend that the shareholders approve the merger agreement and the transactions contemplated thereby, including the merger and the plan of merger. The Board believes the merger agreement is fair to the Company’s shareholders and is in the best interest of the Company and its shareholders and recommends that you vote your shares as follows:

•	“FOR” Proposal No. 1 regarding the approval of the merger agreement;

•	“FOR” Proposal No. 2 regarding the non-binding compensation proposal; and

•	“FOR” Proposal No. 3 regarding the adjournment proposal.

See the section of this proxy statement titled “Proposal No. 1—The Merger—Recommendation of the Board of Directors and Reasons for the Merger” beginning on page [●].

Votes Required to Approve Each Proposal

Approval of the Merger Agreement (Proposal 1)

Approval of this proposal requires the affirmative vote of holders of a majority of the outstanding shares of common stock and the affirmative vote of holders of a majority of the outstanding shares of preferred stock, voting as separate classes and not together. If you do not vote, either in person or by proxy, it will have the same effect as voting “AGAINST” approval of the merger agreement. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, such failure to instruct your nominee will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Approval of the Non-Binding Compensation Proposal (Proposal 2)

Approval of the non-binding compensation proposal requires the affirmative vote of holders of a majority of common stock present in person or represented by proxy at the special meeting, and the affirmative vote of holders of a majority of preferred stock present in person or represented by proxy at the special meeting, voting as separate classes and not together. Because this proposal is advisory, it will not be binding upon the Board if approved regardless of whether the merger agreement is approved. Accordingly, because the Company is contractually obligated to pay the compensation if the merger agreement is approved by the Company’s shareholders and the merger is completed, the compensation will be payable, subject to the conditions applicable thereto, regardless of the outcome of the vote on the non-binding compensation proposal. Assuming a quorum is present at the special meeting, failures to vote and “broker non-votes” will have no effect on the outcome of the non-binding compensation proposal.

Approval of the Adjournment Proposal (Proposal 3)

Approval of the adjournment proposal requires the affirmative vote of holders of a majority of common stock present in person or represented by proxy at the special meeting, and the affirmative vote of holders of a majority of preferred stock present in person or represented by proxy at the special meeting, voting as separate classes and not together. Failures to vote and “broker non-votes” will have no effect on the outcome of the adjournment proposal. If less than a majority of the outstanding shares of common stock and preferred stock entitled to vote are present in person or represented by proxy at the special meeting, a majority of the shares of each class present or represented at the meeting, each voting as a separate class, may also adjourn the meeting under the Company’s bylaws.

How to Vote Shares Held Directly by the Shareholder

If you are the record holder of your shares, you may vote your shares by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage paid envelope. Proxy cards mailed by holders of record must be received no later than [●], 2016, in order to be counted in the vote. If you are the shareholder of record, you may also vote your shares in person at the special meeting. Returning a proxy card will not prevent you from voting your shares in person if you attend the special meeting.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring additional documentation from the broker, bank or other nominee in order to vote your shares.

How to Vote Shares Held by a Broker, Bank or Other Nominee

If your shares are held through a broker, bank or other nominee, you may vote your shares by completing, signing and dating the voting instruction form provided to you by your broker, bank or other nominee. You may also be able to vote your shares via telephone or the internet in accordance with the instructions provided by your broker, bank or nominee. To be able to vote shares not registered in your own name in person at the special meeting, you will need appropriate documentation from the record holder of your shares. If you hold your shares in “street name” through a broker or bank, you may only vote or change your vote in person if you have a legal proxy in your name from your broker or bank.

Broker Non-Votes and Abstentions

If you are the beneficial owner of shares held in “street name” by a broker and you do not give instructions to the broker on how to vote your shares at the special meeting, your broker may not vote your shares with respect to any of the proposals. Proxies submitted by a broker that do not exercise this voting authority are also known as “broker non-votes.”

An abstention is a decision by a shareholder to take a neutral position on a proposal being submitted to shareholders at a meeting, although taking a neutral position through an abstention is considered a vote cast on a proposal being submitted at a meeting as described in the section below titled “—Effect of Broker Non-Votes and Abstentions on Quorum and the Votes Required at the Special Meeting.”

Effect of Broker Non-Votes and Abstentions on Quorum and the Votes Required at the Special Meeting

Abstentions will be included in determining the presence of a quorum at the special meeting. Broker non-votes will not be included in determining the presence of a quorum at the special meeting.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, which requires the favorable vote of holders of a majority of the outstanding shares of common stock, voting as a class, and of holders of a majority of the outstanding shares of preferred stock, voting as a class. Broker non-votes will not have any impact on the outcome of the other proposals. However, abstentions will have the same effect as a vote “AGAINST” the non-binding compensation proposal and the adjournment proposal, which require the favorable vote of a majority of the shares of common stock present in person or represented by proxy at the special meeting and the favorable vote of a majority of the shares of preferred stock present in person or represented by proxy at the special meeting.

How Will Shares be Voted

All shares represented by valid unrevoked proxies will be voted in accordance with the instructions on the proxy card. If you return a signed proxy card, but make no specification on the card as to how you want your shares voted, your proxy will be voted “FOR” approval of the foregoing proposals. The Board is presently unaware of any other matter that may be presented for action at the special meeting of shareholders. If any other matter does properly come before the special meeting, the Board intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Revocation of Proxies

A proxy may be revoked at any time before it is voted at the special meeting by:

•	Filing a timely written revocation of the proxy with the Secretary and General Counsel of the Company, Charles D. Rennick, Providence and Worcester Railroad Company, 75 Hammond Street, Worcester, Massachusetts 01610;

•	Submitting a timely new signed proxy card bearing a later date (any earlier proxies will be revoked automatically); or

•	Attending and voting in person at the special meeting provided you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Secretary and General Counsel of the Company as indicated above.

If you hold your shares in the name of a broker, bank or other nominee, you will need to contact your nominee in order to revoke your proxy. If you hold your shares in street name through a broker or bank, you may only change your vote in person if you have a legal proxy in your name from your broker or bank.

Proxy Solicitation

The Board is soliciting these proxies. The Company will pay the expenses of soliciting proxies to be voted at the special meeting. In addition to sending you this proxy statement, some of the Company’s directors and executive officers as well as management and non-management employees may contact you by telephone, mail, e-mail, or in person. We may ask brokerage houses and other custodians and nominees whether other persons are beneficial owners of the Company stock. If so, we will reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of the Company stock.

Dissenters’ Rights

The Company is organized as a corporation under Rhode Island law. Under Rhode Island corporate law, because the common stock is listed on the NASDAQ, holders of common stock who object to the merger do not have any appraisal or dissenters’ rights. Holders of preferred stock who are entitled to demand, and make proper demand, for payment of the fair value of such preferred stock pursuant to the provisions of Section 7-1.2-1202 of the RIBCA shall be entitled to payment of the fair value of such preferred stock. See the section of this proxy statement titled “Dissenters’ Rights” beginning on page [●] for further information regarding dissenters’ rights under the RIBCA.

Stock Certificates

You should not send in any certificates representing the Company stock at this time. As soon as practicable after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you and the other shareholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. Holders of uncertificated shares of common stock (i.e., holders whose shares are held in book-entry form) will receive the merger consideration, without interest and subject to reduction for any required withholding taxes, as promptly as practicable after the effective time of the merger without any further action required on the part of those holders, unless the paying agent requires that such holders first deliver an executed letter of transmittal to the paying agent in order to receive the merger consideration that such holder is entitled to receive.

Proposal to Approve Adjournment of the Special Meeting

The Company is also submitting a proposal for consideration at the special meeting to authorize the named proxies to approve the adjournment of the special meeting if there are not sufficient votes to approve the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that the Company may not have received sufficient votes to approve the merger agreement by the time of the special meeting. In that event, we would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to approve the merger agreement.

To allow the proxies that have been received by the Company at the time of the special meeting to be voted for an adjournment, if necessary, the Company is submitting a proposal to approve the adjournment, only under those circumstances, to you for consideration. If the new date, time and place is announced at the special meeting before the adjournment, the Company is not required to give notice of the time and place of the adjourned meeting, unless the Board fixes a new record date for the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for approval of the merger agreement proposal in the event that there are insufficient votes to approve that proposal. Under the Company bylaws, if a quorum is not present at a meeting of the shareholders, the shareholders present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting.

Share Ownership of Management

As of the record date, the directors and executive officers of the Company and their affiliates collectively beneficially owned 1,107,002 shares of common stock (excluding common stock issuable upon conversion of the preferred stock) and 500 shares of preferred stock, or approximately 22.7% of the outstanding common stock and approximately 78.1% of the outstanding preferred stock. We currently expect that each of these individuals will vote all of his or her shares of common stock and preferred stock in favor of each of the proposals to be presented at the special meeting, although none of them other than Mr. Eder are obligated to do so. See the section of this proxy statement titled “Certain Beneficial Owners of Common Stock and Preferred Stock” beginning on page [●] for further information regarding the common stock and preferred stock owned by directors and executive officers of the Company and their affiliates.

Voting Agreement

The Eder Trusts have executed a voting agreement with G&W and the Company under which the Eder Trusts have agreed to vote their shares in favor of approving the merger agreement. As of the record date, the Eder Trusts held 842,742 shares of common stock, representing approximately 17.3% of the outstanding shares of common stock, and 500 shares of preferred stock, representing approximately 78.1% of the outstanding shares of preferred stock. See the section of this proxy statement titled “The Voting Agreement” beginning on page [●] for further information regarding the voting agreement.

Shares Held in the PWRR Profit-Sharing Plan

If you are a participant in the Profit-Sharing Plan, your proxy will serve as voting instructions for your shares of common stock held in the Profit-Sharing Plan as of the record date. Participants in the Profit-Sharing Plan may direct the trustee of the Profit-Sharing Plan as to how to vote shares allocated to their Profit-Sharing Plan account. The cutoff date for voting for participants in the Profit-Sharing Plan is the close of business on [●], 2016. If you do not provide voting instructions, the trustee will not vote shares allocated to your Profit-Sharing Plan account.

Shares Purchased Under the PWRR Employee Stock Purchase Plan

If you are a participant in the ESPP, you should have received a proxy statement and proxy for shares of common stock purchased under the ESPP. Shares purchased under the ESPP are subject to a two-year restriction on transfer from the date of purchase. Although these shares are uncertificated, they are registered on the Company’s books in your name as “book-entry shares” and you have the right to vote such shares to the same extent, and in the same manner, as any other shares that you own.

PROPOSAL NO. 1—THE MERGER

General

Under the terms and conditions set forth in the merger agreement, Merger Sub will merge with and into the Company, with the Company being the surviving corporation and becoming a wholly-owned subsidiary of G&W. At the effective time of the merger, each share of preferred stock outstanding immediately prior to the effective time of the merger, other than preferred stock held by a holder who is entitled to and makes a proper demand for dissenters’ rights, shall be deemed to be automatically converted, along with the aggregate accrued or accumulated and unpaid dividends thereon, into 100 shares of common stock (based on the existing conversion ratio of the preferred stock), without any further action by the holder of such preferred stock or the Company. At the effective time of the merger, each share of common stock issued and outstanding immediately prior to the effective time of the merger (including any preferred stock deemed to be converted into common stock, but excluding shares that are owned by G&W or any of its direct or indirect subsidiaries, including Merger Sub) will be canceled and will be converted automatically into the right to receive $25.00 in cash, without interest.

Background of the Merger

In the fourth quarter of 2015, Robert H. Eder (the Company’s Chairman and Chief Executive Officer) and Frank K. Rogers (the Company’s Vice President and Chief Commercial Officer) met with one of the Company’s Class I rail partners (“Party A”) to discuss joint commercial opportunities. During the meeting, Party A suggested possible joint venture arrangements and expressed some interest in acquiring equity in the Company to further develop strategic opportunities and enhance regional connectivity. Upon receiving a report of this meeting, in recognition of its public company obligations, the Board appointed a subcommittee of two independent directors, Frank W. Barrett and Richard W. Anderson, to interview potential investment bankers to represent the Company in possible negotiations with Party A and to assist the Board in evaluating additional strategic options for the realization of shareholder value, including potential change in control transactions. The subcommittee interviewed several investment banking firms, including Greene Holcomb & Fisher LLC (the business of which was subsequently acquired by BMO Capital Markets Corp. and which we refer to as “GHF” prior to such acquisition and “BMO” thereafter). During the executive session of the Board’s regular quarterly meeting held on January 27, 2016 (which Director Alfred P. Smith did not attend), the subcommittee recommended to the Board that the Company retain GHF as its investment banking firm. At that meeting, representatives of GHF discussed with the Board its qualifications and a proposed process should the directors ultimately decide to proceed with a change in control transaction. As part of the interview process, GHF represented to the Company that it would not represent any potential buyer of the Company in connection with an offer to purchase the Company or any person proposing to provide financing in connection with such an offer. Following this presentation, the Board approved the subcommittee’s recommendation and the Company engaged GHF. In selecting GHF, the Board considered, among other things, the fact that GHF was a reputable investment banking firm with substantial experience advising companies in the rail sector and in providing strategic advisory services in general, GHF had recent experience providing strategic advisory services in connection with the sale of a short-line railroad and, in the Board’s opinion, GHF would commit appropriate attention, resources and personnel to the process.

At a special meeting of the Board held on March 14, 2016, representatives of GHF discussed their evaluation of the Company’s business operations and strategy for improving operational and financial performance, as well as railroad industry dynamics more generally and their impact on current railroad valuations. Representatives of GHF then proposed a process pursuant to which the Company would proceed with discussions with Party A and also solicit interest from other potential third parties regarding a change in control transaction. The Board considered various factors, including the marketplace, the risks attendant to engaging in the process discussed with representatives of GHF, the Company’s overall strategic position, and the challenges attendant to improving the Company’s financial performance in order to maximize shareholder value and concluded, based upon its examination of these and other factors, that it was in the best interest of the Company and its shareholders to proceed with the transaction strategy discussed with representatives of GHF. In light of the potentially significant time and effort involved in pursuing such exploratory transaction strategy, as well as the possible need to provide guidance to GHF and management on short notice, at the conclusion of the meeting, the Board appointed a special committee of independent directors of the Board (which we refer to as the “Transaction Committee”), composed of Frank W. Barrett (Chair), Richard W. Anderson and James C. Garvey, for the purpose of assisting in the supervision and oversight of the process on the full Board’s behalf and making a recommendation to the full Board. The Transaction Committee did not have the authority to approve or enter into a change of control transaction, which, under Rhode Island law, is an authority that can only be exercised by the full Board. At the time of appointment, Messrs. Barrett and Garvey had been elected by the preferred shareholders and Mr. Anderson had been elected by the common shareholders at the 2015 annual shareholders meeting. At the Company’s 2016 annual shareholders meeting on April 27, 2016, Messrs. Barrett and Anderson were re-elected as directors by the common shareholders and Mr. Garvey was re-elected as a director by the preferred shareholders.

On March 22, 2016 and March 23, 2016, Daniel T. Noreck (the Company’s Chief Financial Officer and Treasurer) and other members of the senior management team of the Company met with various representatives of Party A.

On March 24, 2016, the Transaction Committee met by telephone conference to discuss the results of management’s meeting with Party A and to discuss next steps in the process. Members of management and representatives of each of GHF and the Company’s legal counsel, Hinckley, Allen & Snyder LLP (which we refer to as “Hinckley Allen”), participated in all meetings of the Transaction Committee, except as otherwise indicated. At this meeting, Mr. Noreck reported that he and other members of the senior management team had met with various representatives of Party A on March 22 and 23, 2016 and had informed Party A of GHF’s engagement. The Transaction Committee authorized GHF to contact Party A as well as other potential buyers to determine their level of interest in a change in control transaction. During the week of March 28, 2016, in accordance with the Transaction Committee’s directives, representatives of GHF contacted 11 potential strategic buyers (including Party A) and 18 potential financial buyers. Each of the potential strategic buyers and 14 potential financial buyers subsequently executed confidentiality agreements. The confidentiality agreements did not contain any “standstill” or similar provision that would prohibit a potential buyer from submitting a proposal or making an offer to acquire the Company.

Between April 3, 2016 and April 6, 2016, representatives of GHF and members of the Company’s management held a series of introductory meetings with five potential strategic buyers (including G&W) at the American Short Line and Regional Railroad Association’s 2016 Connections Convention (“2016 Connections Convention”).

On April 7, 2016, the Transaction Committee met by telephone conference and discussed the process to date with representatives of GHF. Representatives of GHF reported that they and Company management had held a series of introductory meetings with five potential strategic buyers (including G&W) at the 2016 Connections Convention. Mr. Noreck reported that the Company had also approached two additional Class I railroads to determine their interest in a possible transaction. After discussion, the Transaction Committee authorized representatives of GHF, on behalf of the Company, to contact each of the five interested parties with whom management had met at the 2016 Connections Convention, as well as other potential strategic buyers (including certain Class I railroads) and private equity firms who had entered into confidentiality agreements with the Company to confirm their continuing interest. Subsequently, on April 21, 2016, the Company and representatives of GHF held an introductory meeting with another potential strategic buyer (“Party B”).

With the assistance of GHF, the Company prepared a memorandum concerning the Company and its prospects, which was distributed to the potential buyers, including Party A, Party B and G&W, that had executed confidentiality agreements. The Transaction Committee met with representatives of GHF by telephone conference on April 22, 2016 and discussed the status of discussions with potential buyers. On April 27, 2016, the Board met in executive session (without Mr. Eder present) with representatives of GHF and discussed the status of the process, including that each potential buyer had been advised to submit a non-binding indication of interest by May 10, 2016 (which deadline was subsequently postponed to May 19, 2016 to ensure the potential buyers had sufficient time to formulate their most compelling offers).

Between May 19, 2016 and June 1, 2016, the Company received nine written indications of interest (“IOIs”) from potential buyers, with offer prices per share ranging from $17.93 to $26.50 (assuming the conversion of preferred stock into common stock), implying equity values of $90 million to $134 million. The Transaction Committee met by telephone conference on May 23, 2016 and again on June 1, 2016 to consider the IOIs. In view of the substantial amount of management time that would be required for management presentations, the Transaction Committee concluded that the two low bidders should be excluded from that process. The Transaction Committee authorized representatives of GHF to schedule in-person management presentations with the remaining seven potential buyers and allow these parties to conduct additional due diligence. These potential buyers were given access to an internet data site to conduct legal and financial due diligence.

In mid-June 2016, at the direction of the Transaction Committee, representatives of GHF instructed all potential buyers to submit non-binding letters of intent (“LOIs”) by July 20, 2016, together with mark-ups of the forms of merger agreement, disclosure letter and voting agreement, which GHF indicated would be posted to the internet data site. Potential buyers were instructed to provide a valuation for the Company based on the purchase of 100% of the outstanding common stock on a dollar per share basis (assuming conversion of the preferred stock into common stock) or the financial terms of any non-cash proposal.

On June 29, 2016, the Company posted an initial draft of merger agreement to the internet data site, and on June 30, 2016, the Company posted an initial draft of voting agreement with respect to the common stock and preferred stock held by the Eder Trusts. On July 11, 2016, the Company posted an initial draft of disclosure letter to the internet data site.

Over the course of June and July 2016, each of the potential buyers and their respective advisors engaged in due diligence of the Company’s business and financial condition, including holding meetings with certain members of the Company’s management team. The Transaction Committee met on June 30, 2016 to receive a status update on the management presentations and due diligence efforts of the potential buyers. In early July 2016, a potential strategic buyer that had not previously been part of the process (“Party C”) approached the Company’s management and expressed interest in acquiring the Company. After executing a confidentiality agreement, Party C was provided the memorandum concerning the Company provided to the other potential buyers. On July 12, 2016, Party C submitted an IOI with an offer price per share of $21.00 (implying an equity value of $108 million). Subsequently, Party C was provided access to the internet data site and the Company’s management held a management presentation with Party C by telephone on July 14, 2016.

In late July 2016, the Company received six LOIs with offer prices per share ranging from $19.20 to $24.00 (implying equity values of $96 million to $121 million). Party B, G&W and another bidder (“Party D”) also provided mark-ups of the draft merger agreement and voting agreement. One bidder (“Party E”) provided a summary of material issues and proposed changes to the merger agreement and voting agreement with respect to those issues.

•	Party B submitted an LOI to acquire the Company for a price of $24.00 per share (subject to an expedited diligence review).

•	G&W submitted an LOI on July 21, 2016 to acquire the Company for a price of $21.15 per share (subject to a three-week exclusive diligence period). The price included $20.02 cash at closing and $1.13 in the form of a contingent value right, the value of which was based on the subsequent sale of the Company’s South Quay property (“CVR”). G&W also provided a mark-up of the disclosure letter. On July 26, 2016, in response to feedback from representatives of GHF indicating its price and CVR structure were not competitive, G&W submitted a revised LOI, which increased its offer to $22.15 per share (including $21.02 in cash and $1.13 CVR).

•	Party E (a strategic buyer) submitted an LOI to acquire the Company for a price of $21.26 per share (subject to a 60-day exclusivity period for due diligence and negotiation of definitive documentation).

•	Party D (a financial buyer) submitted an LOI to acquire the Company for a price of $21.00 per share (subject to a four-week diligence period).

•	Party C submitted an LOI to acquire the Company for a price of $19.30 per share (subject to a 30-day diligence period).

•	Party F (a strategic buyer) submitted an LOI to acquire the Company for a price of $19.20 per share (subject to a 30-day due diligence period).

In addition to various due diligence requirements, the LOI prices were based on different assumptions and requirements related to transaction expenses and change in control payments, which GHF and the Transaction Committee observed could affect the ultimate offer price. One strategic buyer and one financial buyer elected not to submit an LOI.

The Transaction Committee met by telephone conference on July 22, 2016 and in person after the regular quarterly Board meeting on July 27, 2016, to review the LOIs with representatives of GHF. Representatives of GHF reviewed the material financial terms of each LOI, including the offer price, and additional due diligence requested. The Transaction Committee discussed the process for the on-site due diligence requested by the bidders, the delays inherent in managing on-site due diligence by multiple parties and the difficulties of maintaining the confidentiality of the discussions. The Transaction Committee concluded that the Company should proceed with confirmatory due diligence and negotiations with G&W and Party B because of the higher offers made by each of G&W and Party B relative to the other potential buyers. At the direction of the Transaction Committee, representatives of GHF subsequently contacted the remaining bidders to inform them that they were no longer involved in the process. The Transaction Committee updated the independent directors (other than Director Smith) regarding the process at a meeting held immediately prior to the Board’s regular quarterly meeting on July 27, 2016. Director Smith is Vice President and Group Executive, Locomotive Group of GATX Corporation (“GATX”), which owns 4.92% of the Company’s common stock. In order to avoid any potential conflict, Mr. Smith elected to recuse himself from participating in this and other Board meetings at which the bidding process and any potential transaction were to be discussed because of the possibility that GATX might be a potential buyer of the Company.

On July 29, 2016, representatives of GHF had calls with Party D and Party E. During those calls, Party D and Party E both expressed interest in reengaging and enhancing their offers. On August 1, 2016, Party D submitted a revised LOI at a price of $24.00 per share and Party E submitted a revised LOI, along with financing support, from Party F, at a price of $23.81 per share. Both revised proposals contained a 30-day due diligence period. The Transaction Committee convened by telephone conference on August 1, 2016, to consider the revised LOIs submitted by Party D and Party E and subsequently directed representatives of BMO (which acquired the business of GHF on August 1, 2016) to clarify certain elements of the revised proposals and the bidders’ respective due diligence requirements. Party E withdrew its revised proposal on August 2, 2016 (but confirmed its original proposal of $21.26 per share) and Party D declined to shorten its due diligence period and requested that the Company commit that it would not enter into an agreement with another bidder during its 30-day due diligence period. In light of the active interest of Party B and G&W, the Company declined to make such a commitment, at which point Party D indicated that it would not proceed with further due diligence at that time.

On August 1, 2016, Hinckley Allen provided Party B with a revised merger agreement and voting agreement, reflecting changes from the marked-up documents included with Party B’s LOI. On August 3, 2016, Hinckley Allen provided G&W with a revised merger agreement and voting agreement, reflecting changes from the marked-up documents included with G&W’s LOI. On August 3, 2016, the Company and Hinckley Allen also responded to additional due diligence questions submitted by Party B. On August 4, 2016, the Transaction Committee met by conference call to discuss the process with representatives of BMO and Hinckley Allen on the status of negotiations and due diligence. During that discussion, the Transaction Committee directed the management team and representatives of each of BMO and Hinckley Allen to continue diligence and negotiations with both G&W and Party B, but given the higher price offered by Party B, to prioritize Party B and proceed to complete the negotiation of the merger agreement with Party B. From July 27, 2016 through August 11, 2016, Party B and G&W conducted on-site financial, legal and environmental due diligence, including hi-rail trips to inspect the Company’s track infrastructure.

On August 4, 2016, legal counsel for Party B provided a revised draft of the merger agreement and, following negotiations between their respective legal counsels, the Company provided Party B with a revised draft of the merger agreement and disclosure letter on August 5, 2016. On August 9, 2016, the Transaction Committee met by telephone conference to review the status of the negotiations and due diligence. Following that discussion, the Transaction Committee directed representatives of BMO to inform G&W that the Company intended to enter into a merger agreement with another bidder. G&W requested that it be allowed to continue its due diligence, including physical due diligence on August 10 and August 11, 2016, to potentially facilitate an improved offer, which request was granted. On August 10, 2016, representatives of Hinckley Allen and Simpson Thacher & Bartlett LLP (which we refer to as “Simpson Thacher”), G&W’s legal counsel, discussed various provisions of the draft merger agreement and voting agreement that had been provided to G&W on August 3, 2016, and Hinckley Allen provided Simpson Thacher with a revised disclosure letter to accompany the August 3 draft merger agreement. On August 11, 2016, G&W indicated its possible intention to submit a revised LOI on August 12, 2016, having just completed its physical diligence of the Company’s track infrastructure.

Based upon progress made in due diligence and the negotiations with Party B during the week of August 8, 2016, meetings of the Transaction Committee and Board were scheduled for August 12, 2016 in anticipation of reviewing final agreements and approving a transaction with Party B. On the morning of August 12, 2016, following a discussion between representatives of BMO and G&W in which G&W indicated it would be submitting a revised LOI, G&W submitted a revised LOI to acquire the Company for a price of $25.00 per share in cash, which excluded the previously proposed CVR, together with mark-ups of the merger agreement and the voting agreement. G&W’s LOI further indicated that the offer would expire at 6:00 p.m. on the following day. Later that day, Simpson Thacher submitted a mark-up of the disclosure letter. Upon receipt of the revised LOI and related merger documents, Hinckley Allen and Simpson Thacher negotiated revisions to the merger agreement and disclosure letter. The Transaction Committee met at 10:30 a.m. on August 12, 2016, and reviewed the status of the negotiations and merger documents with both Party B and G&W. Following that discussion, the Transaction Committee directed representatives of BMO to inform Party B that another party had submitted a revised LOI at a higher price.

On the afternoon of August 12, 2016, following the meeting of the Transaction Committee, the Board held a special meeting to review and consider the recommendation of the Transaction Committee with respect to a potential sale transaction. All directors were present in person or by telephone other than Director Smith. The Transaction Committee reported on the process and the status of the negotiations with Party B and G&W. Drafts of the Party B merger agreement, voting agreement and disclosure letter and drafts of the G&W merger agreement, voting agreement and disclosure letter were provided to the directors at the meeting. Hinckley Allen reviewed the material terms of the draft merger agreements provided by Party B and G&W, and the differences between the G&W draft merger agreement and the Party B draft merger agreement. Hinckley Allen also reviewed the Board’s fiduciary obligations in connection with the proposed transaction and responded to questions from the directors. Hinckley Allen advised the Board that both Party B’s and G&W’s draft merger agreements restricted the Company from soliciting a competing proposal, subject to a “fiduciary out” for an unsolicited superior proposal, which required the Company to pay a termination fee equal to 3% of the transaction value in the case of G&W (which the Company had negotiated down from 3.85%) and 3% plus Party B’s transaction expenses (capped at 1% of transaction value) in the case of Party B, in the event the merger agreement was terminated as a result of the Board’s decision to pursue such a proposal.

Hinckley Allen advised the Board that the draft merger agreement and disclosure letter for both Party B and G&W had minor differences but were substantively the same, except for the following: (1) the price offered by

G&W was $1.00 more per share; (2) the termination fee payable by the Company in the event the Board exercised its “fiduciary out” in order to accept a superior proposal was less under the G&W draft agreement than the Party B draft agreement; and (3) the STB approval process for G&W and Party B would be different since G&W owned connecting railroads. The Board arranged a telephone call with the Company’s STB counsel to discuss the process for obtaining the required regulatory approval or exemption for the transaction, the risks associated with each process, the use of a voting trust to enable an earlier closing of the transaction (as contemplated by the G&W merger agreement) and the likely timeframe for obtaining any regulatory clearance for a transaction with either Party B or G&W. Based upon that discussion, the Board determined that the timeframe for, and the likelihood of, obtaining the required regulatory approval was not materially different for a transaction with G&W versus a transaction with Party B. At the request of the Board, representatives of BMO then contacted Party B to determine if it would increase its offer price. Party B indicated that it would not increase its price.

The Board determined that the G&W offer represented the superior proposal. At the request of the Board, representatives of BMO reviewed BMO’s financial analyses supporting its opinion to the Board as to the fairness, from a financial point of view, to the holders of our common stock of the consideration to be received by those holders (other than the Eder Trusts) in the merger pursuant to the merger agreement as of August 12, 2016. At the request of the Board, BMO confirmed that it did not have any existing or contemplated material relationships with G&W in connection with the provision of any financial advisory or financing services to G&W. BMO then rendered an oral opinion to the Board, subsequently confirmed by delivery of a written opinion, dated August 12, 2016 to the effect that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by BMO as set forth in its written opinion, the merger consideration to be received by the holders of our common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to those holders (other than the Eder Trusts). Following a discussion of the terms of the merger agreement and related matters, the Board (other than Director Smith, who recused himself from the August 12, 2016 meeting) (i) determined that the merger agreement, the plan of merger and the merger and other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its shareholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and the plan of merger, (iii) directed that the merger agreement be submitted to the Company’s shareholders for approval and (iv) resolved to recommend that the Company’s shareholders approve the merger agreement and the transactions contemplated thereby, including the merger and the plan of merger.

Shortly thereafter, Hinckley Allen and Simpson Thacher finalized the transaction documents and the Company and G&W executed the merger agreement, and the Company, G&W and the Eder Trusts executed the voting agreement. The Company issued a press release publicly announcing the transaction on Monday, August 15, 2016 prior to the opening of trading of the Company’s common stock on the NASDAQ.

Subsequent to the delivery of BMO’s opinion and the Board’s approval of the merger agreement and voting agreement, representatives of BMO advised the Board that when checking to determine if there were any financial advisory or financing relationships with G&W, it had inadvertently failed to identify that a BMO affiliate has a participation in G&W’s existing secured syndicated debt facility as described under the section titled “Summary of Financial Analysis of BMO Capital Markets Corp.—Miscellaneous” on page [●]. On September 6, 2016, the Board considered this new information, determined this relationship was not material to BMO’s independence and confirmed that the Board remained comfortable with the engagement and opinion of BMO.

Recommendation of the Board of Directors and Reasons for the Merger

In its evaluation of the merger agreement and the transactions contemplated thereby, including the merger, the Board reviewed and discussed the transaction with the Company’s management and legal and financial advisors. In determining that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, the Company and its shareholders and reaching its conclusion to approve the merger agreement and the transactions contemplated thereby (including the merger and the plan of merger), the Board considered a number of factors, including, among others, the following:

•	the Board’s knowledge of the current and prospective environment in which the Company operates, including national and local economic conditions, the competitive environment, the Company’s overall strategic position, the increasing capital requirements to maintain the Company’s track infrastructure, and the challenges attendant to improving the Company’s financial performance in order to maximize shareholder value and the likely effect of these factors on the Company’s potential growth, development, profitability and strategic options;

•	the Board’s understanding of the Company’s business, operations, management, financial condition, safety culture, earnings and prospects;

•	the Board’s assessment of the strategic and financial alternatives reasonably available to the Company (including remaining an independent company), and the potential values, benefits, risks and uncertainties associated with those alternatives, none of which were deemed likely to result in value to the Company’s shareholders that would exceed, on a present-value basis, the value of the merger consideration;

•	the fact that the Company conducted a lengthy and thorough process, directed by the Board and the Transaction Committee, during which the Board sought offers to purchase from a broad group of potential bidders, including strategic and financial buyers, 25 of whom entered into confidentiality agreements with the Company and received information related to the Company and six of whom submitted non-binding letters of intent;

•	the review by the Board with the Company’s management and advisors of the structure of the merger and the financial and other terms of the merger agreement, including the merger consideration in relation to the current market price of the Company’s common stock and the historical, present and anticipated future operating results and financial position of the Company;

•	based on the Board’s review of the process conducted by the Transaction Committee, the Board’s belief that $25.00 per share in cash and the terms of the merger agreement offer the best value reasonably attainable for the Company’s shareholders;

•	the fact that the value of the merger consideration of $25.00 per share in cash represents a 53% premium over the per share closing price of the Company’s common stock of $16.30 on August 12, 2016, the last trading day concluded prior to the Company and G&W entering into the merger agreement;

•	the fact that the merger consideration would be paid solely in cash, which, compared to non-cash consideration, provides certainty and immediate liquidity and value to our shareholders, enabling our shareholders to realize value that has been created at the Company while eliminating long-term business and execution risk;

•	the fact that the merger agreement was the product of arm’s—length negotiations and contained terms and conditions that were, in the Board’s view, advisable and favorable to the Company and its shareholders;

•	the timing of the merger and the risk that if the Company did not accept G&W’s offer at the time that it did, the Board might not have had another opportunity to do so;

•	the fact that the merger is subject to the approval of the merger agreement by the affirmative vote of a majority of the outstanding shares of the Company’s common stock and preferred stock, each voting separately as a class, entitled to vote thereon;

•	the terms of the merger agreement and the related agreements, including:

•	the limited number and nature of the conditions to G&W’s obligation to consummate the merger;

•	the Company’s ability, prior to the time that the Company’s shareholders approve the merger agreement and plan of merger, to discuss and negotiate, under specified circumstances, an unsolicited bona fide written takeover proposal should one be made and, if the Board determines in good faith, after consultation with its legal and financial advisors, that the unsolicited bona fide written takeover proposal constitutes, or is reasonably likely to lead to, a superior proposal and that the failure to pursue such superior proposal would be inconsistent with the Board’s fiduciary duties under applicable law, the Board is permitted to terminate the merger agreement in order to enter into a definitive agreement for that superior proposal, subject to certain notice requirements, “matching rights” and payment of a termination fee of $3.785 million to G&W;

•	the belief of the Board that, although the termination fee might have the effect of discouraging competing third-party proposals, such provisions are customary for transactions of this type, and the Board determined that the $3.785 million termination fee was reasonable in light of, among other things, the benefits of the merger to the Company’s shareholders, the typical size of such fees in similar transactions and the likelihood that a fee of such size would not preclude or unreasonably restrict the emergence of alternative takeover proposals;

•	the Board’s ability, prior to the time that the Company’s shareholders approve the merger agreement and plan of merger, to change or withdraw its recommendation of the merger agreement in response to a superior proposal or any positive change, event, or occurrence with respect to the Company’s business that becomes known to the Board and was not known to the Board when the merger agreement was entered into, in each case, if the Board determines in good faith, after consultation with its outside legal counsel, that the failure to change or withdraw its recommendation would be inconsistent with the Board’s fiduciary duties under applicable law, subject to certain notice requirements and “matching rights”;

•	the likelihood that the merger will be completed, based on, among other things:

•	the absence of a financing condition in the merger agreement and the representation of G&W in the merger agreement as to its financial wherewithal;

•	the conditions to closing contained in the merger agreement, which are customary in number and scope, and which, in the case of the condition related to the accuracy of the Company’s representations and warranties, are generally subject to a “Company Material Adverse Effect” qualification;

•	the likelihood that the regulatory and shareholder approvals needed to complete the merger will be obtained in a timely fashion and the agreement of G&W in the merger agreement to seek STB approval to close into a voting trust, if necessary, to ensure that the merger can be completed as promptly as possible and ensure that the risk of regulatory delays is not borne by the Company or its shareholders;

•	the financial analysis reviewed by representatives of BMO with the Board as well as the oral opinion of BMO rendered to the Board, which was subsequently confirmed by delivery of a written opinion, dated August 12, 2016, to the effect that as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by BMO as set forth in its written opinion, the merger consideration to be received by the holders of our common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to those holders (other than the Eder Trusts), as more fully described below under “Proposal No. 1—The Merger—Opinion of the Company’s Financial Advisor” beginning on page [●]; and

•	the experience and reputation of G&W in completing transactions of this type.

The Board also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including, among others, the following:

•	the challenges associated with seeking the regulatory approvals required to complete the merger in a timely manner;

•	the significant costs associated with entering into the merger agreement and completing the merger, the substantial time and effort of management required to complete the merger, the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on the Company’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

•	the requirement that the Company conduct its business in the ordinary course and the other restrictions on the conduct of the Company’s business prior to completion of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•	the possibility, though unlikely from the Company’s perspective, that all conditions to the parties’ obligations to complete the merger will not be satisfied, and as a result, it is possible that the merger does not close (including as a result of events outside of either party’s control), even if the merger agreement is approved by the Company’s shareholders;

•	the fact that the Company will lose the autonomy associated with being an independent railroad;

•	the fact that the shareholders will have no ongoing equity participation in the Company following the merger, and that such shareholders will cease to participate in the Company’s future earnings or growth, if any, and will not participate in any potential future sale of the Company to a third party;

•	the fact that certain provisions of the merger agreement prohibit the Company from soliciting, and limit its ability to respond to, proposals for alternative transactions;

•	the fact that the merger agreement entitles G&W to terminate the merger agreement if, among other things, the Company commences negotiations regarding an alternative acquisition proposal in material breach of the non-solicitation prohibitions under the merger agreement, and obligates the Company to pay to G&W a termination fee of $3.785 million (approximately 3% of the transaction value) if the Company recommends or accepts an alternative acquisition proposal, which may deter others from proposing an alternative transaction that may be more advantageous to the Company’s shareholders; and

•	the receipt of cash by shareholders in exchange for their common stock and preferred stock pursuant to the merger will be a taxable transaction to our shareholders for U.S. federal income tax purposes.

The discussion of the information and factors considered by the Board is not exhaustive, but includes all material factors considered by the Board. In view of the wide variety of factors considered by the Board in connection with its evaluation of the merger and the complexity of these matters, the Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Board evaluated the factors described above with the Company’s management and legal and financial advisors. In considering the factors described above, individual members of the Board may have given different weights to different factors. The Board realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Board concluded the potential positive factors outweighed the potential negative factors of completing the merger. It should be noted that this explanation of the Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section of this proxy statement titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●].

During its consideration of the merger described above, the Board was also aware that some of its directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as described in the section of this proxy statement titled “Proposal No. 1—The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page [●].

The Board (i) determined that the merger agreement, the plan of merger and the merger and other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its shareholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and the plan of merger, (iii) directed that the merger agreement be submitted to the Company’s shareholders for approval and (iv) resolved to recommend that the Company’s shareholders approve the merger agreement and the transactions contemplated thereby, including the merger and the plan of merger. Accordingly, the Board (other than Director Smith, who recused himself from the August 12, 2016 meeting) approved and declared advisable the merger agreement and the transactions contemplated thereby (including the merger and the plan of merger).

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER AND THE PLAN OF MERGER ATTACHED AS EXHIBIT A TO THE MERGER AGREEMENT.

Opinion of the Company’s Financial Advisor

We retained GHF, the business of which was subsequently acquired by BMO, an affiliate of Bank of Montreal, to act as our financial advisor in connection with the merger. In selecting GHF, we considered, among other things, the fact that GHF was a reputable investment banking firm with substantial experience advising companies in the rail sector and in providing strategic advisory services in general, GHF had recent experience providing strategic advisory services in connection with the sale of a short-line railroad and, in the Board’s opinion, GHF would commit appropriate attention, resources and personnel to the process.

On August 12, 2016, BMO rendered an oral opinion to the Board, which was subsequently confirmed in a written opinion as of the same date, as to the fairness, from a financial point of view, to the holders of our common stock (other than the Eder Trusts) as of that date, and based upon and subject to the assumptions made, matters considered and limitations and qualifications upon the review undertaken by BMO, of the merger consideration per share of our common stock to be received by those shareholders in the merger pursuant to the merger agreement.

The full text of BMO’s written opinion, dated August 12, 2016, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. You should read BMO’s opinion carefully and in its entirety for a discussion of, among other things, the scope of the review undertaken and the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by BMO in connection with its opinion. This summary is qualified in its entirety by reference to the full text of the opinion. BMO’s opinion was directed to the Board, in its capacity as the Board, and addressed only the fairness from a financial point of view, as of the date of the opinion, to the holders of our common stock (other than the Eder Trusts) of the consideration to be received by those shareholders in the merger pursuant to the merger agreement.

In connection with rendering its opinion, BMO, among other things:

•	reviewed the draft dated August 12, 2016 of the merger agreement (and assumed that the final merger agreement would not differ in any material respect from this draft of the merger agreement, and would reflect the terms of this draft of the merger agreement);

•	reviewed certain publicly available business and financial information relating to us that BMO deemed to be relevant;

•	reviewed certain information relating to our historical, current and future operations, financial condition and prospects made available to BMO by the Company, including financial projections prepared by our management relating to the Company for the fiscal years ending 2016 through 2020, which we refer to as the Projections (see the section of this proxy statement titled “Proposal No. 1—The Merger—Projected Financial Information” beginning on page [●]);

•	conducted discussions with members of senior management of the Company and certain of its representatives and advisors concerning their view of the Company’s businesses, operations, financial condition and prospects, the merger and related matters;

•	reviewed certain financial and stock market information for selected publicly traded companies that BMO deemed to be relevant;

•	reviewed the financial terms, to the extent publicly available, of selected acquisitions of companies in the Company’s industry which BMO deemed to be relevant;

•	performed discounted cash flow analyses for the Company based on the Projections provided by management of the Company;

•	reviewed a certificate addressed to BMO from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, BMO by or on behalf of the Company; and

•	performed other studies and analyses, and conducted discussions as BMO deemed appropriate.

BMO assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it by the Company or its representatives or advisors, G&W or its representatives or advisors, or obtained by it from other sources. BMO did not independently verify (and has not assumed any obligation to verify) any information, undertake an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or G&W, nor was BMO furnished with any such valuation or appraisal. BMO did not evaluate the solvency or fair value of the Company or G&W under any state or federal laws relating to bankruptcy, insolvency, or similar matters. BMO also assumed that all material governmental, regulatory, or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any necessary governmental, regulatory, or other approvals and consents, no restrictions, terms, or conditions will be imposed that would be material to its analysis. BMO also assumed that the merger will be consummated in accordance with the terms of the merger agreement, without any waiver, modification, or amendment of any terms, condition, or agreement that would be material to its analysis, that the representations and warranties of each party contained in the merger agreement were as of the date of the merger agreement, and will be at the closing of the merger, true and correct in all material respects, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement, and that all conditions to the consummation of the merger will be satisfied without waiver or modification. With respect to the Projections for the Company, BMO has been advised by the Company, and BMO has assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and good faith judgment of the Company’s management of the expected future competitive, operating and regulatory environments, and related financial performance of the Company. BMO expresses no opinion with respect to the Projections, including the assumptions on which they are based. BMO relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to BMO that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by BMO incomplete or misleading. Furthermore, BMO has not assumed any obligation to conduct, and has not conducted, any physical inspection of the properties or facilities of, or managed by, the Company or G&W.

BMO’s opinion is necessarily based upon financial, economic, market and other conditions and circumstances as they existed, and the information made available to BMO, as of the date of its opinion. BMO did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion.

BMO’s opinion does not constitute a recommendation as to any action the Board or any other party should take in connection with the merger or the other transactions contemplated by the merger agreement or any aspect thereof and is not a recommendation to any director of the Company, any security holder or other party on how that person should act or vote with respect to the merger or related transactions and proposals or any other matter. BMO’s opinion relates solely to the fairness, from a financial point of view, of the merger consideration to be received by the holders of the Company common stock (which, for the avoidance of doubt, included the preferred stock on an as-converted basis) other than the Eder Trusts in the merger pursuant to the merger agreement. BMO expressed no opinion as to the relative merits of the merger and any other transactions or business strategies discussed by the Board as alternatives to the merger or the decision of the Board to proceed with the merger, nor did BMO express any opinion on the structure, terms or effect of any other aspect of the merger or any other transaction contemplated by the merger agreement. In addition, BMO did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of those persons, in connection with the merger relative to the proposed consideration per share of common stock to be received by holders of common stock. BMO is not an expert in, and BMO’s opinion did not address, any of the legal, tax or accounting aspects of the merger, including, without limitation, whether or not the merger or other transactions contemplated by the merger agreement constitute a change of control under any contract or agreement to which the Company or any of its subsidiaries is a party. BMO relied on the Company’s legal, tax and accounting advisors for those matters. BMO’s opinion was approved by a fairness opinion committee of BMO.

The summary set forth below does not purport to be a complete description of the financial analyses performed by BMO, but describes, in summary form, the material elements of the presentation that BMO made to the Board on August 12, 2016, in connection with BMO’s opinion. The following is a summary of the material financial analyses performed by BMO in arriving at its opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses BMO employed in reaching its conclusion.

BMO’s opinion was only one of many factors considered by the Board in evaluating the proposed merger. Neither BMO’s opinion nor its financial analyses were determinative of the merger consideration or of the views of the Board or our management with respect to the merger consideration or the merger. None of the analyses performed by BMO were assigned a greater significance by BMO than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by BMO. The summary text describing each financial analysis does not constitute a complete description of BMO’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by BMO. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by BMO with respect to any of the analyses performed by it in connection with its opinion. Rather, BMO made its determination as to the fairness, from a financial point of view, to the Company’s common shareholders (other than the Eder Trusts) of the merger consideration to be received by those shareholders in the merger pursuant to the merger agreement on the basis of its experience and professional judgment after considering the results of all of the analyses performed.

Except as otherwise noted, the information utilized by BMO in its analyses, to the extent that it is based on market data, is based on market data as it existed on or before August 11, 2016 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions, and other factors that influence the price of securities.

In conducting its analysis, BMO used three primary methodologies (described below under the section titled “Summary of Financial Analysis of BMO Capital Markets Corp.”) to review the valuation of the Company on a stand-alone basis, to assess the fairness, from a financial point of view, to the Company’s common shareholders (other than the Eder Trusts) of the merger consideration to be received by those shareholders in the merger pursuant to the merger agreement, and BMO included the book value of $12.5 million of the Company’s South Quay property to each of the three valuation methodologies. BMO considered the merger consideration to be received by the shareholders of the Company on a fully-diluted basis. Specifically, BMO conducted a selected publicly traded companies analysis, a precedent transaction analysis, and a discounted cash flow analysis. No individual methodology was given a specific weight, nor can any methodology be viewed individually. Additionally, no company or transaction used in any analysis as a comparison is identical to the Company or the merger, and they all differ in material ways. Accordingly, an analysis of the results described below is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies or precedent transactions to which they are being compared. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and in selecting the ranges of multiples to be applied were considered in conjunction with experience and the exercise of judgment. BMO used these analyses to determine the impact of various operating metrics on the implied value per common share of the Company. Each of these analyses yielded a range of implied values, and therefore, those implied value ranges developed from these analyses were viewed by BMO collectively and not individually.

Summary of Financial Analysis of BMO Capital Markets Corp.

Selected Publicly Traded Companies Analysis

BMO reviewed and compared certain publicly available financial information, ratios and market multiples relating to the Company with equivalent publicly available data for companies that share similar business characteristics with the Company to derive an implied equity value reference range for the Company. BMO reviewed seven publicly traded North American freight railroads companies. BMO analyzed the ratio of enterprise value (which we refer to as EV) to earnings before interest, taxes, depreciation and amortization (which we refer to as EBITDA) for each of the last twelve months as of June 30, 2016 (which we refer to as LTM) and for estimated calendar year 2016 based on consensus Wall Street analyst research (which we refer to as Street consensus) for each of these companies for comparison purposes. The multiples for each of the selected companies were calculated using their respective closing prices on August 11, 2016, and were based on the most recent publicly available information and Street consensus estimates. The selected companies were as follows:

•	Canadian National Railway Company

•	Canadian Pacific Railway Limited

•	CSX Corporation

•	Genesee & Wyoming Inc.

•	Kansas City Southern

•	Norfolk Southern Corporation

•	Union Pacific Corporation

For purposes of this analysis, BMO derived a range of multiples for each metric using the high and low multiples from the selected publicly traded companies. For informational purposes only, and not relied upon in reaching any conclusions, BMO also reviewed the mean and median multiples from the selected publicly traded companies.

The following table reflects the results of this analysis:

	EV/LTM EBITDA	EV/2016E EBITDA
High	11.7x	11.6x
Low	7.9x	8.0x
Mean	10.2x	10.2x
Median	10.2x	10.4x

This analysis indicated the following implied per share equity value reference range for each share of the Company’s common stock, as compared to the consideration to be received by the Company’s common shareholders in the merger:

Implied Per Share Equity Value Reference Range

EV/LTM EBITDA	EV/2016E EBITDA	Merger Consideration
$10.95 - $14.56	$11.42 - $15.09	$25.00

No company utilized in the selected publicly traded companies analysis is identical to the Company. In evaluating selected publicly traded companies, BMO made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond the Company’s control, such as the impact of competition on the Company and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company or the industry, or in the financial markets in general.

Analysis of Selected Precedent Transactions

BMO also performed an analysis of selected precedent transactions involving publicly traded domestic freight railroad companies that shared certain characteristics with the merger. Based on publicly available information, BMO identified nine publicly announced and completed transactions involving domestic companies that owned and operated freight railroad companies occurring since January 1, 2005. BMO analyzed EV to LTM EBITDA (for the 12-month period prior to the public announcement of each respective transaction) for each of these transactions for comparison purposes. The selected transactions and corresponding data were as follows:

Selected Precedent Transactions

Announcement Date	Acquiror	Target
February 2015	Genesee & Wyoming Inc.	Freightliner Group
July 2012	Genesee & Wyoming Inc.	RailAmerica, Inc.
November 2009	Berkshire Hathaway, Inc.	Burlington Northern Santa Fe Corporation
January 2008	Canadian National Railway Co.	EJ & E Railway, Co.
August 2008	Genesee & Wyoming Inc.	Ohio Central Railway System
September 2007	Canadian Pacific Railway, Ltd.	Dakota, Minnesota & Eastern Railroad, Corp.
November 2006	Fortress Investment Group	RailAmerica, Inc.
September 2005	RailAmerica, Inc.	Alcoa Railroad Operations
May 2005	Genesee & Wyoming Inc.	Rail Management Corporation’s rail operations

For purposes of this analysis, BMO derived a range of multiples for each metric using the high and low multiples from the selected precedent transactions. For informational purposes only, and not relied upon in reaching any conclusions, BMO also reviewed the mean and median multiples from the selected precedent transactions.

The following table reflects the results of this analysis:

EV/LTM EBITDA
High	24.2x
Low	7.5x
Mean	11.2x
Median	8.7x

This analysis indicated the following implied per share equity value reference range for each share of the Company’s common stock, as compared to the consideration to be received by the Company’s common shareholders in the merger:

Implied Per Share Equity Value Reference Range	Merger Consideration
$10.54 - $26.50	$25.00

No company or transaction utilized as a comparison in the analysis of selected precedent transactions is identical to the Company or directly comparable to the merger in business mix, timing and size. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would affect the value of the companies to which the Company is being compared. In evaluating the selected precedent transactions, BMO made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond the Company’s control, such as the impact of competition on the Company and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of the Company or the industry or the financial markets in general.

Discounted Cash Flow Analysis

BMO performed a discounted cash flow analysis to calculate the estimated present value of the unlevered free cash flows that the Company’s management forecasted the Company would generate for the fiscal years 2016 through fiscal year 2020 in the Projections. BMO calculated terminal values for the Company by applying terminal EBITDA multiples ranging from 9.5x to 10.5x and estimates of the Company’s weighted average cost of capital ranging from 11.5% to 13.5%. This analysis indicated the following implied per share equity value reference range for each share of the Company’s common stock, as compared to the consideration to be received by the Company’s common shareholders in the merger:

Implied Per Share Equity Value Reference Range	Merger Consideration
$10.82 - $12.34	$25.00

Miscellaneous

In connection with BMO’s services as the Company’s financial advisor and as successor to the business of GHF, the Company will pay BMO an aggregate fee of approximately $2.52 million, a portion of which was paid upon the signing of GHF’s engagement letter with the Company and in three monthly installments thereafter, a portion of which was paid upon delivery of BMO’s opinion, and the remainder and majority of which is payable upon consummation of the merger. In addition, the Company has agreed to reimburse BMO for certain of its expenses and to indemnify BMO and related persons against various potential liabilities arising out of or in connection with its engagement.

In the two years prior to the date of BMO’s opinion, BMO did not have any material relationships, nor were any material relationships mutually understood to be contemplated, in which any compensation was received or was intended to be received by BMO as a result of any such relationship with G&W or any G&W affiliates in connection with the provision of any financial advisory or financing services by BMO to G&W or any of its affiliates. G&W has a Second Amended and Restated Senior Secured Syndicated Facility Agreement dated as of March 20, 2015 under which an affiliate of BMO is a lender with an approximately 5% participation in the syndicate and for which such affiliate has been paid revenue (fees and interest) between $1 million and $5 million, in the aggregate, since January 1, 2014. In the two years prior to the date of BMO’s opinion, BMO did not have any material relationships, nor were any material relationships mutually understood to be contemplated, in which any compensation was received or was intended to be received by BMO as a result of any such relationship with the Company or its affiliates, other than to act as the Company’s financial advisor in connection with the merger.

BMO, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, and private placements. In the ordinary course of business, certain of BMO’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, G&W or any other party that may be involved in the merger and their respective affiliates or any currency or commodity that may be involved in the merger. BMO or its affiliates may provide investment and corporate banking services to the Company, G&W and their respective affiliates in the future, for which BMO or its affiliates may receive customary fees. BMO provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of the Company, G&W, or their respective affiliates for its own account and for the accounts of customers.

Projected Financial Information

The Company does not as a matter of course make public financial projections as to future revenues, earnings or other results given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with their consideration of the merger, certain forward-looking financial information prepared by the Company’s management was provided to BMO. We have included financial projections in this proxy statement (which we refer to as the “Projections”) based on this financial information to give our shareholders access to certain nonpublic information considered by the Transaction Committee and BMO for purposes of considering and evaluating the merger but not to influence the decision of shareholders whether to vote for or against the approval of the merger agreement and the merger. The inclusion of this information should not be regarded as an indication that the Transaction Committee, BMO, or any other recipient of any portion of this information considered, or now considers, this information to be material or a reliable prediction of future results.

The Projections are subjective in many respects. Although presented with numerical specificity, the Projections reflect and are based on numerous assumptions and estimates with respect to industry performance, general business, economic, political, market and financial conditions, competitive uncertainties, and other matters, all of which are difficult to predict and beyond the Company’s control. As a result, there can be no assurance that these Projections will be realized or that actual results will not be significantly higher or lower than projected. The Projections are forward-looking statements and should be read with caution. See the section of this proxy statement titled “Cautionary Statement Regarding Forward-Looking Statements” on page [●]. The Projections cover multiple years and such information by its nature becomes less reliable with each successive year. In addition, the Projections will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Projections also reflect assumptions as to certain business matters that are subject to change.

The Projections were prepared to assist the Transaction Committee in evaluating the merger and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for

preparation and presentation of projections. The Company’s independent registered public accounting firm has not examined or compiled any of the Projections, expressed any conclusion or provided any form of assurance with respect to the Projections and, accordingly, assumes no responsibility for them. The Projections do not take into account any circumstances or events occurring after the date they were prepared. The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC.

Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the Projections set forth below. No one has made or makes any representation to any shareholder regarding the information included in these Projections.

The Projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement. Further, the Projections do not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context. Except as may be required by applicable securities laws, the Company does not intend to update, or otherwise revise, the Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

For the foregoing reasons, as well as the bases and assumptions on which the Projections were compiled, the inclusion of specific portions of the Projections in this proxy statement should not be regarded as an indication that the Projections are an accurate prediction of future events, and they should not be relied on as such.

The following is a summary of the Projections:

Summary of the Projections

(dollars in millions)

	Projected Fiscal Year
	2016(a)	2017	2018	2019	2020
Revenue	$18.1	$35.3	$37.3	$41.4	$43.6
Tax-Affected EBIT(b)	2.1	(0.5)	0.2	1.4	2.8
Unlevered Free Cash Flow(c)	(1.7)	(0.5)	(0.1)	1.4	1.9

(a)	Fiscal 2016 data represents only third and fourth quarter 2016 financial information. Costs related to the merger were not included in fiscal 2016 third and fourth quarter financial information.
(b)	Tax-Affected EBIT represents Earnings before interest and income taxes (“EBIT”) less cash taxes calculated by multiplying 35% marginal tax rate by EBIT after adding back items which are not tax deductible such as non-deductible amortization. EBIT is a non-GAAP measure consisting of net income plus interest expense and provision for income taxes.
(c)	Unlevered Free Cash Flow represents Tax-Affected EBIT plus depreciation and amortization and minus capital expenditures and any increase in net working capital. Capital expenditures for fiscal years 2017-2020 have been normalized at 83.6% of depreciation based on 2.5% inflation and a 15-year depreciation period.

Delisting and Deregistration of Common Stock Following the Merger

If the merger is completed, the Company’s common stock will be delisted from the NASDAQ and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the common stock.

Interests of Directors and Executive Officers in the Merger

In considering the recommendation of the Board that you vote to approve the merger agreement, you should be aware that directors and executive officers of the Company have financial interests in the merger that may be different from, or in addition to, those of the Company’s shareholders generally. The independent members of the Board were aware of and considered these potential interests, among other matters.

As described in more detail below, these interests include certain payments and benefits that may be provided to directors and executive officers of the Company upon completion of the merger or upon termination of their employment under certain circumstances following the merger, including accelerated vesting of stock options and restricted stock units, cash severance in the case of a qualifying termination of employment in connection with or following a change in control (which will include the completion of the merger), and continued indemnification and insurance coverage under the merger agreement.

The dates and share prices used below to quantify these interests have been selected based upon applicable disclosure requirements and are for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur and do not represent a projection about the future value of common stock.

Share Ownership of Directors and Executive Officers

As of [●], 2016, the record date for the special meeting of the Company’s shareholders, the directors and executive officers of the Company may be deemed to be the beneficial owners of 1,107,002 shares of common stock (excluding common stock issuable upon conversion of the preferred stock), representing 22.7% of the outstanding shares of common stock, and 500 shares of preferred stock, representing 78.1% of the outstanding shares of preferred stock.

Indemnification

The merger agreement provides that the surviving corporation will indemnify all past and present officers and directors of the Company and its subsidiaries for acts or omissions related to such person’s service as a director or officer of the Company or its subsidiaries occurring at or prior to the effective time of the merger to the fullest extent permitted by the RIBCA, any other applicable law, the Company’s articles of incorporation or the Company’s bylaws, subject to any limitation imposed by law.

Under the merger agreement, G&W has agreed that all rights to indemnification and all limitations of liability existing in favor of any director or officer of the Company or any of its subsidiaries, as provided in the articles of incorporation and bylaws of the Company, similar governing documents of a Company subsidiary or in applicable law as in effect on the date of the merger agreement with respect to matters occurring on or prior to the effective time of the merger will survive the merger and be assumed by the surviving corporation.

For a period of six years following the effective time of the merger, the articles of incorporation and the bylaws of the surviving corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than as set forth in the articles of incorporation and bylaws of the Company as of the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for six years following the effective time of the merger in any manner that would adversely affect the rights thereunder, except as may be required by the RIBCA.

Directors’ and Officers’ Insurance

The merger agreement provides for G&W to cause the Company to maintain in effect its directors’ and officers’ liability insurance coverage existing prior to the effective time of the merger on terms with respect to such coverage and amount no less favorable than those of such current insurance coverage for acts or omissions occurring at or prior to the effective time of the merger for a period of six years following the effective time of the merger. Neither G&W nor the surviving corporation will be obligated to expend in any one year an amount in excess of 300% of the annual premium paid by the Company for such insurance on the date of the merger agreement. If the annual premiums for such insurance coverage exceed such amount, G&W and the Company will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. In lieu of the foregoing insurance coverage, G&W has the option to purchase, prior to the effective time of the merger, six year “tail” insurance coverage that provides coverage identical in all material respects to the coverage described above, provided that the premium is not more than 300% of the annual premium paid by the Company for such insurance on the date of the merger agreement.

The indemnification and insurance provisions of the merger agreement described above are intended to benefit, and are enforceable by, the indemnified persons and their respective heirs or representatives.

Change in Control Benefits Under Current Company Agreements

Change in Control Agreements with Company Executives. The Company has entered into change in control severance agreements with its executive officers (other than Mr. Eder), including named executive officers P. Scott Conti and Frank K. Rogers. The change in control severance agreements provide that, if the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” (each as defined in the agreements) within two years after a change in control, the executive is entitled to a lump sum cash payment equal to two times the executive’s annual base salary in effect at the time of the change in control (or two and one-half times if at the time of the terminating event the executive has 30 or more years of service with the Company and its successor), payable within thirty (30) days of the date of termination. The closing of the merger will constitute a change in control for purposes of the change in control severance agreements.

Under the terms of the change in control severance agreements, in the event that payments and benefits under the agreements, together with other payments and benefits the executive may receive, would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), the payments to the executive will be reduced to the maximum amount that can be deducted by the Company under Section 280G (the “280G Threshold”). Assuming the merger is completed in 2016, the Company anticipates that severance payments to the named executive officers and other executive officers under these agreements, together with the other amounts paid to such executives with respect to unvested equity awards, will exceed the 280G Threshold for each executive. Accordingly, the severance payments will be reduced as noted in footnote 1 to the table entitled “Potential Change in Control Compensation” on page [●].

In addition, each of the change in control severance agreements contains confidentiality provisions that are enforceable beyond the termination of the executive’s employment and beyond the expiration of the change in control severance agreement.

Supplemental Employment Agreements. Immediately prior to the execution of the merger agreement, the Company entered into a Supplemental Employment Agreement with P. Scott Conti, the Company’s President and Chief Operating Officer and a named executive officer, and Charles D. Rennick, the Company’s Secretary and General Counsel (each a “supplemental agreement”), the terms of which begin on the first business day following the date of termination of the executive’s employment from his current position. The supplemental agreement with Mr. Conti provides that he will provide reasonable services as may be requested from him and that if his employment as President and Chief Operating Officer is terminated by the Company on or before May 31, 2018 (the “contract termination date”), the Company will employ Mr. Conti until the contract termination date or the date on which he becomes employed with another taxpayer under the Railroad Retirement Act, whichever is earlier. As compensation for such employment, Mr. Conti will be paid $200 per calendar month. The supplemental agreement may be terminated by the Company upon Mr. Conti’s death or for “cause” as defined in the supplemental agreement. The supplemental agreement with Mr. Rennick is identical except that it provides that if his employment as Secretary and General Counsel is terminated by the Company on or before May 31, 2017, the Company will employ Mr. Rennick until May 31, 2017 or the date on which he becomes employed with another taxpayer under the Railroad Retirement Act, whichever is earlier.

Settlement of Executive Officers’ and Directors’ Equity-Based Awards

The directors and executive officers of the Company hold stock options issued under the Company 2015 Equity Plan and the 1992 Stock Option Plan and the executive officers of the Company hold restricted stock units issued under the 2015 Equity Plan. Mr. Eder does not hold any options or restricted stock units.

Stock Options. All stock options issued to the Company’s directors and executive officers under the 1992 Stock Option Plan are fully vested. Options granted to non-employee directors under the 2015 Equity Plan vest immediately prior to the 2017 annual shareholders meeting and options granted to executives under the 2015 Equity Plan vest in five annual installments of 10% on January 18, 2017, 10% on January 18, 2018, 20% on January 18, 2019, 30% on January 18, 2020 and 30% on January 18, 2021, provided that any such options vest in full upon a change in control. As of the date of this proxy statement, the Company’s directors and executive officers (as a group) hold options to acquire an aggregate of 53,368 shares of common stock, of which 18,368 are vested and 35,000 are unvested. Under the terms of the merger agreement, upon closing of the merger, all stock options (whether vested or unvested) will be cancelled and the holder will receive, for each share subject to an option, cash equal to $25.00 less the exercise price for the option, net of all applicable withholding taxes. The amounts payable to named executive officers with respect to unvested options are included in the column titled “Equity” in the table entitled “Potential Change in Control Compensation” on page [●] and detailed in footnote 2 to such table.

Restricted Stock Units. Restricted stock units granted to executives under the 2015 Equity Plan generally vest in installments over a five year period commencing on January 18, 2017, provided certain Company performance criteria are satisfied. Under the terms of the merger agreement, as of the effective time of the merger, each outstanding restricted stock unit, whether vested or unvested, shall be canceled and shall be converted automatically into the right to receive $25.00 for each share of common stock covered by such restricted stock unit, less any required withholdings. The Company’s executive officers (as a group) hold 43,500 unvested restricted stock units. The amounts payable to executive officers with respect to the restricted stock units, assuming the completion of the merger, are included in the column titled “Equity” in the table entitled “Potential Change in Control Compensation” on page [●] and detailed in footnote 2 to such table.

Summary of Merger-Related Executive Compensation Arrangements

The following table and related footnotes set forth the information required by Item 402(t) of Regulation S-K regarding the aggregate dollar value of the various elements of compensation that each named executive officer of the Company would receive that is based on or otherwise relates to the merger, assuming the following:

•	the merger closed on [●], 2016, the latest practicable date prior to the filing of this proxy statement; and

•	the employment of each of Messrs. Conti and. Rogers is terminated by the Company without cause or such executive resigned with good reason on the day immediately following the closing of the merger, thus triggering the severance payments under the change in control severance agreements.

Any changes in these assumptions or estimates as to the closing date of the merger would affect the value of the acceleration of time-based options and restricted stock unit awards, which would impact the calculations under Section 280G, which, in turn, would affect the amounts shown in the following table. The actual amounts payable under the change in control severance agreements will depend on the date of termination, the manner of the termination and the terms of the agreements in effect at such time. The calculations in the table below do not include amounts to be paid with respect to options that are vested as of the date of the merger in accordance with their terms without regard to the merger. Furthermore, neither Mr. Conti nor Mr. Rogers will receive the severance payments set forth under the “Cash” column of the table unless the Company terminates such executive’s employment without “cause” or the executive terminates his employment for “good reason” within two years following the completion of the merger.

Mr. Eder, the Company’s Chairman and Chief Executive Officer, will not receive any compensation based on or relating to the merger. None of our named executive officers are entitled to any pension or non-qualified deferred compensation benefits enhancements, tax reimbursement payments, or any other form of compensation that is based on or otherwise related to the merger.

Potential Change in Control Compensation

Name	Cash(1)	Equity(2)	Total(3)
Robert H. Eder, Chairman & Chief Executive Officer	NA	NA	NA

P. Scott Conti, President, Chief Operating Officer, Director	$363,824	$390,400	$754,224

Frank K. Rogers, Vice President & Chief Commercial Officer	$214,054	$341,600	$555,654

(1)	All amounts listed in this column are a “double trigger” cash severance payment, payable only if the executive’s employment with the Company is terminated by the Company without “cause” or by the executive for “good reason” within two years following the completion of the merger and payable in a lump sum 30 days following the date of termination. The amounts payable to the executives are based upon two times the executive’s base salary in the amounts of $481,742 and $356,731 for Messrs. Conti and Rogers, respectively. However, since the total severance and benefits to be received by each executive exceeds his estimated 280G Threshold, the amount of the severance payment reflected in this column has been reduced as required by each executive’s change in control severance agreement. See “—Change in Control Benefits Under Current Company Agreements” above. Due to the estimated 280G Threshold for each executive, the cash severance payments to Messrs. Conti and Rogers have been reduced by $117,919 and $142,677, respectively. These amounts assume each executive executed and did not revoke a general release of claims and complies with the terms and conditions of such release and the restrictive covenants in such executive’s change in control agreement.
(2)	All amounts listed in this column are payable on a single-trigger basis pursuant to the merger agreement upon a change in control and are not conditioned upon termination of the executive’s employment, and represent the sum of the following: (a) with respect to the outstanding stock options, the amount by which $25.00 exceeds the exercise price of the unvested stock options multiplied by the number of shares of common stock underlying such options; and (b) with respect to the outstanding restricted stock units, the product of $25.00 multiplied by the number of unvested restricted stock units. These amounts will be made in a lump sum following the closing of the merger (less applicable withholding taxes). The amount payable to each named executive officer for (a) through (b) of the preceding sentence are as follows:

	(a) Stock Options	(b) Restricted Stock Units
Mr. Eder	NA	NA
Mr. Conti	$90,400	$300,000
Mr. Rogers	$79,100	$262,500

(3)	The amounts listed in this column represent the total change in control payments to be made to each named executive officer, after giving effect to the reduction required by the estimated 280G Threshold for such executive.

PROPOSAL NO. 2—ADVISORY (NON-BINDING) VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

In accordance with Section 14A of the Exchange Act, the Board is providing shareholders with the opportunity to cast a non-binding, advisory vote on the compensation that may be payable to the Company’s named executive officers in connection with, or following the completion of, the merger. As required by those rules, the Company is asking holders of common stock and preferred stock to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company named executive officers in connection with the merger, as disclosed in the table entitled “Potential Change in Control Compensation”, together with the accompanying narrative discussion relating to the named executive officers’ compensation that may be paid or become payable and the agreements or understandings pursuant to which such compensation may be paid or become payable, as set forth in the section of this proxy statement titled “Proposal No. 1—The Merger—Interests of Directors and Executive Officers in the Merger” are hereby APPROVED.”

The vote on this Proposal 2 is a vote separate and apart from the vote on Proposal 1 to approve the merger agreement. Accordingly, you may vote to approve this Proposal 2 and not to approve Proposal 1, and vice versa. Because the vote to approve this Proposal 2 is advisory in nature only, it will not be binding on the Company, G&W or the surviving corporation. Accordingly, as the compensation to be paid in connection with the merger is contractual with the executives, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the merger agreement is approved.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE NON-BINDING COMPENSATION PROPOSAL.

PROPOSAL 3: VOTE ON POSSIBLE ADJOURNMENT TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY

The special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary, to obtain additional votes to approve the proposal to approve the merger agreement. The Company currently does not intend to propose adjournment of the special meeting if there are sufficient votes to approve the proposal to approve the merger agreement.

The Company is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of any adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the proposal to approve the merger agreement at the time of the special meeting

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE MERGER AGREEMENT

The following is a brief summary of the significant provisions of the merger agreement by and among G&W, Merger Sub and the Company. The summary is not complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and is incorporated into this proxy statement by reference. You should read the merger agreement carefully and in its entirety.

Structure of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company at the effective time, upon the terms and subject to the conditions of the merger agreement and in accordance with the RIBCA. The separate corporate existence of Merger Sub will cease and the surviving corporation in the merger will be the Company, which will become a wholly-owned subsidiary of G&W. The merger will have the effects set forth in the merger agreement, the relevant provisions of the RIBCA and other applicable law.

Closing of the Merger

The closing of the merger will occur on a date that is the fifth business day after the satisfaction or waiver of all of the closing conditions described in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), unless another date is agreed to in writing by G&W, Merger Sub and the Company. On the closing date of the merger, the parties will file the articles of merger with the Secretary of State of the State of Rhode Island. The merger will become effective upon the issuance of a certificate of merger by the Secretary of State of the State of Rhode Island subsequent to the filing of the articles of merger with the Secretary of State of the State of Rhode Island, or at a later time as the parties agree in writing and specified in the articles of merger.

As of the date of this proxy statement, we expect that the merger will become effective during the fourth quarter of 2016; however, because the merger is subject to a number of conditions, we cannot predict the actual timing of the closing of the merger or whether the closing of the merger will occur at all.

Organizational Documents; Board of Directors and Officers of the Company Following the Merger

At the effective time of the merger, the articles of incorporation of the Company as the surviving corporation will be amended and restated to read as set forth in the form attached to the merger agreement, and the bylaws of the Company as the surviving corporation will be amended and restated to read as did the bylaws of Merger Sub immediately prior to the effective time, except that the name of the Company will remain unchanged.

Upon completion of the merger, the board of directors of the surviving corporation will consist of those individuals appointed by G&W to serve as the directors of Merger Sub prior to the completion of the merger. Upon completion of the merger, the officers of the Company (other than Mr. Eder, its current Chief Executive Officer) immediately prior to the effective time will continue in office until their successors are duly elected or appointed and qualified.

Merger Consideration

At the effective time of the merger, each share of preferred stock issued and outstanding immediately prior to the effective time of the merger (other than shares of preferred stock held by any shareholder who is entitled to demand and makes a proper demand for payment of the fair value of such preferred stock pursuant to the RIBCA) shall be deemed to be automatically converted, along with the aggregate accrued or accumulated and unpaid dividends thereon, into 100 shares of common stock (based on the existing conversion ratio of the preferred stock), without any further action by the relevant holder of such preferred stock or the Company. All preferred stock, when so deemed converted, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of such shares of preferred stock will cease to have any rights with respect thereto, except the right to receive the merger consideration payable with respect to the common stock into which such shares of preferred stock have been deemed converted. At the effective time of the merger, each share of common stock issued and outstanding immediately prior to the effective time (including any common stock into which the preferred stock is deemed to be converted, but excluding shares of common stock that are owned by G&W or any of its direct or indirect subsidiaries, including Merger Sub) will be canceled and will be converted automatically into the right to receive $25.00 in cash without interest.

At the effective time of the merger, each outstanding share of common stock that is owned by the Company as treasury stock or G&W, Merger Sub or any other direct or indirect subsidiary of G&W shall be canceled and shall cease to exist and no payment or distribution will be made with respect thereto. All shares of common stock owned by any wholly-owned direct or indirect subsidiary of the Company shall remain outstanding following the effective time of the merger and no payment or distribution will be made with respect thereto.

Treatment of Equity and Equity-Based Awards

At the effective time of the merger, subject to all required withholding taxes:

•	each option to purchase common stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be canceled and converted into the right to receive a cash payment equal to the product of (x) the number of shares of common stock underlying such unexercised stock option and (y) the excess, if any, of $25.00 over the exercise price per share provided in such option, without interest; and

•	each restricted stock unit, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be canceled and will be converted automatically into the right to receive a cash payment equal to the product of (x) the number of shares of common stock subject to such restricted stock unit and (y) $25.00, without interest.

In addition, pursuant to the merger agreement, the Company suspended the ESPP on August 12, 2016, and paid out each ESPP participant such participant’s accumulated contributions under the ESPP as of such date so that no additional stock purchases could be made under the ESPP. The merger agreement provides that at the effective time of the merger, the Company will terminate the ESPP and its other equity plans.

Exchange and Payment Procedures

Prior to the effective time of the merger, G&W will appoint a bank or trust company, which we refer to as the “paying agent,” to make payments of the merger consideration to the Company’s shareholders. Immediately following the effective time of the merger, G&W will deposit or cause to be deposited with the paying agent cash in the aggregate amount required to pay the merger consideration to the Company’s shareholders in accordance with the merger agreement.

As soon as practicable after the effective time of the merger, the paying agent will mail to each holder of record of a stock certificate or stock certificates, that immediately prior to the effective time, represented outstanding shares of common stock (including certificates representing preferred stock deemed converted into common stock) subsequently converted into the right to receive the merger consideration, a letter of transmittal and instructions for use in effecting the surrender of the stock certificates in exchange for the applicable merger consideration.

Upon surrender to the paying agent of a stock certificate for cancellation, together with a duly completed and validly executed letter of transmittal and any other required documents, (i) the holder of such stock certificate will be entitled to receive, in exchange for such stock certificate, a check representing the applicable amount of cash that such holder has the right to receive and (ii) the surrendered stock certificate will be canceled. No interest will be paid or accrued on the cash payable upon surrender of the certificates.

In the event of a transfer of ownership of shares of common stock or preferred stock that is not registered in the transfer records of the Company, the appropriate amount of the merger consideration may be paid to a transferee if the stock certificate representing such shares of common stock or preferred stock is presented to the paying agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the paying agent to evidence and effect such transfer and to evidence that any applicable taxes have been paid.

Holders of uncertificated shares of common stock or preferred stock (i.e., holders whose shares are held in book-entry form, including shares purchased under the ESPP held in book-entry form) will receive the merger consideration, without interest and subject to reduction for any required withholding taxes, as promptly as practicable after the effective time of the merger without any further action required on the part of those holders, unless the paying agent requires that such holders first deliver an executed letter of transmittal to the paying agent in order to receive the merger consideration that such holder is entitled to receive.

Conditions to the Merger

The obligations of G&W and the Company to effect the merger are subject to the satisfaction or waiver, at or prior to the closing of the merger, of a number of conditions, including:

•	holders of at least a majority of the outstanding shares of common stock and preferred stock, each voting separately as a class, have approved the merger agreement and the plan of merger attached as an exhibit thereto;

•	the absence of any order, decree or injunction in effect, or any law, statute or regulation enacted or adopted by any governmental entity, that prevents or prohibits completion of the merger;

•	there shall not have been instituted or pending any action or proceeding by any governmental entity challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the completion of the merger or seeking to obtain material damages with respect to the merger;

•	either (i) final approval or authorization of, or exemption by, the STB with respect to the merger has been obtained, and neither the STB nor any other governmental entity shall have imposed any conditions or obligations on the merger (other than immaterial conditions or obligations and required labor protective conditions) or (ii) if the STB has not issued a decision approving, authorizing or exempting the merger (or denying the requested approval, authorization or exemption), then the STB has provided G&W with a written informal opinion that the proposed voting trust submitted by G&W to the STB would insulate G&W from unauthorized control of the Company between the effective time of the merger and receipt of final STB approval, authorization or exemption, as the case may be; and

•	G&W and the Company have obtained any other regulatory approvals required to complete the transactions contemplated by the merger agreement, and all related statutory waiting periods have expired.

The obligation of G&W and Merger Sub to effect the merger are subject to the satisfaction or waiver at or prior to the closing of the merger of, among other things, the following additional conditions:

•	the Company’s representations and warranties regarding its and its subsidiaries’ organization and good standing, its authority to enter into the merger agreement, absence of a Company Material Adverse Effect (as defined below), and its brokers are true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger;

•	the representations and warranties of the Company with regards to certain elements of its capitalization and related party transactions are true and correct in all respects (except for de minimis inaccuracy) as of the date of the merger agreement and as of the closing date of the merger;

•	other than the representations and warranties mentioned in the two bullets directly above, all other representations and warranties of the Company set forth in the merger agreement are true and correct (without giving effect to materiality or Company Material Adverse Effect qualifying language) as of the date of the merger agreement and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where such failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below);

•	the Company has performed or complied in all material respects with all agreements and covenants required by it under the merger agreement at or prior to the completion of the merger; and

•	the Company has delivered to G&W a certificate, signed by an executive officer of the Company, to the effect that each of the conditions specified in the preceding four bullets have been satisfied.

The obligation of the Company to effect the merger are subject to the satisfaction or waiver at or prior to the closing of the merger of, among other things, the following additional conditions:

•	the representations and warranties of G&W are true and correct (without giving effect to materiality or G&W material adverse effect qualifying language) as of the date of the merger agreement and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where such failure to be true and correct would not and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay completion of the merger;

•	G&W having performed or complied in all material respects with all agreements and covenants required by it under the merger agreement at or prior to the completion of the merger; and

•	G&W having delivered to the Company a certificate, signed by an executive officer of G&W, to the effect that each of the conditions specified in the preceding two bullets have been satisfied.

The merger agreement defines a “Company Material Adverse Effect” as any effect that, individually or taken together with all other effects, is or is reasonably expected to (i) be materially adverse to the business, results of operations, financial condition, assets or liabilities of the Company and its subsidiaries, taken as a whole, or (ii) prevent or materially delay the performance by the Company of any of its obligations under the merger agreement or the completion of the merger or the other transactions contemplated by the merger agreement. The merger agreement provides that none of the following events occurring after the date of the merger agreement, alone or in combination, will be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect pursuant to the foregoing clause (i):

•	any change in the Company’s stock price or trading volume (provided that such exclusion shall not apply to the effect giving rise or contributing to such change);

•	any failure by the Company to meet revenue or earnings projections (provided that such exclusion shall not apply to the underlying effect that may have contributed to such failure to meet any such projections);

•	any effect that results from changes affecting the railroad industry generally, or the United States economy generally, or any effect that results from changes affecting general worldwide economic or capital market conditions, or any effect that results from acts of war or terrorism or natural disasters, in each case except to the extent such changes, acts or disasters, disproportionately affect the Company and its subsidiaries, taken as a whole, relative to the other freight railroad companies operating in the United States;

•	any effect caused by the announcement or pendency of the merger;

•	the performance of the merger agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein (except with respect to any representation or warranty regarding conflicts or required filings and consents);

•	changes in any applicable accounting regulations or principles or the interpretations thereof, in each case, except to the extent the foregoing disproportionately affect the Company and its subsidiaries, taken as a whole, relative to the other freight railroad companies operating in the United States; or

•	in and of itself, the commencement of any suit, action or proceeding (provided that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such action, suit or proceeding).

Termination of the Merger Agreement

The merger agreement may be terminated and the merger and the transactions contemplated by the merger agreement abandoned as follows:

•	by mutual written consent of the Company and G&W;

•	by G&W or the Company, if any governmental entity issues a final, non-appealable order or takes any other action that becomes final and non-appealable, or there exists any law, in each case, permanently enjoining, restraining or otherwise prohibiting the merger (so long as the party seeking termination has used reasonable best efforts to remove such order or reverse such action);

•	by G&W or the Company, if the required approval of the merger agreement by the Company’s shareholders is not obtained;

•	by the Company if prior to the approval of the merger agreement and the merger by the Company’s shareholders, the Company executes a definitive agreement with respect to a superior proposal substantially concurrent with such termination, subject to compliance by the Company with the non-solicitation prohibitions in the merger agreement and payment by the Company of the termination fee substantially concurrent with such termination;

•	by G&W, if:

•	the Board withdraws, adversely modifies or publicly proposes to withdraw or adversely modify, its approval, recommendation or declaration of advisability of the merger agreement, the plan of merger or the merger (or takes any action or makes any other public statement inconsistent with such recommendation) or approves or adopts, recommends to the Company’s shareholders that they approve or adopt, or publicly proposes to recommend, approve or adopt a third party takeover proposal;

•	the Board fails to include in this proxy statement its recommendation to approve the merger and the merger agreement;

•	the Board recommends to the shareholders that they approve or accept a superior proposal;

•	the Company authorizes, enters into or announces the Company’s intention to enter into a definitive agreement regarding a takeover proposal or a superior proposal;

•	the Company breaches or fails to perform in any material respect its non-solicitation obligations set forth in the merger agreement; or

•	the Board fails to publicly reconfirm its recommendation to the Company’s shareholders to vote in favor of the merger agreement either at the special meeting or in a press release, in either case within ten business days of being requested to do so by G&W following a publicly announced takeover proposal;

•	by G&W or the Company, if the merger is not completed by December 31, 2016 (or, if the only unsatisfied condition is STB approval of the merger, by February 28, 2017) (such date, the “outside date”), provided that the right to terminate the merger agreement under this circumstance will not be available to a party whose failure to fulfill any material obligation under the merger agreement was the cause of or results in the failure of the merger to occur on or before such date; or

•	by G&W or the Company, if the other party materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, and such breach is not cured or capable of being cured by the earlier of the date that is 30 days after delivery of written notice of such breach and the outside date; as long as the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement.

A “takeover proposal” means any inquiry, offer or proposal from a third party (other than the transactions contemplated by the merger agreement) relating to:

•	any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 20% or more of the assets (including capital stock of the Company’s subsidiaries) (based on the fair market value thereof, as determined by the Board in good faith) of the Company and its subsidiaries, taken as a whole, or (ii) 20% or more of the outstanding shares of common stock or preferred stock;

•	any tender offer or exchange offer that, if consummated, would result in any third party owning, directly or indirectly, 20% or more of the outstanding shares of common stock or preferred stock; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any third party (or the shareholders of any third party) would own, directly or indirectly, 20% or more of the common stock or preferred stock (or securities of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity).

For purposes of the termination fee provisions described below, all references to “20% or more” in the definition of “takeover proposal” shall instead refer to “more than 50%”.

Termination Fee

Under the terms of the merger agreement, the Company must pay G&W a termination fee of $3,785,000 if:

•	G&W terminates the merger agreement as a result of (i) the Board withdrawing, adversely modifying or publicly proposing to withdraw or adversely modify, its approval, recommendation or declaration of advisability of the agreement, the plan of merger or the merger (or takes any action or makes any other public statement inconsistent with such recommendation) or approves or adopts, recommends to the Company’s shareholders that they approve or adopt, or publicly proposes to recommend, approve or adopt a third party takeover proposal, (ii) failure of the Board to include in this proxy statement its recommendation to approve the merger and the merger agreement, (iii) the Board recommending to the Company’s shareholders that they approve or accept a superior proposal, (iv) the Company authorizing, entering into or announcing the Company’s intention to enter into a definitive agreement regarding a takeover proposal or a superior proposal, (v) the Company breaching or failing to perform in any material respect its non-solicitation obligations set forth in the merger agreement, or (vi) the Board failing to publicly reconfirm its recommendation to the Company’s shareholders to vote in favor of the merger agreement within ten business days of being requested to do so by G&W following a publicly announced takeover proposal;

•	G&W terminates the merger agreement as a result of the Company’s material breach any of its representations, warranties, covenants or agreements contained in the merger agreement, provided that G&W is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and the Company’s breach is not cured by the earlier of the date that is 30 days after delivery of written notice of such breach and the outside date, but only if:

•	a takeover proposal has been made or communicated to the Board or senior management or shall have been publicly announced or publicly made known to the Company’s shareholders prior to termination of the merger agreement; and

•	within 12 months of termination of the merger agreement, the Company enters into a definitive agreement with respect to, or consummates, any takeover proposal;

•	the Company terminates the merger agreement in connection with entering into a definitive agreement to effect a superior proposal; or

•	G&W or the Company terminates the merger agreement as a result of:

•	the required approval of the merger agreement by the Company’s shareholders not being obtained, but only if:

•	a takeover proposal with respect to the Company has been made or communicated to the senior management or the Board or shall have been publicly announced or publicly made known to the Company’s shareholders prior to termination of the merger agreement, and

•	within 12 months of termination of the merger agreement, the Company enters into a definitive agreement with respect to, or consummates, any takeover proposal; or

•	the merger not being completed by December 31, 2016 (or, if the only unsatisfied condition is STB approval of the merger, by February 28, 2017), but only if:

•	a takeover proposal with respect to the Company has been made or communicated to the senior management or the Board or shall have been publicly announced or publicly made known to the Company’s shareholders prior to termination of the merger agreement, and

•	within 12 months of termination of the merger agreement, the Company enters into a definitive agreement with respect to, or consummates, any takeover proposal.

Limitations on Considering Other Acquisition Proposals; Non-Solicitation Provisions and Exceptions

The Company has agreed that neither it nor its subsidiaries nor any of their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, auditors, consultants, and other agents and advisors (which we refer to as the Company’s representatives) will, directly or indirectly:

•	solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a takeover proposal (other than contacting or engaging in discussions with the person making a takeover proposal or its representatives for the sole purpose of clarifying such takeover proposal);

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any confidential information with respect to or that could reasonably be expected to lead to, any takeover proposal; or

•	approve or recommend or publicly propose to approve or recommend, or cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any takeover proposal, other than a permitted confidentiality agreement (as described below).

The Company agreed to and will cause its subsidiaries and direct its representatives to immediately cease and cause to be terminated after the execution of the merger agreement all then existing discussions and negotiations with any person with respect to any takeover proposal and to terminate data room access of all such persons and request the prompt return or destruction of all confidential information previously furnished in connection therewith.

If, prior to receipt of shareholder approval of the merger agreement, the Company receives a bona fide unsolicited written takeover proposal and the Company has not breached its obligations under the non-solicitation provisions of the merger agreement, the Board may furnish information with respect to the Company and its subsidiaries to the third party making such takeover proposal (provided that all such information has previously been provided to G&W or is provided to G&W prior to or substantially concurrently with the time it is provided to such person) and participate in discussions and negotiations regarding such bona fide unsolicited written takeover proposal if:

•	the Board first determines (1) after consultation with, and taking into account the advice of, its financial advisor and outside legal counsel, that such takeover proposal constitutes, or is reasonably likely to lead to, a superior proposal, and (2) after consultation with, and taking into account the advice of, its outside legal counsel, that the failure to take such action would be inconsistent with the Board’s fiduciary duties to our shareholders under applicable law; and

•	prior to furnishing or affording access to any information or data with respect to the Company or any of its subsidiaries or otherwise relating to a takeover proposal, the third party enters into a customary confidentiality agreement with the Company containing terms substantially similar to those contained in the Company’s confidentiality agreement with G&W (a “permitted confidentiality agreement”).

A “superior proposal” means any bona fide unsolicited takeover proposal that if consummated would result in a third party owning, directly or indirectly, (a) 50% or more of common stock and preferred stock (or securities of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity) or (b) 50% or more of the assets (based on the fair market value thereof, as determined by the Board in good faith) of the Company and its subsidiaries, taken as a whole, which, in either case, the Board determines (after consultation with, and taking into account the advice of, its financial advisor and outside counsel), would be more favorable to the shareholders of the Company from a financial point of view than the merger, taking into account all legal, financial (including the financing terms thereof), regulatory and other aspects of such offer and the likelihood and timing of consummation.

The Company has agreed to, as soon as reasonably practicable, and in any event within two business days, notify G&W orally and in writing of the receipt of any takeover proposal or any request for information or other inquiry (including copies of any written proposal or inquiry related thereto) that the Company reasonably believes could lead to any takeover proposal, the material terms and conditions of any such takeover proposal or request for information or other inquiry and the identity of the person making any such takeover proposal or request for information or other inquiry. The Company is also required, subject to the Board’s fiduciary duties under applicable law, to keep G&W reasonably informed of any material developments with respect to any such takeover proposal or request for information or other inquiry (including any material changes thereto).

In addition, under the merger agreement, the Company agreed that neither its Board nor any committee of the Board, will:

•	withdraw (or modify in a manner adverse to G&W), or publicly propose to withdraw (or modify in a manner adverse to G&W), the approval, recommendation or declaration of advisability by the Board or any such committee of the merger agreement, the plan of merger and the merger (or take any other action or make any other public statement inconsistent with such recommendation);

•	recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any takeover proposal (together with the action in the immediately preceding bullet, an “adverse recommendation change”);

•	approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any takeover proposal, other than any permitted confidentiality agreement; or

•	authorize any of, or resolve, commit or agree to take any of, the foregoing actions.

However, prior to receipt of shareholder approval of the merger agreement, the Board may either make an adverse recommendation change or cause or permit the Company to terminate the merger agreement to enter into a definitive agreement regarding a superior proposal, if, after consultation with, and taking into the account the advice of, its outside counsel, it determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and, after consultation with its financial advisor and outside counsel, it determines in good faith that the takeover proposal constitutes a superior proposal (and such determination is reaffirmed in good faith by the Board after consultation with its financial advisor and outside counsel at the end of the notice period described below), subject to the Company’s compliance with the notice provisions described below.

In the event the Board makes this determination and prior to making an adverse recommendation change or terminating the merger agreement, the Company must provide three business days’ prior written notice to G&W that the Board intends to take such action and specifying the reasons therefor, including the material terms and conditions of any superior proposal (and the identity of the person making such superior proposal) that is the basis of the proposed action by the Board. During such three business day period, if requested by G&W, the Company and its representatives must engage in good faith negotiations with G&W and its representatives to, among other things, amend the merger agreement in such a manner that (i) any takeover proposal which was determined to constitute a superior proposal no longer is a superior proposal and (ii) the failure of the Board to make an adverse recommendation change would no longer be inconsistent with its fiduciary duties under applicable law. Any changes to the financial or other terms of the merger agreement or the other transaction documents made by the Company in response to a notice of superior proposal must be taken into account by the Board in determining whether to make an adverse recommendation change or to terminate the merger agreement in connection with a superior proposal. Any amendment to the financial terms or any other material amendment of such superior proposal will require a new three business day notice period and the Company must follow the requirements set forth above with respect to such amendment.

Prior to receipt of shareholder approval of the merger agreement, in the event that a positive event, fact, circumstance, development or occurrence with respect to the Company and its subsidiaries or the business of the Company and its subsidiaries occurs that is material to the Company and its subsidiaries, taken as a whole, and which was unknown and not reasonably foreseeable to the Board when the merger agreement was executed, or if known, the consequences of which were not known or reasonably foreseeable to the Board when the merger agreement was executed, and that becomes known prior to obtaining shareholder approval of the merger agreement (an “intervening event”), and the Board determines, after consultation with its outside counsel, that the failure to take an action in response to such intervening event would be inconsistent with its fiduciary duties, the Board may make an adverse recommendation change, provided that the Company has provided three business days’ written notice to G&W of such intervening event, which notice will include a description of the applicable intervening event and the action intended to be taken by the Board and the reasons therefor, and during such period the Company has negotiated in good faith with G&W, if requested by G&W, to amend the merger agreement in such a manner as (i) to obviate the need for adverse recommendation change and (ii) the failure to make such adverse recommendation change would no longer be inconsistent with the Board’s fiduciary duties under applicable law. Any changes to the financial or other terms of the merger agreement or the other transaction documents made by the Company in response to a notice of intervening event must be taken into account by the Board in determining whether to make an adverse recommendation change in connection with an intervening event. Any material change in respect of such intervening event will require a new three business day notice period and the Company must follow the requirements set forth above with respect to such material change.

Notwithstanding the foregoing, nothing in the merger agreement shall prohibit the Company from complying with its disclosure obligations under U.S. federal or state law, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or making any “stop-look-and-listen” communication to the Company’s shareholders pursuant to Rule 14d-9(f) under the Exchange Act or any similar disclosure to the Company’s shareholders if the Company determines after consultation with its outside legal counsel that failure to do so would be inconsistent with its obligations under law, in each case as long as the Board publicly reaffirms its recommendation of approval of the merger agreement, the plan of merger and the merger in such disclosure or communication (other than in a customary “stop-look-and-listen” communication pursuant to Rule 14d-9(f)).

The Shareholders Meeting

The Company has agreed to take all actions in accordance with applicable law, the Company’s articles of incorporation, the Company’s bylaws and the rules of the NASDAQ to duly call, hold and convene a meeting of its shareholders as promptly as practicable after the SEC clears this proxy statement (but in any event, on or around the 20th business day following the mailing of this proxy statement) to consider and vote upon the approval of the merger agreement and any other matter required to be approved by the shareholders of the Company in order to complete the merger.

In addition, the Company has agreed to recommend approval of the merger agreement, the plan of merger, and the merger by the Company’s shareholders, and to include such recommendation in this proxy statement. Neither the Board nor any committee thereof shall withdraw or modify, or publicly propose to resolve to withdraw or modify such recommendation in a manner adverse to G&W other than as described above in the section titled “—Limitations on Considering Other Acquisition Proposals; Non-Solicitation Provisions and Exceptions.” Unless the merger agreement has been terminated and subject to the Board’s right to make an adverse recommendation change as described above in the section titled “—Limitations on Considering Other Acquisition Proposals; Non-Solicitation Provisions and Exceptions,” the Company has agreed to take all lawful action to solicit from its shareholders proxies, and shall take all other action necessary or advisable to secure a vote of the holders of at least a majority of the outstanding shares of common stock and preferred stock, in favor of the approval of the merger agreement, the plan of merger and the merger. The Company may adjourn or postpone the special meeting to a date that is 30 calendar days or less after the date on which the special meeting was (or was required to be) originally scheduled (unless G&W consents to a later date) (i) after consultation with G&W, to the extent necessary to ensure that any legally required supplement or amendment to this proxy statement is provided to the Company’s shareholders or (ii) with G&W’s consent in the absence of a quorum.

Indemnification and Insurance

Indemnification

The merger agreement provides that the surviving corporation will indemnify all past and present officers and directors of the Company and its subsidiaries for acts or omissions related to such person’s service as a director or officer of the Company or its subsidiaries occurring at or prior to the effective time of the merger to the fullest extent permitted by the RIBCA, any other applicable law, the Company’s articles of incorporation or the Company’s bylaws, subject to any limitation imposed by law.

Under the merger agreement, G&W has agreed that all rights to indemnification and all limitations of liability existing in favor of any director or officer of the Company or any of its subsidiaries, as provided in the articles of incorporation and bylaws of the Company, similar governing documents of a Company subsidiary or in applicable law as in effect on the date of the merger agreement with respect to matters occurring on or prior to the effective time of the merger will survive the merger and be assumed by the surviving corporation.

For a period of six years following the effective time of the merger, the articles of incorporation and the bylaws of the surviving corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than as set forth in the articles of incorporation and bylaws of the Company as of the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for six years following the effective time of the merger in any manner that would adversely affect the rights thereunder, except as may be required by the RIBCA.

Directors’ and Officers’ Insurance

The merger agreement provides for G&W to cause the Company to maintain in effect its directors’ and officers’ liability insurance coverage existing prior to the effective time of the merger on terms with respect to such coverage and amount no less favorable than those of such current insurance coverage for acts or omissions occurring at or prior to the effective time of the merger for a period of six years following the effective time of the merger. Neither G&W nor the surviving corporation will be obligated to expend in any one year an amount in excess of 300% of the annual premium paid by the Company for such insurance on the date of the merger agreement. If the annual premiums for such insurance coverage exceed such amount, G&W and the Company will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. In lieu of the foregoing insurance coverage, G&W has the option to purchase, prior to the effective time of the merger, six year “tail” insurance coverage that provides coverage identical in all material respects to the coverage described above, provided that the premium is not more than 300% of the annual premium paid by the Company for such insurance on the date of the merger agreement.

The indemnification and insurance provisions of the merger agreement described above are intended to benefit, and are enforceable by, the indemnified persons and their respective heirs or representatives.

Conduct of Business Pending the Merger

Under the merger agreement, the Company has agreed that, until the effective time of the merger or the termination of the merger agreement, the Company and its subsidiaries, except as expressly permitted by the merger agreement or with the prior written consent of G&W, (i) will maintain its existence in good standing under applicable law, (ii) conduct its business and operations in the ordinary course of business consistent with prior practice, (iii) use reasonable best efforts to preserve substantially intact its business organizations, to keep available the services of its current officers and employees and to preserve the current relationships of the Company and its subsidiaries with customers, suppliers, distributors and other persons with which the Company or any of its subsidiaries has material business relations and (iv) will not:

•	declare or pay any dividends or other distributions in respect of its or its subsidiaries’ capital stock, other than regular quarterly dividends on common stock not to exceed $0.04 per share and the regular annual dividend on preferred stock not to exceed $5.00 per share, in each case consistent with past practice and with declaration, record and payment dates consistent with the timing of declaration, record and payment dates in the most recent comparable prior year fiscal quarter or prior fiscal year prior to the date of the merger agreement, as applicable;

•	adjust, split, combine, subdivide or reclassify any of its capital stock or that of its subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its subsidiaries;

•	repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire any shares of its capital stock or interests in any of its subsidiaries or any options, warrants, or other similar rights (other than the withholding of shares of common stock to satisfy tax obligations with respect to awards granted pursuant to the Company’s equity plans, and the acquisition of common stock in connection with the forfeiture of awards granted under the Company’s equity plans);

•	issue, deliver or sell any shares of its capital stock or interests in any of its subsidiaries or any options, warrants, or other similar rights, other than the issuance of shares of common stock (A) in accordance with the Company Anniversary Stock Plan in amounts not to exceed the number of shares previously disclosed to G&W, (B) upon the settlement of stock options or vesting of restricted stock units outstanding as of the date of the merger agreement, or (C) upon conversion of the outstanding shares of preferred stock in accordance with its terms;

•	amend or otherwise change the Company’s articles of incorporation or bylaws or equivalent organizational documents of the Company’s subsidiaries;

•	(A) purchase an equity interest in any entity or any division or business thereof, or (B) purchase the assets of any entity or any division or business thereof, except for the purchase of inventory or other assets pursuant to agreements previously disclosed to G&W in the ordinary and usual course of business and in a manner consistent with prior practice;

•	sell, lease, license, assign, transfer, abandon, mortgage, encumber, allow to lapse or otherwise dispose of or discontinue or fail to maintain any of its properties or assets (including capital stock of any subsidiary) other than (A) sales or other dispositions pursuant to agreements previously disclosed to G&W in the ordinary and usual course of business and in a manner consistent with past practice, (B) leases, subleases or licenses of real property owned or leased by the Company or its subsidiaries or tangible personal property leased by the Company or its subsidiaries, in each case, in the ordinary and usual course of business and in a manner consistent with past practice, with a value that does not exceed $100,000 individually or $250,000 in the aggregate, (C) sales or other dispositions of real estate not utilized in the operations of the Company or its subsidiaries with a value that does not exceed $100,000 individually or $250,000 in the aggregate, except for sales or dispositions pursuant to agreements previously disclosed to G&W, (D) sales of obsolete or written off assets in the ordinary and usual course of business and in a manner consistent with past practice for fair or reasonable value, (E) sales or other dispositions of assets utilized in the operations of the Company or its subsidiaries, the total value of which does not exceed $250,000 in the aggregate, except for sales or dispositions pursuant to agreements previously disclosed to G&W, (F) sale of railroad track maintenance tax credits in the ordinary and usual course of business and in a manner consistent with past practice, or (G) as otherwise previously disclosed to G&W;

•	pledge or otherwise encumber (other than as permitted in the merger agreement) any of its or its subsidiaries’ shares of capital stock, options, warrants, or other similar rights or properties or assets;

•	incur (or modify in any material respect) any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any such indebtedness or any debt securities of another entity, or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, other than (A) indebtedness incurred in the ordinary and usual course of business and in a manner consistent with past practice under the Company’s existing credit facilities not in excess of $1 million in the aggregate, and (B) construction loans, performance and completion guaranties and surety obligations incurred in connection with pending or contemplated capital projects previously disclosed to G&W not in excess of $2.5 million in the aggregate;

•	make any loans, advances or capital contributions to, or investments in, any entity, or enter into any swap or hedging transaction or other derivative agreement, other than hedging transactions for fuel having a term of less than one year and entered into in the ordinary course of business consistent with past practices;

•	except for pending claims and litigation with respect to which an insurer has the right to control the settlement decision, settle any suit, action, arbitration, investigation, claim or litigation, in each case made or pending against the Company or any of its subsidiaries or any of its or their officers and directors in their capacities as such, other than the settlement of suits, actions, arbitrations, investigations, claims or litigations which (A) is consistent with past practice and solely for monetary damages for an amount not to exceed $250,000 individually or $500,000 in the aggregate or (B) would not be reasonably expected to prohibit or restrict the Company and its subsidiaries from operating their business in substantially the same manner as operated on the date of the merger agreement;

•	settle, compromise, release, forgive or cancel any indebtedness or waive any material benefits, claims or rights of substantial value;

•	change its tax accounting methods, principles or practices, except as required by generally accepted accounting principles or applicable laws;

•	grant any increases in the compensation of any of its directors, executive officers or employees, except for (A) contractually mandated increases in the compensation of employees represented by applicable collective bargaining agreements and (B) increases in the compensation of non-executive-officer employees in the ordinary course of business consistent with past practice and which would not increase such person’s compensation in excess of 3% over such person’s prior year compensation;

•	except as required by existing equity award agreements, the merger agreement, or applicable law (i) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, executive officer, employee or individual independent contractor, (ii) accelerate the time of payment or vesting of, the lapsing of restrictions or waiving of performance conditions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any benefit plan, (iii) enter into, terminate or materially amend any benefit plan, (iv) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan (other than a multiemployer plan) or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable law, or (v) forgive any loans to employees;

•	hire any person to be employed by the Company or any subsidiary or terminate the employment of any employee of the Company or any subsidiary, other than (A) the firing of any non-union employee for “Cause” (as such term is defined in the Company’s standard change-in-control agreement) or (B) the hiring or firing of any non-executive-officer employees in the ordinary course of business consistent with past practice;

•	make or change any material tax election, settle or compromise any material tax liability, fail to file any material tax return when due, enter any closing agreement, file any materially amended tax return or surrender any right to claim a material tax refund, offset or other reduction in tax liability, except as required by applicable law;

•	(A) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its subsidiaries or any of their respective affiliates or any successor thereto or that would reasonably be expected to, after the effective time of the merger, limit or restrict in any material respect the Company, any of its subsidiaries, the surviving corporation, G&W or any of their respective affiliates, from engaging or competing in any line of business, in any location or with any third party, (B) modify or amend on terms materially adverse to the Company or any of its subsidiaries or terminate any material agreement, or enter into any material agreement, or (C) enter into, amend in any respect, modify in any respect or terminate or engage in any transactions with any executive officer or director of the Company or its subsidiaries, any party owning 5% or more of the Company shares or any relative or affiliate of any such party;

•	change the Company’s methods or principles of accounting, except as required by concurrent changes in generally accepted accounting principles or Regulation S-X under the Exchange Act or the Company’s independent accountants;

•	take any action that would reasonably be expected to make any representation or warranty of the Company set forth in the merger agreement, or omit to take any action reasonably necessary to prevent any representation or warranty of the Company set forth in the merger agreement from being inaccurate in any respect at, or as of any time before, the effective time of the merger;

•	make or authorize any capital expenditures, other than (A) capital expenditures up to an aggregate amount not greater than the amount previously disclosed to G&W, and otherwise consistent with, the budget previously provided to G&W, and (B) expenditures (whether accounted for as capital expenditures or operating expenses) required in connection with carrying out the terms and conditions of any grant made to the Company by a governmental entity and previously disclosed to G&W;

•	enter into any line of business other than the railway business;

•	fail to use reasonable efforts to maintain or renew existing insurance policies or comparable replacement policies, or prejudice any rights of recovery under any insurance policy other than in the ordinary and usual course of business consistent with past practice;

•	except for the merger agreement, adopt or enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the

Company or any of its subsidiaries or file a petition in bankruptcy under the provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy against it under any similar applicable law;

•	except as required by law, enter into any collective bargaining agreement, or renew, terminate, extend or renegotiate any existing collective bargaining agreement;

•	reorganize, restructure or combine any railroads or railroad operations if any such action would result in the Company or any of its subsidiaries being classified as a Class II railroad by the STB;

•	enter into any agreement, arrangement, understanding or transaction that is not on an arm’s length basis;

•	abandon or discontinue service over all or any portion of its rail lines and adjacent yards, spur tracks and other rail facilities, or commence a regulatory proceeding to facilitate any such abandonment or discontinuance; and

•	authorize, commit or agree to take any of the foregoing actions.

The agreements relating to the conduct of the Company’s business contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read Article V of the merger agreement attached to this proxy statement as Annex A.

Employee Benefits

Under the terms of the merger agreement, from and after the effective time of the merger through December 31, 2017, G&W will cause the surviving corporation to provide to Company employees who are employed as of the effective time of the merger, (i) base salary and annual incentive bonus opportunities that are no less favorable than the base salary and target bonus opportunities applicable to such Company employees immediately prior to the effective time of the merger and (ii) employee benefits that are comparable in the aggregate to the employee benefits provided to such employees immediately prior to the effective time of the merger. However, for union employees, the wages, hours and other terms will be as provided for in any applicable collective bargaining agreement or pursuant to applicable law.

Until December 31, 2017, G&W will provide each Company employee who incurs an involuntary termination of employment without cause with severance payments and severance benefits that are no less favorable than the severance payments and severance benefits to which such Company employees would have been entitled with respect to such termination under the severance policies or agreements of the Company as in effect immediately prior to the effective time of the merger.

Pursuant to the merger agreement, the Company suspended the ESPP on August 12, 2016 and each ESPP participant’s accumulated contributions in the participant’s ESPP account were paid to such participant on August 24, 2016. No additional payroll deductions are permitted under the merger agreement. Prior to and contingent upon the closing of the merger, the Company will take all actions that are necessary to provide that the ESPP will terminate as of the effective date of the merger.

Following the merger, G&W will cause the surviving corporation and its subsidiaries to (1) honor all obligations under the Company equity plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately prior to the merger, and the merger will be deemed to constitute a “change in control,” “change of control” or “corporate transaction” under such equity plans, arrangements or agreements, (2) give Company employees employed prior to the merger full credit for such Company employees’ service with the Company and its subsidiaries for purposes of eligibility and vesting, but not for purposes of benefit accruals (except vacation and severance), and (3) use reasonable best efforts to (i) waive any preexisting condition limitations otherwise applicable to such Company employees’ and their eligible dependents under any G&W benefit plan (other than any limitations that were in effect with respect to such Company employees as of the effective time of the merger under analogous benefit plans), (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company employees and their eligible dependents under the health plans in which they participated immediately prior to the merger in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans in which such Company employees participate following the merger in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company employee and his or her eligible dependents following the merger, to the extent such Company employee or eligible dependent had satisfied any similar limitation or requirement under an analogous the Company benefit plan prior to the merger.

The Company is permitted to pay bonuses based on services rendered through the effective time of the merger to Company employees and executive officers and in such amount(s) as the Board may determine, so long as the aggregate amount of such bonuses does not exceed $350,000.

Efforts to Complete the Merger

The Company, Merger Sub and G&W agreed to use reasonable best efforts to:

•	obtain all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from governmental entities and make all necessary, proper or advisable registrations, filings and notices and take all steps as may be necessary to obtain an approval, waiver or exemption from any governmental entity (including under, if applicable, the HSR Act and from the STB);

•	obtain all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-governmental third parties; and

•	execute and deliver any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement and transaction documents.

With respect to STB regulatory filings, G&W, Merger Sub and the Company agreed to cooperate with one another (i) in promptly making any filings with the STB for the approval or exemption of the merger and the transactions contemplated thereby, and seeking a written informal opinion regarding G&W’s proposed form of and possible use of a voting trust agreement, furnishing information required in connection therewith and seeking to obtain timely any such approval or exemption and (ii) in keeping the other party reasonably informed of the status of any communications with, and any inquiries or requests for, additional information from the STB regarding any of the transactions contemplated by the merger agreement.

Additionally, under the merger agreement, the Company, Merger Sub and G&W agreed to use reasonable best efforts to avoid or eliminate impediments under any antitrust law that may be asserted by any governmental entity with respect to the merger so as to enable the closing to occur as soon as reasonably possible, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of G&W or its subsidiaries or affiliates or of the Company or its subsidiaries and (y) otherwise taking or committing to take actions that after the closing date would limit the freedom of G&W or its subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its or its subsidiaries’ businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the closing.

Regulatory Approvals Required for the Merger

Before G&W may complete the merger and within fifteen business days of the date of the merger agreement, G&W must file with the STB the appropriate documentation for the approval of, authorization of or exemption by, the STB of the merger. On September 1, 2016, G&W filed a petition for exemption with the STB requesting approval or exemption to complete the merger and control the Company. G&W will also submit a form of voting trust agreement to the STB seeking a written informal opinion that using a voting trust arrangement would insulate G&W from having unauthorized control of the Company if (i) G&W has not received from the STB the approval or exemption of the merger before the effective time of the merger and (ii) the stock of the surviving corporation is placed into the voting trust immediately following the merger.

Transaction Litigation

The Company will promptly notify G&W (and in any event within two business days), and keep G&W reasonably informed of :

•	any communication from any person alleging that the consent of such person is or may be required in connection with the merger agreement,

•	any communication from any governmental entity in connection with the merger agreement, and

•	any actions, suits, claims, litigations, investigations or proceedings, including any shareholder litigation, commenced, threatened or, to its knowledge, contemplated against, relating to or involving or otherwise affecting the Company or any of its subsidiaries or any of its or their officers or the Board, that, if pending on the date of the merger agreement, would have been required to have been disclosed pursuant to the merger agreement, or that relate to the merger agreement, the merger or the other transactions contemplated by the merger agreement.

The Company shall reasonably consult with G&W with respect to (and allow G&W to participate in), and shall consider in good faith G&W’s advice with respect to, the defense or settlement of any such action, suit, claim, litigation, investigation or proceeding, and no settlement, agreement to settle or action taken to settle thereof shall be agreed to without G&W’s prior written consent.

Representations and Warranties

The merger agreement contains representations and warranties that the Company, on the one hand, and G&W and Merger Sub, on the other hand, made solely to each other as of specific dates relating to their respective businesses. Those representations and warranties were made only for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties, including the disclosure letter referenced in the merger agreement that the Company delivered to G&W in connection with the execution of the merger agreement. Moreover, some of those representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be reflected in the Company’s public disclosures, may be subject to a standard of materiality provided for in the merger agreement, or may have been used for the purpose of allocating risk among G&W and the Company rather than establishing matters as facts. Accordingly, they should not be relied upon as statements of factual information. Third parties are not entitled to the benefits of the representations and warranties in the merger agreement.

The merger agreement contains representations and warranties of the Company relating to:

•	organization and good standing, charter documents;

•	authority for merger agreement;

•	capitalization;

•	the Company subsidiaries;

•	no conflict with certain organizational documents, agreements and governmental orders;

•	required filings and consents;

•	compliance with laws;

•	litigation;

•	SEC documents and filings and the Company financial statements;

•	absence of certain changes;

•	taxes and tax returns;

•	title to properties;

•	related party transactions;

•	employee benefit plans;

•	labor matters;

•	intellectual property;

•	insurance policies;

•	brokers;

•	the Company’s financial advisor opinion;

•	information supplied by the Company for inclusion in this proxy statement;

•	environmental matters;

•	anti-takeover provisions;

•	contracts;

•	Board recommendation;

•	the Company’s rail facilities and railroad assets; and

•	certain business practices of the Company.

Many of the representations and warranties in the merger agreement are qualified by knowledge or materiality qualifications or by the “Company Material Adverse Effect” clause.

The merger agreement contains representations and warranties of G&W relating to:

•	organization and good standing;

•	authority for agreement;

•	no conflict with certain organizational documents, agreements and governmental orders;

•	litigation;

•	sufficiency of funds to fund the payment of the merger consideration and any other payments required in connection with the completion of the merger;

•	brokers;

•	interim operations of Merger Sub;

•	ownership of common stock and preferred stock of the Company;

•	information supplied by G&W for inclusion in this proxy statement; and

•	solvency of the Company following the merger.

Many of the representations and warranties in the merger agreement are qualified by knowledge or materiality qualifications or by the “G&W material adverse effect” clause. A “G&W material adverse effect” is any effect with respect to G&W or Merger Sub that, individually or taken together with all other effects that have occurred prior to the date of determination of the occurrence of the G&W material adverse effect, is or would be reasonably likely to prevent or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement.

None of the representations and warranties by either party survives the effective time of the merger. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles III and IV of the merger agreement attached to this proxy statement as Annex A.

Expenses

Each party will pay all fees and expenses it incurs in connection with the merger agreement and the transactions contemplated thereby, whether or not the merger is consummated.

Amendments

G&W, Merger Sub and the Company may amend the merger agreement by executing a written amendment approved by their respective boards of directors. However, after approval of the merger agreement by the Company’s shareholders, no amendment of the merger agreement may be made which by law requires further approval of the Company’s shareholders without obtaining that approval.

Specific Performance

The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any court in the State of Rhode Island or any federal court sitting in the State of Rhode Island. Notwithstanding the foregoing, the parties further acknowledge and agree that prior to the termination of the merger agreement, the Company shall be entitled to seek specific performance to cause G&W to effect the closing, on the terms and subject to the conditions of the merger agreement, if (but only if) (A) all conditions (other than those conditions that (i) only qualify G&W’s or Merger Sub’s obligations to consummate the merger and (ii) by their terms are to be satisfied at the closing so long as such conditions would be satisfied if the closing date were the date on which the Company is seeking specific performance) have been satisfied and (B) G&W and Merger Sub fail to complete the closing by the date the closing is required to have occurred.

DISSENTERS’ RIGHTS

Under Section 7-1.2.1201 of the RIBCA, holders of shares of a class of stock registered on a national securities exchange are not entitled to dissenters’ rights. Consequently, holders of the common stock are not entitled to dissenters’ rights with respect to such shares. If the merger is consummated, holders of shares of preferred stock are entitled to dissenters’ rights under Section 7-1.2-1201 of the RIBCA, provided that they comply with the conditions established by Sections 7-1.2-1201 and 7-1.2-1202 of the RIBCA.

Sections 7-1.2-1201 and 7-1.2-1202 of the RIBCA are reprinted in their entirety as Annex D to this proxy statement and are incorporated into this proxy statement by reference. The following discussion is not a complete statement of the law relating to dissenters’ rights and is qualified in its entirety by reference to Annex D. This discussion and Annex D should be reviewed carefully by any holder of preferred stock who wishes to exercise statutory dissenters’ rights or who wishes to preserve the right to do so, as failure to comply with the required procedures may result in the loss of rights.

A record holder of preferred stock who makes the objection described below with respect to such shares of preferred stock and who otherwise complies with the statutory requirements of Sections 7-1.2-1201 and 7-1.2-1202 of the RIBCA will be entitled to the fair value of his or her shares of preferred stock. Except as set forth herein, shareholders will not be entitled to dissenters’ rights in connection with the merger.

Holders of shares of preferred stock who desire to exercise their dissenters’ rights must not vote in favor of the merger agreement and must deliver a separate written objection to the merger to us prior to or at the special meeting at which the merger agreement will be submitted to a vote by the shareholders. If the merger agreement is approved at the special meeting and you did not vote in favor of it, within 10 days after the date on which the vote was taken, you must deliver to us a written demand for payment of the fair value of your shares of preferred stock. A proxy or vote against the merger agreement will not by itself constitute such a demand. A shareholder who elects to exercise dissenters’ rights should mail or deliver his or her written objection and demand to: Secretary and General Counsel of the Company, Charles D. Rennick, Providence and Worcester Railroad Company, 75 Hammond Street, Worcester, Massachusetts 01610. We will not give you notice of the results of the special meeting and you must, therefore, comply with the 10-day demand notice time frame by taking affirmative action to determine the outcome of the vote. Any shareholder who fails to make a demand within the 10-day period will be bound by the terms of the merger agreement and the merger. Any shareholder making any such demand is thereafter only entitled to payment as provided in the RIBCA and is not entitled to vote or to exercise any other rights of a shareholder.

No demand may be withdrawn without the Company’s consent. If (i) the demand is withdrawn upon consent, (ii) the proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect the action, (iii) on the date of the filing of the articles of merger the surviving corporation is the owner of all of the outstanding shares of the other corporations that are party to the merger, (iv) no demand or petition for the determination of fair value by a court has been made or filed within the time frame described below or (v) a court of competent jurisdiction determines that the shareholder is not entitled to the relief described in this section, then the right of the shareholder to be paid the fair value of his, her or its shares ceases and his, her or its status as a shareholder is restored, without prejudice to any corporate proceedings taken during the interim.

Within 10 days after the effective time of the merger, the surviving corporation must provide notice of the effective time to all holders of preferred stock who have complied with Section 7-1.2-1202 of the RIBCA and demanded payment, together with a written offer to each dissenting shareholder to pay for his/her/its shares of preferred stock at a specified price deemed by the surviving corporation to be fair as of the day prior to the day the vote approving the merger agreement was taken (excluding any appreciation or depreciation in anticipation of the merger). The notice and offer must be accompanied by a balance sheet of the Company as of the latest available date and not more than twelve months prior to the making of the offer and a profit and loss statement of the Company for the twelve month period ended on the date of the balance sheet.

If within 30 days after the effective time of the merger, the dissenting shareholder and the surviving corporation agree on the fair value of the shares of preferred stock, payment by the surviving corporation will be made within 90 days of the effective time of the merger, upon surrender of the certificate or certificates representing such shares. If within 30 days after the effective time of the merger the parties do not agree on the fair value, the dissenting shareholder may file a written request to the surviving corporation within 60 days of the effective time of the merger, requesting that the surviving corporation file a petition in a court in Providence County in the State of Rhode Island demanding a determination of the fair value of the shares of preferred stock of all dissenting shareholders. The surviving corporation, within 30 days of receiving such request shall, or at its election at any time within the 60 days following the effective time of the merger may, file such petition. If the surviving corporation fails to institute this proceeding, any dissenting shareholder may do so in the name of the surviving corporation. Holders of preferred stock seeking to exercise dissenters’ rights should not assume that we will file such a petition. Accordingly, holders of preferred stock who desire to have their shares appraised should initiate requests as necessary for the perfection of their dissenters’ rights within the time periods and in the manner prescribed in Section 7-1.2-1202 of the RIBCA.

A copy of the petition must be served on each dissenting shareholder who is a resident of Rhode Island and served by registered or certified mail on each dissenting shareholder who is a nonresident of Rhode Island. Service on nonresidents of Rhode Island may also be made by publication as provided by law. All shareholders who are parties to the proceeding are entitled to judgment against the surviving corporation for the amount of the fair value of their shares of preferred stock. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the power and authority that is specified in the order of their appointment or an amendment of the order. The judgment is payable only upon and concurrently with the surrender to the surviving corporation of the certificate or certificates representing the preferred stock. Upon payment of the judgment, the dissenting shareholders cease to have any interest in the shares.

The court shall determine and assess the costs and expenses of any proceeding against the surviving corporation, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the surviving corporation has made an offer to pay for the preferred stock if the court finds that the action of the shareholders in failing to accept the offer was arbitrary or vexatious or not in good faith. The expenses include reasonable compensation for and reasonable expenses of the appraisers, but exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the preferred stock as determined materially exceeds the amount which the surviving corporation offered to pay for the preferred stock, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding a sum that the court determines to be reasonable compensation to any expert or experts employed by the shareholder in the proceeding.

Within 20 days of demanding payment under Section 7-1.2-1202 of the RIBCA, each shareholder who demanded payment for their shares of preferred stock and who holds preferred stock represented by certificates must submit their certificates of preferred stock to the Company for notation thereon of the pendency of the demand proceedings. Failure to submit certificates representing shares of preferred stock, at the option of the surviving corporation, terminates such holder’s rights under Section 7-1.2-1202 of the RIBCA unless a court of competent jurisdiction, for good and sufficient cause shown, directs otherwise. If shares of preferred stock represented by a certificate on which notation has been made are transferred, each new certificate issued for the shares of preferred stock must bear similar notation, together with the name of the original dissenting holder of the shares of preferred stock, and a transferee of the shares of preferred stock acquires by the transfer no rights in the surviving corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value of the shares.

Although we believe that the merger consideration is fair, no representation is made as to the outcome of the determination of fair value and holders of preferred stock should recognize that such a determination could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any shareholder exercising dissenters’ rights, and reserve the right to assert, in any dissenters’ proceeding, that, for purposes of Section 7-1.2-1202 of the RIBCA, the fair value of shares of preferred stock is less than the merger consideration.

HOLDERS OF SHARES OF PREFERRED STOCK CONSIDERING EXERCISING DISSENTERS’ RIGHTS SHOULD RECOGNIZE THAT THE FAIR VALUE OF THEIR SHARES DETERMINED UNDER SECTION 7-1.2-1202 OF THE RIBCA COULD BE MORE THAN, THE SAME AS, OR LESS THAN THE CONSIDERATION THEY ARE ENTITLED TO RECEIVE UNDER THE MERGER AGREEMENT IF THEY DO NOT EXERCISE THEIR DISSENTERS’ RIGHTS.

Any holder of shares of preferred stock who has duly demanded fair value in compliance with Section 7-1.2-1202 of the RIBCA will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distribution payable to shareholders of record at a date prior to the effective time of the merger.

Failure to comply strictly with all of the procedures set forth in Section 7-1.2-1202 of the RIBCA will result in the loss of a shareholder’s statutory dissenters’ rights.

MARKET PRICE OF COMMON STOCK

Our common stock is quoted on the NASDAQ under the trading symbol “PWX”. The following table sets forth, for the periods indicated, the high and low sale prices per share for our common stock as reported on the NASDAQ. Our preferred stock is not quoted on a market and is non-cumulative and the dividend is limited to $5.00 per share per annum and is convertible to 100 shares of common stock. Also included are dividends paid per share of common stock and preferred stock during these quarterly periods.

	Common Stock Trading Prices		Dividends Paid
	High	Low	Preferred	Common
2014
First Quarter	$19.95	$17.00	$5.00	$0.04
Second Quarter	19.45	17.30	–0–	0.04
Third Quarter	18.50	17.04	–0–	0.04
Fourth Quarter	20.00	16.70	–0–	0.04

2015
First Quarter	$19.64	$17.60	$5.00	$0.04
Second Quarter	18.97	17.25	–0–	0.04
Third Quarter	17.75	15.20	–0–	0.04
Fourth Quarter	16.25	13.05	–0–	0.04

2016
First Quarter	$15.82	$12.50	$5.00	$0.04
Second Quarter	17.64	14.12	–0–	0.04
Third Quarter (through [●], 2016)	25.00	15.60	–0–	0.04

As of [●], 2016, there were [●] shares of common stock outstanding, held by approximately [●] holders of record of common stock and 640 shares of preferred stock outstanding, held by [●] holders of record of preferred stock.

The declaration of cash dividends on both the common stock and the preferred stock is made at the discretion of the Board based on the Company’s earnings, financial condition, capital requirements and other relevant factors and restrictions. Under the merger agreement, described in “The Merger Agreement—Conduct of Business Pending the Merger,” the Company is prohibited from paying any dividend or other distribution on Company stock (other than regular quarterly dividends on common stock not in excess of $0.04 per share and the regular annual dividend on preferred stock not in excess of $5.00 per share, in each case consistent with past practice).

THE VOTING AGREEMENT

The following summary of the voting agreement is qualified by reference to the complete text of the voting agreement, which is attached to this proxy statement as Annex B and incorporated into this proxy statement by reference.

In connection with the execution of the merger agreement, G&W and the Company entered into a voting agreement with the Robert H. Eder Trust and the Linda Eder Trust (which we refer to as the “Eder Trusts”), which, as of the date of the voting agreement, collectively owned 842,742 shares of common stock and 500 shares of preferred stock. Under the voting agreement, each Eder Trust must vote all of its shares of Company stock:

•	in favor of approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger and any other action reasonably requested by G&W in furtherance thereof;

•	against any other merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company;

•	against any takeover proposal; and

•	against any amendment of the Company’s articles of incorporation or bylaws or any other action, proposal agreement or transaction involving the Company or any of its subsidiaries which could reasonably be expected to in any manner impede, frustrate, prevent, adversely affect, interfere with or nullify any provision of the merger agreement, the plan of merger attached thereto or any other transaction documents (including the voting agreement), the merger or any related transaction or change in any manner the voting rights of any capital stock of the Company.

Under the voting agreement, each of the Eder Trusts agreed not to, and not to permit any of its representatives, to:

•	solicit, initiate, encourage or take any other action to facilitate any inquiries with respect to a potential takeover proposal or action which would impede, frustrate, prevent, adversely affect, interfere with or nullify any provision of the merger agreement, the plan of merger attached thereto, any other transaction document (including the voting agreement), the merger or any related transaction or change in any manner the voting rights of any capital stock of the Company;

•	enter into any agreement, or provide any person any information with respect to, any takeover proposal or any action which would impede, frustrate, prevent adversely affect, interfere with or nullify any provision of the merger agreement, the plan of merger attached thereto, any other transaction document (including the voting agreement), the merger or any related transaction or change in any manner the voting rights of any capital stock of the Company;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, the Company, a takeover proposal or any action which would impede, frustrate, prevent adversely affect, interfere with or nullify any provision of the merger agreement, the plan of merger attached thereto, any other transaction document (including the voting agreement), the merger or any related transaction or change in any manner the voting rights of any capital stock of the Company, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any takeover proposal or an action which would impede, frustrate, prevent, adversely affect, interfere with or nullify any provision of the merger agreement, the plan of merger attached thereto, any other transaction document (including the voting agreement), the merger or any related transaction or change in any manner the voting rights of any capital stock of the Company;

•	approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, a takeover proposal; or

•	authorize or commit to do any of the foregoing.

In addition, except under limited circumstances, the Eder Trusts also agreed not to sell, assign, transfer or otherwise dispose of or encumber their shares of Company stock while the voting agreement is in effect. The Eder Trusts also agreed to waive and not exercise or assent to any dissenters’ rights under the RIBCA in connection with the merger or to commence or participate in any claim against the Company, G&W or any of their respective successors relating to the negotiation, execution and delivery of the voting agreement or the merger agreement or the consummation of the merger or any related transactions (other than claims to the extent relating to or based upon any alleged breach by G&W of the voting agreement). The voting agreement terminates immediately upon the earlier of the effective time of the merger, the termination of the merger agreement in accordance with its terms, or mutual written agreement of G&W and the Eder Trusts.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general summary of material United States federal income tax consequences of the merger to U.S. Holders (as defined below). The United States federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder’s individual circumstances or tax status. The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing temporary and final regulations under the Code and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. No attempt has been made to comment on all United States federal income tax consequences of the merger that may be relevant to the Company’s shareholders. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to a particular shareholder.

The following discussion may not apply to particular categories of holders of shares of common stock or preferred stock subject to special treatment under the Code, such as insurance companies, financial institutions, broker-dealers, tax-exempt organizations, individual retirement and other tax-deferred accounts, banks, persons subject to the alternative minimum tax, persons who hold the Company’s capital stock as part of a straddle, hedging or conversion transaction, persons whose functional currency is other than the United States dollar, persons eligible for tax treaty benefits, foreign corporations, foreign partnerships and other foreign entities, individuals who are not citizens or residents of the United States, dissenting shareholders and holders whose shares were acquired pursuant to the exercise of an employee stock option or otherwise as compensation. This discussion assumes that holders of shares of common stock and/or preferred stock hold their shares as capital assets (generally, property held for investment). The following discussion does not address state, local or foreign tax consequences of the merger.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of common stock or preferred stock that for United States federal income tax purposes is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust, or (2) has a valid election in effect to be treated as a “United States person” for United States federal income tax purposes.

The United States federal income tax consequences of the merger to a partner in an entity or arrangement treated as a partnership for United States federal income tax purposes that holds common stock or preferred stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding common stock or preferred stock should consult their own tax advisors.

The Merger

The receipt of cash by a U.S. Holder in exchange for shares of common stock or preferred stock of the Company in the merger will be a taxable transaction for United States federal income tax consequences. In general, you will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash received and your adjusted tax basis in your shares of common stock or preferred stock, as applicable. Your adjusted tax basis in a share will generally be equal to the amount you paid for the share. Gain or loss and holding period will be determined separately for each block of shares of common stock or preferred stock (that is, shares acquired at the same cost in a single transaction) exchange for cash in the merger. Generally, any gain or loss recognized upon the exchange will be capital gain or loss, and any such capital gain or loss will be long-term capital gain or loss if you have established a holding period of more than one year for your shares of Company stock. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

In addition, a 3.8% tax is imposed on all or a portion of the “net investment income” (within the meaning of the Code) of certain individuals (or the “undistributed net investment income” of certain estates and trusts). The 3.8% tax generally is imposed on the lesser of (i) the U.S. Holder’s “net investment income” (or the “undistributed net investment income” of certain estates and trusts) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). For these purposes, “net investment income” generally will include any gain recognized on the receipt of cash for shares pursuant to the merger.

Backup Withholding

U.S. Holders of the Company’s stock may be subject to information reporting and backup withholding on any cash payments they receive. The Company’s shareholders will not be subject to backup withholding, however, if they:

•	furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the Form W-9 or successor form included in the election form/letter of transmittal they will receive; or

•	are otherwise exempt from backup withholding.

Certain U.S. Holders (including corporations) are not subject to background withholding or information reporting rules.

Backup withholding is not an additional tax. If withholding results in an overpayment of taxes, a refund or credit against a shareholder’s United States federal income tax liability may be obtained from the IRS, provided the shareholder timely furnishes the required information to the IRS. A holder that does not furnish their correct TIN may be subject to penalties imposed by the IRS.

Other Tax Consequences

The state and local tax treatment of the merger may not conform to the United States federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the treatment of the merger under state and local tax laws.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each shareholder should consult the shareholder’s tax advisor regarding the applicability of the rules discussed above to the shareholder and the particular tax effects to the shareholder of the merger in light of such shareholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the treatment of stock options, restricted stock units or any other matters relating to equity compensation or benefit plans.

CERTAIN BENEFICIAL OWNERS OF

COMMON STOCK AND PREFERRED STOCK

Security Ownership of 5% Beneficial Owners

The table set forth below reflects the only persons (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to the best of the Company’s knowledge were, on September [●], 2016, the beneficial owners of more than five percent (5%) of the common stock or preferred stock. Each share of preferred stock is convertible at any time, at the option of the holder, into 100 shares of common stock. The footnotes to the table below sets forth the percentages of the outstanding common stock which would be held by the indicated owners if such owner’s preferred stock were converted in whole into common stock.

Name	Number of Shares Presently Owned	Present Percent of Class
Robert H. Eder Trust Linda Eder Trust(a) 130 Sunrise Avenue Palm Beach, Florida 33480	842,742 (Common) 500 (Preferred)	17.3%(b) 78.1%

GAMCO Asset Management Inc. Gabelli Funds, LLC Teton Advisors, Inc. One Corporate Center Rye, New York 10580	504,576 (Common)(c)	10.37%

Morris Propp 366 Eagle Drive Jupiter, Florida 33477	308,800 (Common)(d)	6.3%

Steinberg Asset Management, LLC Michael A. Steinberg 12 East 49th Street, Suite 1202 New York, New York 10017	610,238 (Common)(e)	12.5%

(a)	Robert H. Eder and Linda Eder are each co-trustees of the Robert H. Eder Trust and the Linda Eder Trust.

(b)	Ownership is based on a Schedule 13D/A filed with the SEC on February 21, 2014. If the preferred stock held by the Eder Trusts were converted in whole to common stock, then the Eder Trusts would collectively own 18.4% of the present outstanding common stock. Of the shares owned by the Robert H. Eder and Linda Eder Trusts, 768,162 shares of common stock and 500 shares of preferred stock are held directly by the Robert H. Eder Trust, and 74,580 shares of common stock are held directly by the Linda Eder Trust. By reason of this ownership, Mr. and Mrs. Eder may be deemed to be “control persons” with respect to the Company.

(c)	Ownership is based on a Schedule 13D/A filed with the SEC on January 19, 2016.

(d)	Ownership is based on a Schedule 13G filed with the SEC on October 27, 2015. Includes 25,000 shares of common stock as to which Mr. Propp has sole voting power, 45,000 shares of common stock as to which Mr. Propp has dispositive power, 33,000 shares of common stock as to which Mr. Propp shares voting power with his spouse and 205,800 shares of common stock as to which Mr. Propp shares dispositive power with his spouse.

(e)	Ownership is based on a Schedule 13G/A filed with the SEC on February 16, 2016. Includes 374,709 shares of common stock as to which Mr. Steinberg has sole voting and dispositive power.

Security Ownership of Directors and Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock as of September [●], 2016 by each Company director, each named executive officer and all directors and officers as a group.

Name	Number	Percentage
Richard W. Anderson(a)	3,650	*
Frank W. Barrett(b)	3,710	*
Roger N. Begin(c)	310	*
P. Scott Conti(d)	18,597	*
Robert H. Eder(e)	892,742	18.35%
James C. Garvey(f)	1,650	*
John J. Healy(g)	5,250	*
David J. McQuade(h)	2,830	*
Frank K. Rogers(i)	5,590	*
Alfred P. Smith(j)	239,523	4.92%
All executive officers and directors as a group (12) persons)(k)	1,175,591	24.16%

*	Less than one percent
(a)	Includes 1,980 shares of common stock issuable under stock options exercisable within 60 days.
(b)	Includes 2,250 shares of common stock issuable under stock options exercisable within 60 days.
(c)	Includes 210 shares of common stock issuable under stock options exercisable within 60 days.
(d)	Includes 5,910 shares of common stock issuable under stock options exercisable within 60 days.
(e)	Includes 768,162 shares of common stock held by the Robert H. Eder Trust of which Mr. Eder is co-trustee and 74,580 shares of common stock held by the Linda Eder Trust of which Mr. Eder is co-trustee and assumes the conversion of the 500 shares of preferred stock owned by the Robert H. Eder Trust.
(f)	Includes 1,350 shares of common stock issuable under stock options exercisable within 60 days.
(g)	Includes 2,610 shares of common stock issuable under stock options exercisable within 60 days.
(h)	Includes 230 shares of common stock issuable under stock options exercisable within 60 days.
(i)	Includes 2,915 shares of common stock issuable under stock options exercisable within 60 days
(j)	Includes 239,523 shares of common stock held by GATX Corporation of which Mr. Smith disclaims beneficial ownership.
(k)	Includes 50,000 shares of common stock issuable upon conversion of preferred stock beneficially owned by Mr. Eder and 18,368 shares of common stock issuable under stock options exercisable within 60 days.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, the Company will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the merger is not completed or if the Company is otherwise required to do so under applicable law, the Company will hold a 2017 annual meeting of shareholders on April 26, 2017. A shareholder who wants to have a qualified proposal considered for inclusion in the proxy statement for the Company’s 2017 annual meeting of shareholders must notify the Secretary and General Counsel of the Company not later than November 18, 2016. Shareholder proposals that are to be considered at the 2017 annual meeting but not requested to be included in the proxy statement must be submitted no later than February 27, 2017.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC filings of the Company are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning the Company also may be inspected at the offices of the NASDAQ Stock Market, LLC, located at One Liberty Place, 165 Broadway, New York, New York 10006.

The SEC permits the Company to “incorporate by reference” information into this proxy statement. This means that the Company can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement, except for any information superseded by information contained directly in this proxy statement or by information contained in documents filed with or furnished to the SEC after the date of this proxy statement that is incorporated by reference in this proxy statement.

The Company and this proxy statement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about the Company and its financial condition.

the Company Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2015—filed March 21, 2016
Quarterly Report on Form 10-Q	Quarter ended June 30, 2016—filed August 11, 2016
Current Reports on Form 8-K	August 15, 2016, August 16, 2016

In addition, the Company and this proxy statement also incorporates by reference additional documents that the Company may file with the SEC, between the date of this proxy statement and the date of the special meeting of shareholders (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit to such report, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this proxy statement.

Documents incorporated by reference are available from the Company without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit into this proxy statement. You can obtain documents incorporated by reference into this proxy statement by requesting them in writing or by telephone from the appropriate Company representative at the following address:

Providence and Worcester Railroad Company

75 Hammond Street

Worcester, Massachusetts 01610

(508) 755-4000

Attn: Charles D. Rennick, Secretary and General Counsel

If you would like to request documents, please do so by [●] in order to receive them before the special meeting of shareholders.

Statements contained in this proxy statement regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to the contract or other documents filed as an exhibit with the SEC.

The Company has not authorized anyone to give any information or make any representation that is different from, or in addition to, that contained in this proxy statement or in any of the materials that we have incorporated into this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement unless the information specifically indicates that another date applies. You should not assume that the information contained in this proxy statement is accurate as of any other date. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ANNEX A

MERGER AGREEMENT

BY AND AMONG

GENESEE & WYOMING INC.

PULLMAN ACQUISITION SUB INC.

AND

PROVIDENCE AND WORCESTER RAILROAD COMPANY

DATED AS OF AUGUST 12, 2016

Exhibit A	Plan of Merger	A-1-A
Exhibit B	Amended and Restated Articles of Incorporation of the Surviving Corporation	B-1-B

MERGER AGREEMENT

THIS MERGER AGREEMENT (together with all annexes, letters, schedules and exhibits hereto, hereinafter this “Agreement”), dated as of August 12, 2016, is by and among Genesee & Wyoming Inc., a Delaware corporation (“Parent”), Pullman Acquisition Sub Inc., a Rhode Island corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”), and Providence and Worcester Railroad Company, a Rhode Island corporation (the “Company”).

RECITALS

A. The Board of Directors of the Company (the “Company Board of Directors”) has unanimously (i) determined that this Agreement, the plan of merger attached as Exhibit A (the “Plan of Merger”), and the merger of Merger Sub with and into the Company (the “Merger”) pursuant to the Rhode Island Business Corporation Act, R.I.G.L § 7-1.2 et seq., as amended (the “RIBCA”) upon the terms and subject to the conditions set forth in this Agreement and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its shareholders (the “Company Shareholders”), (ii) adopted resolutions approving and declaring advisable the execution, delivery and performance of this Agreement (including all terms and conditions set forth herein) and the transactions contemplated hereby, including the Merger and the Plan of Merger, (iii) directed that this Agreement be submitted to the Company Shareholders for approval and (iv) resolved to recommend that the Company Shareholders approve this Agreement, and the transactions contemplated hereby, including the Merger and the Plan of Merger at the Company Shareholder Meeting.

B. The Board of Directors of Merger Sub has (i) determined that this Agreement, the Plan of Merger, and the transactions contemplated hereby, including the Merger, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole shareholder and (ii) adopted resolutions approving and declaring advisable this Agreement, the Plan of Merger and the transactions contemplated hereby, including the Merger. The sole shareholder of Merger Sub has approved this Agreement.

C. The Board of Directors of Parent, and Parent, as the sole shareholder of Merger Sub, in each case has approved this Agreement, the Plan of Merger, the Merger and the other transactions contemplated hereby.

D. As an inducement to Parent’s willingness to enter into this Agreement, Parent and the Robert H. Eder Trust and the Linda Eder Trust (collectively, the “Trusts”) are entering into a Voting Agreement, dated as of the date of this Agreement, with respect to the issued and outstanding shares of Company Preferred Stock and Company Common Stock beneficially owned by the Trusts (the “Voting Agreement”).

E. The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

F. Certain capitalized terms used in this Agreement are defined in Article IX, and Annex I includes an index of all capitalized terms used in this Agreement.

AGREEMENT

In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

Article I. - THE MERGER

Section 1.1 The Merger.

(a)	Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the RIBCA, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation under the Laws of the State of Rhode Island.

(b)	The Merger shall have the effects set forth in this Agreement, Section 7-1.2-1005 of the RIBCA and other applicable Law. Accordingly, from and after the Effective Time: (a) the Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the RIBCA; (b) the Surviving Corporation shall possess all rights, privileges, immunities and franchises of each of the Company and Merger Sub; and (c) the Surviving Corporation shall be responsible and liable for all liabilities and obligations of the Company and Merger Sub.

Section 1.2 Closing.

Subject to the terms and conditions of this Agreement, the Closing will take place at 10:00 a.m., local time, on the date that is the fifth (5th) Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article VI (the “Closing Date”), at the offices of Hinckley, Allen & Snyder, LLP, 100 Westminster Street, Suite 1500, Providence, Rhode Island, unless another time, date or place is agreed to in writing by the parties.

Section 1.3 Effective Time; Effect of the Merger.

On the Closing Date and subject to the terms and conditions hereof, the Articles of Merger with the Plan of Merger attached thereto shall be filed with the Rhode Island Secretary. The Merger shall become effective upon the issuance of a certificate of merger by the Rhode Island Secretary subsequent to the filing of the Articles of Merger with the Rhode Island Secretary, or such later time as agreed by the parties hereto and specified in such Articles of Merger (the “Effective Time”). The Merger shall have the effects set forth herein and in the applicable provisions of the RIBCA.

Section 1.4 Conversion of the Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)

Each share of preferred stock, par value $50.00 per share, of the Company (“Company Preferred Stock”) issued and outstanding immediately prior to the Effective Time (the “Preferred Shares”) (excluding Dissenter Shares) shall be deemed to be automatically converted, along with the aggregate accrued or accumulated and unpaid dividends thereon, into 100 shares of the common stock, par value $0.50 per share of the Company (“Company Common Stock”) without any further action by the relevant holder of such Preferred Shares or the Company. All Preferred Shares, when so deemed converted, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a Certificate representing Preferred Shares (each, a “Preferred Certificate”) or Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger

Consideration payable with respect to the Company Common Stock into which such Preferred Shares have been deemed converted (the “Converted Shares”), as provided in Section 1.4(b) hereof. From and after the Effective Time, (i) each Preferred Certificate (excluding a Preferred Certificate representing Dissenter Shares) shall be deemed to represent the number of Converted Shares into which the Preferred Shares represented by such Preferred Certificate have been deemed converted and (ii) all references to “Certificate” herein shall include any Preferred Certificate.

(b)	Except as provided in Section 1.4(c), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including any Converted Shares, but excluding Dissenters Shares) (the “Shares”) shall be canceled and shall be converted automatically into the right to receive, in cash without interest, $25.00 (the “Merger Consideration”), upon surrender of the Certificate and/or Letter of Transmittal representing such Shares as provided in Article II. All Shares, when so converted, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a Certificate representing Shares (including a Preferred Certificate representing Converted Shares) or Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

(c)	Each Share that is owned by the Company as treasury stock and each Share owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto. Each Share owned by any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall remain outstanding following the Effective Time and no Merger Consideration shall be payable with respect thereto.

(d)	Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.5 Organizational Documents.

(a)	At the Effective Time, pursuant to the Merger, the Company Articles of Incorporation shall be amended and restated so as to read as set forth in Exhibit B and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation. Thereafter, the articles of incorporation of the Surviving Corporation may be amended in accordance with their terms and as provided by Law.

(b)	At the Effective Time, pursuant to the Merger, the Company Bylaws shall be amended and restated at the Effective Time to read as did the bylaws of Merger Sub immediately prior to the Effective Time, except the name of the Company shall remain unchanged. Thereafter, the bylaws of the Surviving Corporation may be amended in accordance with their terms and the articles of incorporation of the Surviving Corporation and as provided by Law.

Section 1.6 Directors and Officers of the Surviving Corporation.

At the Effective Time, the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation and the officers of the Company (other than the Company’s current Chief Executive Officer) shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the articles of incorporation and bylaws of the Surviving Corporation.

Section 1.7 Options and Restricted Share Units.

(a)

Each option to purchase Company Common Stock (collectively, the “Options”) granted under the Company Equity Plans, whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, be canceled and, as of the Effective Time, the Company shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Company Common Stock provided for in such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock provided for in such Option, which cash payment shall be made without interest and shall be net of all applicable withholding taxes.

(b)	Each restricted share unit granted under any Company Equity Plan, agreement or arrangement of the Company, or otherwise (each, a “Restricted Share Unit”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall be canceled and shall be converted automatically into the right to receive the Merger Consideration for each share of Company Common Stock covered by such Restricted Share Units, less any required withholdings. As of the Effective Time, each holder of Restricted Share Units shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(c)	At the Effective Time, the Company Equity Plans shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be of no further force and effect and shall be deemed to be deleted. The Company shall take all actions necessary in order to effect the provisions of this Section 1.7, including adopting all necessary resolutions, reimbursing employees for applicable payroll withholdings authorized under the ESPP, seeking all necessary approvals and providing any notices required under the Company Equity Plans.

Section 1.8 Dissenter Shares.

Notwithstanding anything in this Agreement to the contrary, any Dissenter Shares shall not be deemed converted into Company Common Stock and converted into the right to receive the Merger Consideration as provided in Section 1.4(a), but instead holders of Dissenter Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Part 12. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose such holder’s dissenters’ rights under Part 12 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Part 12, then the right of such holder to be paid the fair value of such holder’s Dissenter Shares under Part 12 shall cease and such Dissenter Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration payable with respect to the Converted Shares represented thereby as provided in Section 1.4(a), without interest. At the Effective Time, the Dissenter Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenter Shares shall cease to have any rights with respect thereto, except such rights provided in the preceding two sentences. The Company shall serve prompt notice to Parent of any demands for dissenters’ rights under Part 12 of any holder of the Preferred Shares, attempted withdrawals of such demands and any other instruments served pursuant to the RIBCA received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, or as otherwise required under the RIBCA, waive any failure by a holder of Dissenter Shares to timely deliver a written demand or to perform any other act perfecting dissenter’s rights in accordance with the RIBCA, make any payment (or offer to make any payment) with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 1.9 Adjustments to Prevent Dilution.

Subject to the restrictions contained in Section 5.1, in the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.

Article II. EXCHANGE OF CERTIFICATES

Section 2.1 Paying Agent.

Prior to the Effective Time, Parent shall appoint the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this Article II, in the case of certificated Shares, and automatically, in the case of Book-Entry Shares. Immediately following the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in the aggregate amount required to pay the Merger Consideration in respect of the Shares pursuant to Section 1.4 (such cash amount being referred to herein as the “Exchange Fund”). The Exchange Fund shall be used solely for purposes of paying the Merger Consideration in accordance with this Article II and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries. Pending distribution of the Exchange Fund in accordance with this Article II, Parent may direct the Paying Agent to invest such cash, provided that such investments (i) shall be obligations of or guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $500,000,000 (collectively “Permitted Investments”) or money market funds that are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to this Article II. Any income from investment of the Exchange Fund will be payable solely to Parent (or its designee).

Section 2.2 Exchange Procedures.

(a)	As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 1.4: (i) a letter of transmittal (a “Letter of Transmittal”) that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 2.6) and (B) shall be in such form and have such other provisions as Parent may reasonably specify; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.

(b)	Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the applicable amount of cash that such holder has the right to receive pursuant to Section 1.4 and (ii) the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 2.2, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the applicable Merger Consideration.

(c)	Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate but may, if required by the Paying Agent, be required to deliver an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. Each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time or following the Paying Agent’s receipt of the applicable Letter of Transmittal (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after such time, the Merger Consideration to which such holder is entitled pursuant to this Article II and the Book-Entry Shares of such holder shall immediately be canceled.

(d)

In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company maintained by its transfer agent, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

Section 2.3 No Further Ownership Rights.

All Merger Consideration paid upon the surrender for exchange of the Certificates or Book-Entry Shares representing Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenter Shares.

Section 2.4 Termination of Exchange Fund.

Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Shareholders on the date that is twelve (12) months after the Effective Time shall be delivered to Parent (or its designee) upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Shareholder is entitled under this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto and only as a general creditor thereof.

Section 2.5 No Liability.

None of Parent, the Surviving Corporation or Merger Sub shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares two years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law or Order, become the property of Parent (or its designee) free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 2.6 Lost, Stolen or Destroyed Certificates.

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration.

Section 2.7 Withholding of Tax.

Notwithstanding anything to the contrary in this Agreement or the Plan of Merger, Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares, Dissenter Shares, Restricted Share Units or Options, such amounts as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation, any Affiliate thereof, or the Paying Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity in accordance with applicable Law and (b) treated for all purposes of this Agreement and the Plan of Merger as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation, any Affiliate thereof, or the Paying Agent, as the case may be.

Article III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in any Company Report filed with, or furnished to, the SEC by the Company since January 1, 2015 and publicly available prior to the date of this Agreement (collectively, the “Filed SEC Documents”) (excluding, in each case, any disclosure set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included therein, to the extent that they are cautionary, predictive or forward-looking) (it being acknowledged that clause (i) shall not apply to Sections 3.3(a), 3.3(b), 3.8(a), 3.8(b) and 3.9(b)(ii)) or (ii) as set forth in the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection), the Company represents and warrants to each of the other parties hereto as follows:

Section 3.1 Organization and Good Standing; Charter Documents.

(a)	Each of the Company and its Subsidiaries (i) is a corporation or other legal entity, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, except where any failure of any such Subsidiary to be in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) has full corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)	The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the Company Articles of Incorporation and Company Bylaws. The Company is not in violation of any of the provisions of the Company Articles of Incorporation or the Company Bylaws and will not be in violation of any of the provisions of the Company Articles of Incorporation or Company Bylaws, as such Company Articles of Incorporation and Company Bylaws may be amended (subject to Section 5.1) between the date hereof and the Closing Date.

(c)	The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the organizational or governing documents of each Subsidiary, and such organizational or governing documents for each Subsidiary of the Company are in full force and effect. The Subsidiaries are not in violation of any provisions of such organizational or governing documents, except where such failure would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2 Authority for Agreement.

The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action (including the approval of the Company Board of Directors) and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of capital stock of the Company, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than, with respect to the consummation of the Merger and the approval of this Agreement, the Company Required Vote). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (ii) the exercise by courts of equity powers.

Section 3.3 Capitalization.

(a)	The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 653 shares of Company Preferred Stock. As of August 11, 2016 (the “Measurement Date”), 4,866,593 shares of Company Common Stock are issued and outstanding, 640 shares of Company Preferred Stock (which are convertible into 64,000 shares of Company Common Stock, in the aggregate) are issued and outstanding, and no shares of Company Common Stock or Company Preferred Stock are held in the Company’s treasury or held by a Subsidiary of the Company. All outstanding Company Common Stock and Company Preferred Stock are, and any additional shares of Company Common Stock and Company Preferred Stock issued by the Company after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth in this Section 3.3(a) and for changes after the date hereof resulting from (i) the vesting of awards described in Section 3.3(b) and granted pursuant to Company Equity Plans outstanding on the date hereof or (ii) the issuance of Company Common Stock under the Anniversary Plan after the date hereof, there are no outstanding shares of capital stock of or other voting securities or ownership interests in the Company. From the Measurement Date until the date of this Agreement, no shares of Company Common Stock or Company Preferred Stock, or Options, Restricted Share Units or the Company Stock Rights have been issued, other than those shares issuable upon exercise of outstanding awards granted pursuant to the Company Equity Plans outstanding as of the Measurement Date or stock bonus awards issuable under the Anniversary Plan in accordance with the terms of the Anniversary Plan as set forth in Section 3.3(b)(III) of the Company Disclosure Letter.

(b)	As of the Measurement Date, (i) 103,465 Options are outstanding pursuant to the Company Equity Plans, (ii) 70,500 Restricted Share Units are outstanding pursuant to the Company Equity Plans, and (iii) 173,965 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Options and Restricted Share Units and 169,500 shares of Company Common Stock remain authorized and reserved for future awards pursuant to the Company 2015 Equity Plan. Section 3.3(b) of the Company Disclosure Letter contains a complete and correct list (which shall be updated not later than five days prior to the Effective Time) of each outstanding award granted pursuant to the Company Equity Plans, including, as applicable, the holder, date of grant, vesting schedule and number of shares of Company Common Stock subject thereto. Section 3.3(b) of the Company Disclosure Letter also sets forth the number of shares of Company Common Stock that may be issued under the Anniversary Plan prior to December 31, 2016. Except as set forth above in this Section 3.3(b), there are no Company Stock Rights.

(c)	There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or Company Stock Rights or to pay any dividend or make any other distribution in respect thereof. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

(d)	There are not any bonds, debentures, notes or other indebtedness of the Company or any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock or of the capital stock or other equity interest of any Subsidiary of the Company may vote.

Section 3.4 Company Subsidiaries.

A true and complete list of all the Subsidiaries of the Company is set forth in Section 3.4 of the Company Disclosure Letter. The Company is the owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Encumbrances. There are no outstanding Subsidiary Stock Rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary of the Company or any Subsidiary Stock Rights or to pay any dividend or make any other distribution in respect thereof. Except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests of any Person.

Section 3.5 No Conflict; Required Filings and Consents.

(a)	The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the approval of this Agreement and the Plan of Merger by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Articles of Incorporation or Company Bylaws, or the equivalent charter documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by Section 3.5(b) below have been obtained, and all filings described therein have been made, conflict with or violate any Law or Order applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) assuming that all consents, approvals and authorizations set forth in Section 3.5(a) of the Company Disclosure Letter have been obtained, require any consent or other action by any Person under, result in a breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under any Contract or authorization to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any property or asset of the Company or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Company Material Adverse Effect.

(b)

The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, the NASDAQ, any national or regional securities exchange or market system on which the securities of Parent are listed, state securities laws or “blue sky” laws, the HSR Act, the STB, and filing and recordation of the Articles of Merger (including the Plan of Merger) as required by the RIBCA, the Federal Communications Commission and such other consents, approvals, authorizations, permits, filings and notifications that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Compliance.

(a)	The Company and its Subsidiaries hold all Company Permits and are in compliance with the terms of such Company Permits, except where the failure to hold or be in compliance with such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. All such Company Permits are in full force and effect. No such Company Permit will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement. The business of the Company and its Subsidiaries has not since January 1, 2015 and is not being conducted in violation of any Law or Order, except for violations that would not reasonably be expected to have a Company Material Adverse Effect.

(b)	No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or their respective businesses is pending or, to the Knowledge of the Company, threatened and, to the Knowledge of the Company, no basis exists for any such investigation or review that reasonably would be expected to have a Company Material Adverse Effect.

Section 3.7 Litigation.

(a)	There is no claim, suit, action, proceeding, administrative charge, investigation or arbitration (or, to the Knowledge of the Company, any basis therefor) pending, or any accident or incident that is likely to give rise to any of the aforementioned, or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, their respective businesses, assets, properties, or rights or their respective directors, officers or employees in their capacities as such, or, to the Knowledge of the Company, any other Person for whom the Company or any of its Subsidiaries may be liable, which, if determined adversely, would reasonably be expected to have a Company Material Adverse Effect.

(b)	There are no Orders, solely or in the aggregate, outstanding against the Company or any of its Subsidiaries or their respective businesses, assets, properties or rights that would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Company Reports; Financial Statements.

(a)	The Company has timely filed all Company Reports required to be filed with the SEC, and has paid all fees and assessments due and payable in connection therewith. Each Company Report has complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Company Report, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were or are made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received by the Company from the SEC with respect to any Company Reports. To the Knowledge of the Company, as of the date of this Agreement, none of the Company Reports is subject to ongoing SEC review. None of the Subsidiaries of the Company is required to file any form, report or other document with the SEC.

(b)	The Company has made available (including via the SEC’s EDGAR system, as applicable) to Parent all of the Company Financial Statements. All of the Company Financial Statements comply, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of its operations, changes in shareholders’ equity and cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments consistent with GAAP, none of which are, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole).

(c)	There are no Liabilities of the Company or any of its Subsidiaries that, if known, would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than (i) Liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Company’s consolidated balance sheet as at June 30, 2016 (or the notes thereto) included in the Company’s 10-Q filed prior to the date of this Agreement for the fiscal quarter ended June 30, 2016, (ii) Liabilities incurred on behalf of the Company in connection with the transactions contemplated by this Agreement and (iii) Liabilities incurred in the ordinary course of business since June 30, 2016, none of which has had or reasonably would be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)	Since January 1, 2014, the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of the NASDAQ.

(e)	The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time period and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Section 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, for the year ended December 31, 2015, and such assessment concluded that such controls were effective.

(f)

The Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors, based on its most recent evaluation prior to the date hereof, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has not received any credible and material complaints since January 1, 2014 regarding accounting, internal accounting controls or auditing matters, including any such complaint regarding questionable accounting or auditing matters. Since January 1, 2014, none of the independent public accountants of the Company or any Subsidiary has resigned or been dismissed as independent public accountants of the Company or any Subsidiary as a result of or in connection with any disagreement with the Company or any Subsidiary on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Since January 1,

2014, neither the Company nor any of its Subsidiaries has made any loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(g)	As of the date hereof, the Company has not identified any material weaknesses in the design or operation of its internal controls over financial reporting.

Section 3.9 Absence of Certain Changes or Events.

(a)	Since March 31, 2016, except as contemplated by, or as disclosed in, this Agreement and the Company Disclosure Letter, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice.

(b)	There has not been (i) since March 31, 2016 and prior to the date of this Agreement, any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the consent of Parent, would constitute a breach of Section 5.1(b) (other than as set forth in Section 3.9(b) of the Company Disclosure Letter), or (ii) since December 31, 2015 any Effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 Taxes.

(a)	Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries:

(i)	have timely paid or caused to be paid all Taxes required to be paid by it, and have made adequate provision in their financial statements (in accordance with GAAP) for all obligations for Taxes not yet due and payable, other than Taxes being contested in good faith by appropriate procedures and for which adequate reserves have been established in accordance with GAAP; and

(ii)	have filed or caused to be filed in a timely and proper manner (taking into account any extension of time within which to file) all Tax Returns required to be filed by such entities with the appropriate Governmental Entity in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are complete and correct in all material respects.

(b)	The Company has made available to Parent complete and correct copies of all United States federal Tax Returns and material state Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for all taxable periods beginning on or after December 31, 2012.

(c)	There are no pending audits, assessments, disputes or claims with respect to any material Tax Returns or Taxes of the Company or any of its Subsidiaries and no waivers of statutes of limitations in respect of material Taxes have been given or requested by the Company or any of its Subsidiaries that are currently outstanding.

(d)	Except as would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect, no Encumbrances for Taxes have been filed against the Company or any of its Subsidiaries, except for Encumbrances for Taxes (i) not yet due and payable or (ii) being contested in good faith by appropriate procedures.

(e)	No material unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against the Company or any of its Subsidiaries.

(f)	Since December 31, 2009, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(g)	There are no agreements relating to the allocation, indemnification or sharing of Taxes to which the Company or any of its Subsidiaries is a party or has a material liability.

(h)	Since December 31, 2009, neither the Company nor any of its Subsidiaries has entered into any closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law.

(i)	Since December 31, 2009, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(j)	Since December 31, 2009, neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return, or (ii) has any liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(k)	Since December 31, 2009, all material Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant Governmental Entity.

(l)	Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(m)	Neither the Company nor any of its Subsidiaries, on a consolidated basis, will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in or incorrect method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date, (ii) intercompany transaction entered into on or prior to the Closing Date, or (iii) deferred gains arising prior to the Closing Date, or (vi) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

Section 3.11 Title to Properties.

(a)	Section 3.11(a) of the Company Disclosure Letter sets forth (i) a list of all real property comprising the Company’s main line and secondary line tracks and right-of-way (including all real property owned in fee simple, all easements and all trackage rights and other rights of use) with milepost summaries, railroad yards and terminal facilities, on which the Company conducts rail freight operations, (ii) any other real property that is not listed under clause (i) (whether or not used in connection with railroad operations) owned by the Company or any of its Subsidiaries that is material to the Company or its operations and (iii) expiration dates (if any) with respect to real property referred to in clause (i) which is not Owned Real Property.

(b)

Except as has not had and reasonably would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company has, with respect to each parcel or segment of real property owned by the Company or any of its Subsidiaries (“Owned Real Property”), good and valid title, and, with respect to real property otherwise used by the Company or any of its Subsidiaries (“Other Real Property Interests”), a good and valid leasehold, easement, right of way, trackage rights, license or other interest or otherwise has a valid right of possession, use or access, in each case, which is sufficient to permit such Persons to operate as railroads or conduct such business as is currently conducted or carried on without undue charge or expense, in each case free and clear of all Encumbrances, except for (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Encumbrances imposed by applicable Law arising or incurred in the ordinary course of business for amounts not overdue, (ii) Encumbrances for taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty, (iii) Encumbrances affecting the interest of the grantor of any easements benefiting any Owned Real Property which were not granted by or consented to by the Company or any of its Subsidiaries, (iv) Encumbrances, imperfections, minor defects or irregularities in title, easements, claims, liens, charges, security interests, rights-of-way, rights-of-refusal, covenants, restrictions, reversionary interests, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted, (v) zoning, building and other similar codes and regulations, (vi) Encumbrances arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (vii) other statutory liens securing payments not yet due, (viii) purchase money liens and liens securing rental payments under capital lease arrangements reflected in the Company’s 10-Q filed prior to the date of this Agreement for the fiscal quarter ended June 30, 2016, (ix) Encumbrances, covenants, restrictions and other, similar matters set forth in those Company Permits and other agreements set forth in Section 3.11(b) of the Company Disclosure Letter and (x) any matters of public record in the applicable county recorder’s office or that would be disclosed by a current, accurate survey, a railroad valuation map or physical inspection of the assets to which they relate, provided any such matters would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted (collectively, “Permitted Encumbrances”).

(c)	Neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation, nor is any such proceeding, action or agreement pending, or, to the Company’s Knowledge, threatened, with respect to any portion of any Owned Real Property or Other Real Property Interests, which proceeding, action or agreement would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d)	Each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, all of its tangible personal properties and assets, in each case free and clear of all Encumbrances, except Encumbrances that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the tangible personal properties and assets to which they relate in the business of the Company and its Subsidiaries as presently conducted.

Section 3.12 Related Party Transactions.

Since January 1, 2015, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any agreements, arrangements or understandings currently in effect (regardless of when entered into), or any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, with any Person owning 5% or more of the Shares or any Affiliate of such Person or any director or officer of the Company or any of its Subsidiaries (or any relative thereof) (other than the Company Equity Plans or Benefit Plans) or that would otherwise be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.13 Employee Benefit Plans.

(a)

Section 3.13(a) of the Company Disclosure Letter contains a true and complete list of (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) (whether or not subject to ERISA) that the Company or any of its Subsidiaries sponsors, maintains, participates in, is a party or contributes to (or is required to contribute to), or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability; and (ii) each other employee benefit plan, program, policy or arrangement, whether written or oral, including any stock option, stock purchase, stock appreciation right, phantom stock or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement, pension, vacation, holiday, cafeteria, medical, life insurance, disability, retiree healthcare, retiree life insurance, deferred compensation, profit sharing, change in control, retention, unemployment, or severance compensation plan, program, policy or arrangement; and each employment, severance, change in control or consulting agreement, in each case, for any current, retired or former employee or director, or other individual service provider (or for any dependent or beneficiary thereof), of the Company or any of its Subsidiaries (each such current, retired or former employee, director, or other individual service provider, a “Company Employee”) that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Company or any of its Subsidiaries presently sponsors, participates in, is a party or contributes to (or is required to contribute to), or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability (whether or not material, each, a “Benefit Plan”). Each of the Benefit Plans that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code is hereinafter referred to in this Section 3.13 as a “Title IV Plan”.

(b)	With respect to each Benefit Plan, the Company has made available to Parent a true and complete copy of each Benefit Plan, including any amendments thereto, and a true and complete copy of the following items (in each case, only if applicable) (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, and (v) the most recently received IRS determination or opinion letter.

(c)	Except as disclosed in Section 3.13(c) of the Company Disclosure Letter, neither the Company nor any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) maintains, contributes to, or sponsors (or has in the past six years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA (a “Multiemployer Plan”). All required contributions that the Company or any ERISA Affiliate have been obligated to make to any Multiemployer Plan have been duly and timely made. Neither the Company nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan. No Multiemployer Plan is a Title IV Plan.

(d)	With regard to each Title IV Plan that is not a Multiemployer Plan, no liability under Title IV or Section 302 of ERISA has been incurred by the Company, its Subsidiaries or any of its or their ERISA Affiliates that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that presents a material risk to the Company, its Subsidiaries or its or their ERISA Affiliates of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). With respect to each Title IV Plan set forth on Section 3.13(a) of the Company Disclosure Letter that is not a Multiemployer Plan: (i) there has not been any failure to satisfy the minimum funding standards within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, and no such plan is in “at risk,” “endangered” or “critical” status within the meaning of Sections 430 and 432 of the Code; (ii) there has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations thereunder which has not been fully and accurately reported in a timely fashion, as required by applicable Law; and (iii) there has not been a partial termination.

(e)	Other than with respect to any Multiemployer Plan (as to which the Company makes no representation or warranty), each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code. There are no pending, or to the Knowledge of the Company, threatened actions, suits, disputes or claims by or on behalf of any Benefit Plan, by any Company Employee or beneficiary covered under any such Benefit Plan, as applicable, or otherwise involving any such Benefit Plan (other than routine claims for benefits). Each Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance thereunder so as to avoid any interest, penalty or Tax under Section 409A(a)(1) of the Code.

(f)	With respect to each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (other than any Multiemployer Plan as to which the Company makes no representation or warranty), (i) each such Benefit Plan has been determined to be so qualified and has received a favorable determination or opinion letter from the Internal Revenue Service with respect to its qualification, (ii) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code, and (iii) no event has occurred that could reasonably be expected to result in disqualification or adversely affect such exemption.

(g)	Other than with respect to any Multiemployer Plan (as to which the Company makes no representation or warranty), no Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable Law.

(h)	The consummation of the transactions contemplated by this Agreement and the Plan of Merger will not, either alone or in combination with another event, (i) entitle any Company Employee to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) result in the acceleration of the time of payment, vesting, or funding, or increase the amount of compensation due any such Company Employee.

(i)	No amounts payable under the Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code as a result of the occurrence of the transactions contemplated by this Agreement, either alone or in combination with another event.

Section 3.14 Labor Relations.

(a)	There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and, since January 1, 2014, there has not been any such action. Except as listed in Section 3.14(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries are (a) party to any collective bargaining agreements or similar labor agreements, (b) subject to any action, complaint, charge, inquiry, proceeding or investigation brought, or to the Knowledge of the Company, threatened by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the Company’s employees, which action, complaint, charge, inquiry, proceeding or investigation, if adversely decided, may reasonably, individually or in the aggregate, create a Liability material to the Company and its Subsidiaries taken as a whole, (c) any grievance or arbitration proceeding whether pending or, to the Knowledge of the Company, threatened which, if adversely decided, may reasonably, individually or in the aggregate, create a Liability material to the Company and its Subsidiaries taken as a whole, or cause the Company to incur expenses or forego operating savings which would be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, or (d) a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. The Company and its Subsidiaries are, and have at all times been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act, the Railway Labor Act or other applicable Law. To the Knowledge of the Company, no Governmental Entity responsible for the enforcement of labor or employment Laws intends to conduct an investigation with respect to or relating to the Company and its Subsidiaries and no such investigation is in progress.

(b)	Since January 1, 2015, the Company and its Subsidiaries have not effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act of 1988 (or similar state or local laws) (the “WARN Act”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary, or (ii) a “mass layoff” as defined in the WARN Act affecting any site of employment or facility of the Company or any of its Subsidiaries. Since January 1, 2014, neither the Company nor any of its Subsidiaries have been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any Law similar to the WARN Act.

Section 3.15 Intellectual Property.

Section 3.15 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, domain name registrations and registered copyrights and applications therefor (collectively, and together with unregistered intellectual property rights, “Intellectual Property Rights”) that, in each case, are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted and, each of the Intellectual Property Rights is subsisting and, to the Knowledge of the Company, valid and enforceable. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns, or is licensed or otherwise has the right to use, each such scheduled Intellectual Property Right that is used in the conduct of the business of the Company and its Subsidiaries, as presently conducted. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person, and no claims are pending, or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing the rights of any Person with regard to any Intellectual Property Right, except for such infringements, misappropriations, violations and claims which have not had and reasonably would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no Person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right, in a manner that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16 Insurance Policies.

The Company and its Subsidiaries maintain insurance with reputable insurers for the business and assets of the Company and its Subsidiaries against all risks normally insured against, and in amounts normally carried by, corporations of similar size engaged in similar lines of business. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect and will be maintained by the Company and its Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or its Subsidiaries occurring through the Effective Time, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past five years. Except as set forth in Section 3.16 of the Company Disclosure Letter, no insurance provider has issued any reservation of rights letters for any claims pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

Section 3.17 Brokers.

No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Plan of Merger, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees. The Company has furnished or otherwise made available to Parent a true and complete copy of any agreement between the Company or any of its Subsidiaries, as applicable, and the Company Financial Advisor pursuant to which the Company Financial Advisor could be entitled to any payment from the Company relating to the transactions contemplated by this Agreement.

Section 3.18 Company Financial Advisor Opinion.

The Company Financial Advisor has delivered to the Company Board of Directors its opinion, dated as of the date of this Agreement, to the effect that, as of the date of such opinion, and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such opinion, the Merger Consideration to be received by the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to this Agreement and the Plan of Merger is fair, from a financial point of view, to such holders (other than the Trusts). A signed copy of the written opinion will be made available to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

Section 3.19 Proxy Statement.

The Proxy Statement will, when filed and at the time of the Company Shareholders Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement, at the time it (and any amendment or supplement thereto) is filed with the SEC, at the date the Proxy Statement is first mailed to the Company Shareholders, and at the time of the Company Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement, such event shall be so described, and an amendment or supplement shall be filed with the SEC and, if required by law, disseminated to the Company Shareholders. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for the express purpose of being included in any of the foregoing documents.

Section 3.20 Environmental Matters.

(a)	Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending, or, to the Knowledge of the Company, threatened by any Governmental Entity or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law or relating to Hazardous Substances; (ii) the Company and its Subsidiaries are in compliance with all Environmental Laws and all Environmental Permits necessary for the business of the Company; (iii) there are no Liabilities of the Company or any of its Subsidiaries arising under or relating to any Environmental Law or any Hazardous Substance not reflected in the Company Financial Statements and there is no condition, occurrence, situation or set of circumstances, including the release of any Hazardous Substance, that reasonably would be expected to result in or be the basis for any such Liabilities; (iv) neither the Company nor any of its Subsidiaries are obligated to conduct or pay for, and are not conducting or paying for, any response or corrective action under any Environmental Law at any location; and (v) neither the Company nor any of its Subsidiaries are party to any order, judgment or decree that imposes any obligations under any Environmental Law.

(b)	To the Knowledge of the Company, there has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been made available to Parent.

Section 3.21 Anti-Takeover Provisions.

Assuming the accuracy of the representations and warranties set forth in Section 4.9, the approval of the Company Board of Directors of this Agreement, the Plan of Merger, the Merger, the Voting Agreement and the other transactions contemplated by this Agreement represents all the action necessary to render inapplicable to this Agreement, the Plan of Merger, the Merger, the Voting Agreement and the other transactions contemplated by this Agreement, the provisions of Section 7-5.2-4 of the Business Combination Act to the extent, if any, such Section would otherwise be applicable to this Agreement, the Plan of Merger, the Merger, the Voting Agreement

and the other transactions contemplated by this Agreement. To the Knowledge of the Company, no other state takeover statute applies to this Agreement, the Plan of Merger, the Merger, the Voting Agreement or the other transactions contemplated by this Agreement. The Company and the Company Board of Directors have taken all necessary action to ensure that any other similar anti-takeover provision under the Company Articles of Incorporation and Company Bylaws are not applicable to, or will not otherwise become effective as a result of, the transactions contemplated by this Agreement.

Section 3.22 Contracts.

(a)	Except for this Agreement and Contracts filed as exhibits to the Filed SEC Documents and as set forth on Section 3.22(a) of the Company Disclosure Letter (each, a “Company Material Contract”), there are no (i) Contracts that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K or disclosed by the Company on a Current Report on Form 8-K that has not been filed or incorporated by reference in the Company Reports, (ii) leases with respect to real property (including real property relating to rail lines or rail segments) that, individually, are material to the operation of the Company’s business (“Material Leases”), or (iii) Other Material Contracts.

(b)	Each of such Company Material Contracts, Material Leases and Other Material Contracts is valid and binding on the Company or its Subsidiary party thereto and to the Knowledge of the Company, each other party thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries (i) is in violation or default under any Company Material Contract, Material Lease or Other Material Contract or (ii) has received notice of any asserted violation or default by the Company or its Subsidiary party thereto under any Company Material Contract, Material Lease or Other Material Contract. No event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or any of its Subsidiaries under any Company Material Contract, Material Lease or Other Material Contract and no other party to such Company Material Contract, Material Lease or Other Material Contract is, to the Knowledge of the Company, in default in any respect thereunder. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice from any other party to a Company Material Contract, Material Lease or Other Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of, any such Company Material Contract, Material Lease or Other Material Contract.

(c)	The Company has furnished or otherwise made available to Parent true and complete copies of each Company Material Contract, Material Lease and Other Material Contract.

Section 3.23 Board Recommendation.

The Board of Directors of the Company, at a meeting duly called and held, has duly (A) approved and declared advisable, the execution, delivery and performance of this Agreement (including all terms and conditions set forth herein) and the transactions contemplated hereby, including the Merger and the Plan of Merger, (B) determined that the terms of this Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and the Company Shareholders, (C) directed that this Agreement be submitted to the Company Shareholders for approval and (D) resolved to recommend that the Company Shareholders approve this Agreement and the transactions contemplated hereby, including the Merger and the Plan of Merger at the Company Shareholders Meeting.

Section 3.24 Rail Facilities and Railroad Assets.

(a)

The Company or one of its Subsidiaries hold valid and sufficient property interests and operating rights in and to the rail lines depicted on the maps referenced in Section 3.24(a) of the Company Disclosure Letter, and to the adjacent yards, spur tracks and other rail facility appurtenances thereto (collectively, the “Rail Facilities”) to permit the Company and its Subsidiaries to conduct rail freight operations on and over the Rail Facilities as such operations are conducted by the Company and its Subsidiaries on the date of this Agreement. The individual parcels of land that constitute the Rail Facilities of each line are contiguous to each other, with no gaps or strips, from one end point of each line to the other end point of each such line. None of the Company or any of its Subsidiaries is a party to any Contract or subject to any Order that would deprive any of the Company or its Subsidiaries of the ability to operate substantially as the Company and its Subsidiaries operate over the Rail Facilities on the date of this Agreement, or that would deprive the Company and its Subsidiaries of the ability to serve directly all customers that may be served directly by them on the date of this Agreement.

(b)	The Company or one of its Subsidiaries owns, leases or has the legal right to use all assets, properties, and rights (whether real, personal or intangible, and including the Rail Facilities) (the “Railroad Assets”) used in the conduct of the business of the Company and its Subsidiaries as currently conducted. All the Railroad Assets material to the operation of the business of the Company and its Subsidiaries are in good operating condition and repair (subject to reasonable wear and tear) and are suitable for the purposes for which they are used.

Section 3.25 Certain Business Practices.

Since January 1, 2014, none of the Company or any of its Subsidiaries or any of their respective directors, officers, agents representatives or employees (in their capacity as directors, officers, agents representatives or employees) has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the business of the Company and its Subsidiaries, (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Entity, in the United States or any other country, that is in any manner illegal under any Law of the United States or any other country having jurisdiction or (c) made any payment to any customer or supplier of the Company or any of its Subsidiaries or any officer, director, partner, employee or agent of any such customer or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the business of the Company and its Subsidiaries.

Section 3.26 No Other Representation or Warranty.

Except for the representations and warranties expressly set forth in this Article III, as qualified by the Company Disclosure Letter, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided to Parent, Merger Sub or their Representatives or Affiliates in connection with the transactions contemplated hereby. Neither the Company nor any other Person will have or be subject to any liability, except with respect to fraud, to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or their respective Representatives or Affiliates, or Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to Parent, Merger Sub or their Representatives or Affiliates in certain “data rooms” or management presentations in connection with Parent’s and Merger Sub’s consideration and review of the transactions contemplated hereby, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Article III, as qualified by the Company Disclosure Letter. Except for the representations and warranties contained in Article IV below, or in any certificates delivered by Parent in connection with the Closing, the Company acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement.

Article IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization and Good Standing.

Each of Parent and Merger Sub, (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, except where any failure to be so organized, existing or in good standing would not reasonably be expected to have a Parent Material Adverse Effect, (ii) has full corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not reasonably be expected to have a Parent Material Adverse Effect, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2 Authority for Agreement.

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement and the Plan of Merger, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of Parent or Merger Sub, are necessary to authorize this Agreement and the Plan of Merger or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent or Merger Sub by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (ii) the exercise by courts of equity powers.

Section 4.3 No Conflict; Required Filings and Consents.

(a)

The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent’s certificate of incorporation or the Parent Bylaws, or the equivalent charter documents of Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by Section 4.3(b) below have been obtained, and all filings described therein have been made, conflict with or violate any Law or Order applicable to Parent or its Subsidiaries or by which any material property or asset of Parent or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations pursuant to, or result in the loss of any right or benefit to which Parent or any of its Subsidiaries is entitled under, any Contract to which

Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any material property or asset of Parent or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Parent Material Adverse Effect.

(b)	The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws or “blue sky” laws or the New York Stock Exchange, the HSR Act, the STB, the Federal Communications Commission and filing and recordation of the Articles of Merger as required by the RIBCA and such other consents, approvals, authorizations, permits, filings and notifications that would not reasonably be expected have a Parent Material Adverse Effect.

Section 4.4 Litigation.

(a)	There are no suits, actions or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have a Parent Material Adverse Effect.

(b)	There is no Order outstanding against Parent or Merger Sub, or their respective businesses that would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5 Financing.

(a)	Parent has, and will have at the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement on a timely basis, and to: (i) pay the aggregate Merger Consideration set forth in Section 1.4 and the consideration to be paid to the holders of Restricted Share Units, Options and other Company stock-based awards in accordance with Section 1.7, (ii) effect, as required, the repayment or refinancing of any outstanding Indebtedness that may become due and payable as a result of the Merger, (iii) pay any and all fees and expenses required to be paid by Parent and Merger Sub in connection with the Merger as contemplated hereunder and (iv) satisfy all of the other payment obligations of Parent and Merger Sub contemplated hereunder. Neither Parent nor Merger Sub requires the approval or consent of any financing source to consummate the transactions contemplated by this Agreement.

Section 4.6 Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees, for which the Company may become liable prior to the Effective Time.

Section 4.7 Interim Operations of Merger Sub.

Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has, and immediately prior to the Effective Time will have, engaged in no business or incurred any liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

Section 4.8 Ownership of Shares; Interested Shareholder.

(a)	Neither Parent nor any of its Subsidiaries, including Merger Sub, beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date beneficially own, any shares of Company Common Stock or Company Preferred Stock, or is a party, or, except as contemplated by this Agreement and the Transaction Documents, will prior to the Closing Date become a party, to any contract, arrangement or understanding (other than this Agreement and the Transaction Documents) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock or Company Preferred Stock.

(b)	During the three years prior to the date hereof (other than by reason of the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby), neither Parent nor any of its Subsidiaries, including Merger Sub was an “interested shareholder” of the Company, as such term is defined in 7-5.2-3 of the Business Combination Act.

Section 4.9 Proxy Statement.

The information supplied by Parent for inclusion in the Proxy Statement to be sent to the Company Shareholders in connection with the Company Shareholders Meeting, at the date the Proxy Statement is first mailed to the Company Shareholders, and at the time of the Company Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company for the express purpose of being included in any of the foregoing documents.

Section 4.10 Solvency of the Surviving Corporation Following Merger.

As of the Effective Time, assuming (i) satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, (ii) the accuracy of the representations and warranties of the Company in this Agreement (without giving effect to any materiality or “Company Material Adverse Effect” qualifiers) and compliance by the Company with the covenants contained in this Agreement and (iii) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, immediately after giving effect to the transactions contemplated by this Agreement, including payment of the aggregate Merger Consideration, repayment or refinancing of debt contemplated in this Agreement, and payment of all related fees and expenses, the Surviving Corporation will be Solvent. For the purposes of this Section 4.10, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, (i) “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.11 No Other Representation or Warranty.

Except for the representations and warranties expressly set forth in this Article IV, neither Parent nor Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent, Merger Sub, or their respective Subsidiaries or their respective businesses or with respect to any other information provided to the Company or its Representatives or Affiliates in connection with the transactions contemplated hereby. None of Parent, Merger Sub or any other Person will have or be subject to any liability or indemnification obligation, except with respect to fraud, to the Company or any other Person resulting from the distribution to the Company or its Representatives or Affiliates, or the Company’s or its Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company or its Representatives or Affiliates in connection with the Company’s consideration and review of the transactions contemplated hereby, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Article IV. Except for the representations and warranties contained in Article III above, as qualified by the Company Disclosure Letter, or in any certificates delivered by the Company in connection with the Closing, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

Article V. COVENANTS

Section 5.1 Conduct of Business by the Company Pending the Merger.

(a)	The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing (and except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly contemplated, permitted or required by this Agreement), the Company shall and shall cause each of its Subsidiaries to, (i) maintain its existence in good standing under applicable Law, (ii) subject to the restrictions and exceptions set forth in Section 5.1(b) or elsewhere in this Agreement, conduct its business and operations in the ordinary and usual course of business and in a manner consistent with prior practice, and (iii) use reasonable best efforts to preserve substantially intact its business organizations, to keep available the services of its current officers and employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors and other Persons with which the Company or any of its Subsidiaries has business relations that are material to the Company.

(b)	Without limiting the foregoing, the Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not and shall cause each of its Subsidiaries not to (except as expressly contemplated, permitted or required by this Agreement, as set forth in the applicable subsection of Section 5.1(b) of the Company Disclosure Letter or with the prior written approval of Parent, such approval not to be unreasonably withheld or delayed):

(i)	declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its Subsidiaries’ capital stock, other than regular quarterly dividends on Company Common Stock not in excess of $0.04 per share, and the regular annual dividend on Company Preferred Stock not in excess of $5.00 per share, in each case consistent with past practice and with declaration, record and payment dates consistent with the timing of declaration, record and payment dates in the most recent comparable prior year fiscal quarter or prior fiscal year, as applicable, prior to the date of this Agreement;

(ii)	adjust, split, combine, subdivide or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its Subsidiaries;

(iii)	repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock, capital stock or interests in any of its Subsidiaries or any Company Stock Rights or Subsidiary Stock Rights (other than (A) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Equity Plans and (B) the acquisition by the Company of Company Common Stock in connection with the forfeiture of awards granted under Company Equity Plans);

(iv)	issue, deliver or sell any shares of its capital stock, capital stock or interests in any of its Subsidiaries or Company Stock Rights or Subsidiary Stock Rights, other than the issuance of shares of Company Common Stock (A) in accordance with the Anniversary Plan in amounts not to exceed the number of shares set forth in Section 3.3(b) of the Company Disclosure Letter, (B) upon the settlement of Options or vesting of Restricted Share Units outstanding as of the date of this Agreement in accordance with the terms thereof, or (C) upon conversion of the outstanding shares of Company Preferred Stock in accordance with its terms;

(v)	amend or otherwise change the Company Articles of Incorporation or Company Bylaws or equivalent organizational documents of the Company’s Subsidiaries (whether by merger, consolidation or otherwise);

(vi)	(A) purchase an equity interest in any Person or any division or business thereof, or (B) purchase the assets of any Person or any division or business thereof, except for the purchase of inventory or other assets (pursuant to existing Contracts which have been made available to Parent prior to the date hereof) in the ordinary and usual course of business and in a manner consistent with prior practice, including in each such case any such action solely between or among the Company and its wholly-owned Subsidiaries;

(vii)	sell, lease, license, assign, transfer, abandon, mortgage, encumber, allow to lapse or otherwise dispose of or discontinue or fail to maintain any of its properties or assets (including capital stock of any Subsidiary of the Company) other than (A) sales or other dispositions of inventory or other assets (pursuant to existing Contracts which have been made available to Parent prior to the date hereof) in the ordinary and usual course of business and in a manner consistent with past practice, (B) leases, subleases or licenses of Owned Real Property and real property or tangible personal property leased by the Company or its Subsidiaries, in each case, in the ordinary and usual course of business and in a manner consistent with past practice, with a value that does not exceed $100,000 individually or $250,000 in the aggregate, (C) sales or other dispositions of real estate not utilized in the operations of the Company or its Subsidiaries with a value that does not exceed $100,000 individually or $250,000 in the aggregate, except for sales or dispositions pursuant to Contracts in existence on, and disclosed to Parent prior to, the date hereof, (D) sales of obsolete or written off assets in the ordinary and usual course of business and in a manner consistent with past practice for fair or reasonable value, (E) sales or other dispositions of assets utilized in the operations of the Company or its Subsidiaries the total value of which does not exceed $250,000 in the aggregate, except for sales or other dispositions pursuant to Contracts in existence on, and disclosed to Parent prior to, the date hereof, (F) sale of tax credits pursuant to Section 45G of the Code in the ordinary and usual course of business and in a manner consistent with past practice or (G) as set forth in Section 5.1(b)(vii) of the Company Disclosure Letter;

(viii)	pledge, encumber or otherwise subject to an Encumbrance (other than a Permitted Encumbrance) any of its shares of capital stock, Company Stock Rights, Subsidiary Stock Rights or properties or assets (including capital stock of any Subsidiary of the Company);

(ix)	incur (or modify in any material respect) any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another person (collectively, “Indebtedness”), other than (A) Indebtedness incurred in the ordinary and usual course of business and in a manner consistent with past practice under the Company’s existing credit facilities not in excess of $1.0 million in the aggregate and (B) construction loans, performance and completion guaranties and surety obligations incurred in connection with capital projects that are pending or contemplated on the date hereof and set forth on Section 5.1(b)(ix) of the Company Disclosure Letter and not in excess of $2.5 million in the aggregate;

(x)	make any loans, advances or capital contributions to, or investments in, any Person, or enter into any swap or hedging transaction or other derivative agreement, other than hedging transactions for fuel having a term of less than one year and entered into in the ordinary course of business consistent with past practices;

(xi)	except for claims and litigation with respect to which an insurer (but neither the Company nor any of its Subsidiaries) has the right to control the decision to settle, settle any suit, action, arbitration, investigation, claim or litigation, in each case made or pending against the Company or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of suits, actions, arbitrations, investigations, claims or litigations which, in any event (A) is consistent with past practice and solely for monetary damages for an amount not to exceed, for any such settlement individually, $250,000 or $500,000 in the aggregate or (B) would not be reasonably expected to prohibit or restrict the Company and its Subsidiaries from operating their business in substantially the same manner as operated on the date of this Agreement;

(xii)	settle, compromise, release, forgive or cancel any Indebtedness or waive any material benefits, claims or rights of substantial value;

(xiii)	change its Tax accounting methods, principles or practices, except as required by GAAP or applicable Laws;

(xiv)	grant any increases in the compensation of any of its directors, executive officers (as defined in Rule 3b-7 under the Exchange Act) or employees, except for (A) contractually mandated increases in the compensation of employees represented by applicable collective bargaining agreements and (B) increases in the compensation of non-executive-officer employees in the ordinary course of business consistent with past practice and which would not increase such Person’s compensation in excess of 3% over such Person’s prior year compensation;

(xv)	except as required by existing award agreements (including Restricted Share Units, Options, and change-in-control agreements), this Agreement, or as otherwise required by applicable Law (i) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, executive officer, employee or individual independent contractor, (ii) accelerate the time of payment or vesting of, the lapsing of restrictions or waiving of performance conditions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Benefit Plan, (iii) enter into, terminate or materially amend any Benefit Plan (or any plan, program, agreement, or arrangement that would constitute a Benefit Plan if in effect on the date hereof), (iv) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan (other than a Multiemployer Plan) or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, or (v) forgive any loans to Company Employees;

(xvi)	hire any person to be employed by the Company or any Subsidiary or terminate the employment of any employee of the Company or any Subsidiary, other than (A) the firing of any Non-CBA Employee for “Cause” (as such term is defined in the Company’s standard change-in-control agreement) or (B) the hiring or firing of any non-executive-officer employees in the ordinary course of business consistent with past practice;

(xvii)	make or change any material Tax election, settle or compromise any material Tax Liability, fail to file any material Tax Return when due, enter any closing agreement, file any materially amended Tax Return or surrender any right to claim a material Tax refund, offset or other reduction in Tax Liability, except as required by applicable Law;

(xviii)	(A) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that would reasonably be expected to, after the Effective Time, limit or restrict in any material respect the Company, any of its Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person, (B) modify or amend on terms materially adverse to the Company or any of its Subsidiaries or terminate any other Company Material Contract, Material Lease or Other Material Contract, or enter into any contract which if entered into prior to the date hereof would be a Company Material Contract, Material Lease or Other Material Contract or (C) enter into, amend in any respect, modify in any respect or terminate or engage in any transactions with any executive officer or director of the Company or any of its Subsidiaries, any Person owning 5% or more of the Shares or any relative or Affiliate of any such Person;

(xix)	change the Company’s methods or principles of accounting, except as required by concurrent changes in GAAP or Regulation S-X under the Exchange Act (or regulatory requirements with respect thereto) or the Company’s independent accountants;

(xx)	take any action that would reasonably be expected to make any representation or warranty of the Company hereunder, or omit to take any action reasonably necessary to prevent any representation or warranty of the Company hereunder from being, inaccurate in any respect at, or as of any time before, the Effective Time;

(xxi)	make or authorize any capital expenditures, other than (A) capital expenditures up to an aggregate amount not greater than the amount set forth on Section 5.1(b)(xxi)(A) of the Company Disclosure Letter and otherwise consistent with the budget provided to Parent prior to the date hereof and (B) expenditures (whether accounted for as capital expenditures or operating expenses) required in connection with carrying out the terms and conditions of any grant set forth on Section 5.1(b)(xxi)(B) of the Company Disclosure Letter made to the Company by a Governmental Entity;

(xxii)	enter into any line of business other than the railway business;

(xxiii)	fail to use reasonable efforts to maintain or renew existing insurance policies or comparable replacement policies, or prejudice any rights of recovery under any insurance policy other than in the ordinary and usual course of business consistent with past practice;

(xxiv)	except for this Agreement, adopt or enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or file a petition in bankruptcy under the provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy against it under any similar applicable Law;

(xxv)	except as required by Law, enter into any collective bargaining agreement, or renew, terminate, extend or renegotiate any existing collective bargaining agreement;

(xxvi)	reorganize, restructure or combine any railroads or railroad operations if any such action would result in the Company or any of its Subsidiaries being classified as a Class II railroad by the STB;

(xxvii)	enter into any agreement, arrangement, understanding or transaction that is not on an arm’s length basis;

(xxviii)	abandon or discontinue service over all or any portion of the Rail Facilities, or commence a regulatory proceeding to facilitate any such abandonment or discontinuance; and

(xxix)	authorize, commit or agree to take any of the actions described in this Section 5.1(b).

Section 5.2 Access to Information and Employees; Confidentiality.

(a)	From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, (i) afford the Representatives of Parent and Merger Sub, upon reasonable prior written notice, which shall be directed to the Company’s General Counsel, reasonable access during normal business hours to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records of the Company and its Subsidiaries and (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request subject, however, to Antitrust Laws. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be obligated to provide any such access or information to the extent that doing so (i) would be reasonably likely to cause a waiver of an attorney-client privilege or loss of attorney work product protection, (ii) would constitute a violation of any applicable Law or (iii) would violate any agreement in effect on the date hereof with a third-party to which the Company or any of its Subsidiaries is a party (it being agreed that the parties shall use their reasonable best efforts to cause such access or information to be provided in a manner that does not cause such waiver, loss or violation including by making substitute arrangements). Neither Parent nor any of its Representatives shall be permitted to perform any onsite procedure (including any intrusive onsite environmental investigation), other than ordinary course operational visits for integration planning, with respect to any property of the Company or any of its Subsidiaries without the Company’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)	Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Parent and Merger Sub shall hold, and shall cause their respective officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received, directly or indirectly, from the Company or its Representatives in confidence in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms; provided, however, that any use restrictions or other similar limitations set forth therein shall be inapplicable with respect to any of the transactions contemplated by this Agreement or any proposal, negotiations or actions by or on behalf of Parent related to this Agreement and the transactions contemplated hereby (including in response to a notice pursuant to Section 5.6).

(c)	No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 5.3 Reasonable Best Efforts to Consummate Merger; Notification.

(a)

Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity (including under, if applicable, the HSR Act, and from the STB); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-

governmental Third Parties; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.

(b)	Without limiting the foregoing, each of Parent and the Company shall, as soon as possible but in any event within fifteen (15) Business Days of the date hereof, file with the STB the appropriate and necessary documentation for the approval or exemption, as the case may be, of the Merger and the transactions contemplated hereby. Parent also shall, as soon as possible following such filing, submit a form of voting trust agreement to the STB seeking a written informal opinion that the voting trust would insulate Parent from unauthorized control of the Company if (i) Parent has not received from the STB the approval or exemption, as the case may be, of the Merger and the transactions contemplated hereby before the Effective Time and (ii) the stock of the Surviving Corporation is placed into the voting trust immediately following the Effective Time. Parent shall bear its own costs for the preparation of such filings and responding to any inquiries or information requests, if applicable, and Parent shall be responsible for the payment of any applicable filing fees. Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such approval or exemption, and (B) in keeping the other party reasonably informed of the status of any communications with, and any inquiries or requests for additional information from, the STB, regarding any of the transactions contemplated hereby. Subject to Section 5.3(c), Parent and the Company shall permit the Company and Parent, respectively, to review prior to filing, all documents proposed by Parent or Merger Sub or the Company, respectively, to be filed with the STB, any other Governmental Entity or any court to secure approval or exemption of the transactions contemplated hereby.

(c)	In addition to and without limiting the foregoing, Parent, Merger Sub and the Company shall cooperate with one another (i) in promptly determining whether any filings or other submissions are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under the HSR Act or any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement, (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers, and (iii) in keeping the other party reasonably informed, including by providing the other party with a copy of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity, of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby.

(d)	Notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.3 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the Antitrust Law outside counsel of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent as the case may be) or its legal counsel. Each of the Company and Parent shall direct their respective Antitrust Law outside counsels to comply with this Section 5.3. Notwithstanding anything to the contrary in this Section 5.3, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and privileged communications.

(e)

In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to (i) resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby, and (ii) avoid or eliminate impediments under any Antitrust Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Termination Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or its Subsidiaries or Affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing.

(f)	In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) against Parent, Merger Sub or the Company or any of their respective directors or officers by a Governmental Entity challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate fully with each other, and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(g)	The Company shall promptly (and in any event within two (2) Business Days) notify Parent of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement and (iii) any actions, suits, claims, litigations, investigations or proceedings, including any shareholder litigation, commenced, threatened or, to its Knowledge, contemplated against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, any of its or their officers or the Company Board of Directors, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement, or that relate to this Agreement, the Merger or the other transactions contemplated by this Agreement and the Company shall keep Parent reasonably informed with respect to the status thereof, including by promptly (and in any event within two (2) Business Days) providing Parent copies of all proceedings and correspondence relating to such action, suit, claim, litigation, investigation or proceeding. The Company shall reasonably consult with Parent with respect to (and allow Parent to participate in), and shall consider in good faith Parent’s advice with respect to, the defense or settlement of any such action, suit, claim, litigation, investigation or proceeding, and no settlement, agreement to settle or action taken to settle thereof shall be agreed to without Parent’s prior written consent.

Section 5.4 Proxy Statement.

(a)

As soon as practicable after execution of this Agreement (but in no event later than twenty (20) Business Days after the date of this Agreement), the Company shall, in consultation with Parent, prepare and file with the SEC, a proxy statement which shall (as amended or supplemented from time to time) constitute the Proxy Statement. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement as reasonably requested by the Company. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof and to have the Proxy Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall, in consultation with Parent, prepare and the Company shall file any required amendments to the Proxy Statement, and the definitive Proxy Statement, with the SEC. Prior to filing or mailing the Proxy Statement, any proposed amendment of or supplement to the Proxy Statement or responding to any SEC comments on the Proxy Statement, the Company shall provide Parent a reasonable opportunity to review and comment on such document, which comments the Company shall consider in good faith and accept all reasonable additions, deletions or changes suggested by Parent in connection therewith. If at any time prior to the Company Shareholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information promptly shall be filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company. The Company shall use reasonable best efforts to have the Proxy Statement cleared by the SEC and shall thereafter mail to the Company Shareholders as promptly as possible the Proxy Statement and all other proxy materials for the Company Shareholders Meeting.

(b)	The Company and Parent shall make any necessary filings with respect to the Merger under the Exchange Act and the rules and regulations thereunder.

Section 5.5 Company Shareholders Meeting.

As soon as practicable after the SEC clears the Proxy Statement, the Company, acting through the Company Board of Directors, shall take all actions in accordance with applicable law, the Company Articles of Incorporation, the Company Bylaws and the rules of The NASDAQ Stock Market (“NASDAQ”) to duly call, give notice of, convene and hold as soon as practicable (but in any event on or around the twentieth (20th) Business Day following the mailing of the Proxy Statement) the Company Shareholders Meeting for the purpose of considering and voting upon the approval of this Agreement and the Plan of Merger. Subject to the right of the Company Board of Directors to make an Adverse Recommendation Change under certain circumstances as specified in Section 5.6(b), to the fullest extent permitted by applicable Law, (i) the Company Board of Directors shall recommend approval of this Agreement, the Plan of Merger and the Merger by the Company Shareholders (the “Recommendation”) and include such Recommendation in the Proxy Statement and (ii) neither the Company Board of Directors nor any committee thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify in a manner adverse to Parent, the Recommendation. Unless this Agreement has been duly terminated in accordance with the terms herein, the Company shall, subject to the right of the Company Board of Directors to make an Adverse Recommendation Change under certain circumstances as specified in Section 5.6(b), take all lawful action to solicit from the Company Shareholders proxies in favor of the proposal to approve this Agreement, the Plan of Merger and the Merger and shall take all other action necessary or advisable to secure the Company Required Vote. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders Meeting (i) after consultation with Parent, solely to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Shareholders or (ii) with the consent of Parent (such consent not to be unreasonably withheld), if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock or Company Preferred Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting; provided, however, that (A) the Company Shareholders Meeting shall in no event be adjourned or postponed pursuant to clause (i) and (ii) of this sentence to a date that is more than 30 calendar days after the date on which the Company Shareholders Meeting was (or was required to be) originally scheduled without the prior written consent of Parent (solely with respect to clause (i), such consent not to be unreasonably withheld, conditioned or delayed) and (B) the record date shall not be changed without Parent’s prior written consent.

Section 5.6 No Solicitation of Transactions.

(a)	The Company agrees that (i) it and its officers and directors shall not, (ii) its Subsidiaries and its Subsidiaries’ officers and directors shall not and (iii) it shall cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (A) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal (other than contacting or engaging in discussions with the Person making a Takeover Proposal or its representatives for the sole purpose of clarifying such Takeover Proposal) or (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to or that could reasonably be expected to lead to, any Takeover Proposal or (C) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than any confidentiality agreement referred to in this Section 5.6(a). The Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all then existing discussions and negotiations with any Person conducted theretofore with respect to any Takeover Proposal, shall terminate data room access of all such Persons and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, in response to an unsolicited bona fide written Takeover Proposal, if the Company has not breached its obligations under this Section 5.6 and if the Company Board of Directors determines (x) after consultation with, and taking into account the advice of, its financial advisor and outside counsel, that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (y) after consultation with, and taking into account the advice of, its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company may (and may authorize and permit its Subsidiaries, directors, officers, employees and Representatives to), subject to compliance with Section 5.6(d), (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing confidentiality provisions substantially similar to those set forth in the Confidentiality Agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person, and (B) participate in discussions and negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

(b)

Neither the Company Board of Directors nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by the Company Board of

Directors or any such committee of this Agreement, the Plan of Merger or the Merger (or take any other action or make any other public statement inconsistent with such recommendation) or (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”), (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than any confidentiality agreement referred to in Section 5.6(a) or (iii) authorize or commit to do any of the foregoing. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, and subject to compliance with this Section 5.6, the Company Board of Directors may, if, after consultation with, and taking into account the advice of, its outside counsel, it determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, in response to a bona fide Takeover Proposal which did not result from a breach of Section 5.6 and which the Company Board of Directors has determined in good faith, after consultation with its financial advisor and its outside counsel, constitutes a Superior Proposal, (1) make an Adverse Recommendation Change or (2) cause or permit the Company to terminate this Agreement in order to enter into a definitive agreement regarding such Superior Proposal; provided, however, that the Company Board of Directors shall not make an Adverse Recommendation Change, and the Company may not terminate this Agreement pursuant to clause (2) above, until after the third Business Day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Company Board of Directors intends to take such action and specifying the reasons therefor, including the material terms and conditions of (and documents relating to) any Superior Proposal (and the identity of the Person making such Superior Proposal) that is the basis of the proposed action by such Company Board of Directors and a statement that the Company Board of Directors intends to terminate this Agreement pursuant to Section 7.1(d) and during such three Business Day period, if requested by Parent, the Company and its Representatives shall engage in good faith negotiations with Parent and its Representatives to, among other things, amend this Agreement and the Transaction Documents in such a manner that (i) any Takeover Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (ii) the failure of the Company Board of Directors to make such Adverse Recommendation Change would no longer be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that (I) any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and a new three (3) Business Day period and (II) in determining whether to make an Adverse Recommendation Change or to cause or permit the Company to so terminate this Agreement, the Company Board of Directors shall take into account any changes to the financial or other terms of this Agreement and the other Transaction Documents proposed by Parent to the Company in response to a Notice of Superior Proposal or otherwise, and the Company Board of Directors at the end of the negotiation period, after consultation with outside legal counsel and its financial advisor, shall have in good faith reaffirmed its determination that such bona fide Takeover Proposal constitutes a Superior Proposal).

(c)

Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, and subject to compliance with this Section 5.6, the Company Board of Directors may, if, after consultation with, and taking into account the advice of, its outside counsel, it determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law in response to an Intervening Event, make an Adverse Recommendation Change; provided, however, that the Company Board of Directors shall not make such an Adverse Recommendation Change until after the third Business Day following Parent’s receipt of written notice (a “Notice of Intervening Event”) from the Company advising Parent that the Company Board of Directors intends to take such action and specifying the reasons therefor, which notice shall include a description of the applicable Intervening Event, and during such three Business Day period, if requested by Parent, the Company and its Representatives shall engage in good faith negotiations with Parent and its Representatives to, among other things, amend this Agreement and the Transaction Documents in such a manner that (i) the need for making such Adverse Recommendation Change is obviated and (ii) the failure of the Company Board of Directors to make such Adverse Recommendation Change would no longer be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that (I) any material change in respect of such Intervening Event shall require a new Notice of Intervening Event and a new three (3) Business Day period and (II) in determining whether to make an Adverse Recommendation Change, the Company Board of Directors shall take into account any changes to the financial or other terms of this Agreement and the other Transaction Documents proposed by Parent to the Company in response to a Notice of Intervening Event or otherwise).

(d)	In addition to the obligations of the Company set forth in Section 5.6(a), Section 5.6(b) and Section 5.6(c), the Company shall as soon as practicable (and in any event within two (2) Business Days) advise Parent orally and in writing of the receipt of any Takeover Proposal or any request for information or other inquiry that the Company reasonably believes could lead to any Takeover Proposal after the date of this Agreement, the material terms and conditions of any such Takeover Proposal or request for information or other inquiry (including copies of any written proposal or inquiry related thereto) and the identity of the Person making any such Takeover Proposal or request for information or other inquiry. The Company shall, subject to the fiduciary duties of the Company Board of Directors under applicable Law, keep Parent reasonably informed of any material developments with respect to any such Takeover Proposal or request for information or other inquiry (including any material changes thereto).

(e)	Nothing contained in this Section 5.6 or elsewhere in this Agreement shall prohibit the Company from (i) complying with its disclosure obligations under U.S. federal or state Law, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act or any similar disclosure to its shareholders if the Company Board of Directors determines (after consultation with its outside counsel) that failure to do so would be inconsistent with its obligations under applicable Law; provided that it shall be an Adverse Recommendation Change unless the Company Board of Directors expressly publicly reaffirms the Recommendation in such disclosure or communication (other than a customary “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act), it being understood, however, that clause (ii) of this Section 5.6(e) shall not be deemed to permit the Company Board of Directors to make an Adverse Recommendation Change or take any of the actions referred to in clause (ii) of Section 5.6(b) except, in each case, to the extent permitted by Section 5.6(b).

Section 5.7 Public Announcements.

The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling for a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order, the applicable rules of the securities exchange or market system on which the securities of Parent or the Company are listed or any listing agreement with such securities exchange or market system.

Section 5.8 Employee Benefit Matters.

(a)	For a period beginning at the Effective Time and continuing through December 31, 2017 (the “Continuation Period”), Parent shall or shall cause the Surviving Corporation to provide to the

Company Employees who are employees of the Company or a Subsidiary at the Effective Time (collectively, the “Transferred Employees”) and who remain employees of Parent, the Surviving Corporation or any of their Subsidiaries during the Continuation Period, (i) base salary, and annual incentive bonus opportunities that are no less favorable than the base salary and target bonus opportunities applicable to such Transferred Employees immediately prior to the Effective Time and (ii) employee benefits that are comparable in the aggregate to the employee benefits provided to such Transferred Employees immediately prior to the Effective Time, provided, however that for all purposes of this Section 5.8, Parent shall provide to any Transferred Employee who is represented for purposes of collective bargaining by any labor organization with the wages, hours and other terms and conditions of employment as provided for in any applicable collective bargaining agreement or pursuant to applicable Law.

(b)	During the Continuation Period, Parent shall provide each Transferred Employee who incurs an involuntary termination of employment without cause with severance payments and severance benefits that are no less favorable than the severance payments and severance benefits to which such employees would have been entitled with respect to such termination under the severance policies or agreements of the Company as in effect immediately prior to the Effective Time. Any such payments made pursuant to this Section 5.8 shall be credited towards any payments to such employees as required by any Law or any other applicable agreement.

(c)	As soon as possible but in any event within three (3) Business Days of the date hereof, the Company shall take all actions necessary to suspend the ESPP until the termination of this Agreement or the Effective Date (as applicable) and during such suspension, no payroll deductions shall be made, and the amount (if any) in a Participant’s Stock Purchase Account (as such terms are defined in the ESPP) at the time of such suspension shall be distributed to the applicable Participant in accordance with section 11 of the ESPP.

(d)	From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the Company Equity Plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time and the transactions contemplated hereunder shall be deemed to constitute a “change in control,” “change of control” or “corporate transaction” under such Company Equity Plans, arrangements or agreements.

(e)	The Company and its Subsidiaries, as applicable, shall be permitted to pay, at or prior to the Effective Time, bonuses based on services rendered through the Effective Time to such Transferred Employees and officers (whether or not such officers qualify as Transferred Employees) and in such amount(s) as the Company Board of Directors may determine in its sole discretion, provided the aggregate amount of such bonuses shall not exceed $350,000.

(f)	Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to, give Transferred Employees full credit for such Transferred Employees’ service with the Company and its Subsidiaries for purposes of eligibility and vesting, but not for purposes of benefit accruals (except for vacation and severance), under any benefit plans made generally available to employees or officers or any class or level of employees or officers maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which a Transferred Employee participates to the same extent recognized by the Company immediately prior to the Effective Time; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(g)

Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to use reasonable best efforts to (i) waive any preexisting condition limitations otherwise applicable to Transferred Employees and their eligible dependents under any plan of Parent or any Subsidiary of Parent that provides health benefits in which Transferred Employees may be eligible to participate following the Effective Time, other than any limitations that were in effect with respect to such employees as of the Effective Time under the analogous Benefit Plan,

(ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Transferred Employees and their eligible dependents under the health plans in which they participated immediately prior to the Effective Time during the portion of the plan year prior to the Effective Time in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent, the Surviving Corporation or any of their respective Subsidiaries in which they are eligible to participate after the Effective Time in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Transferred Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Transferred Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.

(h)	Notwithstanding any other provision of this Agreement, no current or former employee, director or individual independent contractor or any individual associated therewith shall be regarded for any purposes as a third party beneficiary of this Agreement. Nothing contained herein, express or implied, is intended to confer upon any Transferred Employee or any other Person any benefits under any benefit plans, programs, policies or other arrangements, including severance benefits or the right to employment or continued employment with Parent, the Surviving Corporation or any of its or their Subsidiaries or Affiliates for any period by reason of this Agreement. No provision of this Section 5.8 constitutes an employment agreement or an amendment to or adoption of any employee benefit plan of or by Parent, the Surviving Corporation or any of their Subsidiaries or Affiliates or shall alter or limit the ability of Parent, the Surviving Corporation or any of their Subsidiaries or Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them in accordance with the terms of such plan, program, agreement or arrangement and applicable Law. Following the Effective Time, nothing contained in this Section 5.8 shall interfere with Parent, the Surviving Corporation or any of their Subsidiaries’ or Affiliates’ right to terminate the employment of any employee for any reason.

Section 5.9 Directors’ and Officers’ Indemnification and Insurance.

(a)	From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors of the Company and its Subsidiaries (the “Indemnified Parties”) for acts or omissions related to such Indemnified Party’s service as a director or officer of the Company or its Subsidiaries occurring at or prior to the Effective Time to the fullest extent permitted by the RIBCA or any other applicable Law or provided under the Company Articles of Incorporation and the Company Bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.

(b)	From the Effective Time and for a period of six (6) years thereafter, Parent shall or shall cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been made available or delivered to Parent) on terms with respect to such coverage and amount no less favorable than those of such current insurance coverage; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance, which annual premiums currently paid are set forth on Section 5.9(b) of the Company Disclosure Letter (the “Maximum Premium”); and provided, further, that, if the annual premiums for such insurance coverage exceed the Maximum Premium, Parent and the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided, further, however, that at Parent’s option in lieu of the foregoing insurance coverage, the Company shall purchase prior to the Effective Time six (6) year “tail” insurance coverage that provides coverage identical in all material respects to the coverage described above, provided that the Company does not pay more than the Maximum Premium.

(c)	Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective articles or certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement and furnished to Parent prior to the date hereof shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Further, the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company Articles of Incorporation and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the RIBCA during such period.

(d)	This Section 5.9 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties. The provisions of this Section 5.9 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

(e)	In the event that the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.9. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 5.9.

Section 5.10 No Control of the Other Party’s Business.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.11 Anti-Takeover Statutes.

If any Anti-Takeover Statute is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby) or any other Transaction Document (including the transactions contemplated thereby), each of the Company and Parent and their respective boards of directors shall grant all such approvals and take all such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.12 Resignation of Directors.

At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and the Chief Executive Officer of the Company and, as specified by Parent reasonably in advance of the Closing, all directors of each Subsidiary of the Company, in each case, effective at the Effective Time.

Section 5.13 Credit Agreement Matters.

Not later than three (3) Business Days prior to the Closing Date, the Company shall use its reasonable best efforts to deliver to Parent copies of payoff letters, in form reasonably acceptable to Parent, from the lenders under the Company’s existing credit facilities and shall make arrangements for the release of all Encumbrances and other security over the Company’s and its Subsidiaries’ properties and assets securing its obligations under its existing credit facilities and any historic credit facilities or other historic financing (to the extent Encumbrances under such historic facilities or other financing have not previously been released), prior to the Effective Time.

Section 5.14 Stock Exchange De-Listing.

Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable de-listing by the Surviving Corporation of the Company Common Stock from The NASDAQ Stock Market LLC as promptly as practicable after the Effective Time and deregistration of the Company Common Stock under the Exchange Act as soon as practicable following the Effective Time.

Section 5.15 FCC Radio License.

Parent and the Company shall cooperate to obtain the consent of the United States Federal Communications Commission (the “FCC”) pursuant to 47 U.S.C. § 310(d) and 47 C.F.R. § 1.948 for the transfer of control of the radio license authorization held by the Company under the call signs set forth in Section 5.15 of the Company Disclosure Letter. Promptly following execution of this Agreement, but not later than ten (10) Business Days after the date hereof, the Company shall initiate the electronic filing of FCC Form 603, “FCC Application for Assignments of Authorization or Transfers of Control,” through the FCC’s Universal Licensing System, and shall be responsible for the filing fees associated with such application.

Section 5.16 Affiliate Agreements.

All agreements and transactions to which the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than the Company or its Subsidiaries), any immediate family member of such Affiliate or any holder of more than 5% of the Company Common Stock or the Company Preferred Stock, on the other hand, are parties (each, an “Affiliate Agreement”), other than those set forth on Section 5.16 of the Company Disclosure Letter, shall be terminated without payment or incurrence of any liability or obligation by the Company at and as of the Effective Time, and evidence thereof with respect to any such Affiliate Agreement that does not terminate in accordance with its terms, in form reasonably acceptable to Parent, shall have been delivered to Parent.

Article VI. CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger.

The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)	Company Shareholder Approval. The Company Required Vote shall have been obtained.

(b)	No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued, promulgated, enforced or entered that is in effect and that prevents or prohibits consummation of the Merger.

(c)	Proceedings. There shall not have been instituted or pending any action or proceeding by any Governmental Entity challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the Merger or seeking to obtain material damages with respect to the Merger.

(d)	STB. Either (i) final approval or authorization of, or exemption by, the STB with respect to the transactions contemplated hereby shall have been obtained, and neither the STB nor any other Governmental Entity shall have imposed any conditions or obligations on the transactions contemplated by this Agreement (other than immaterial conditions or obligations and labor protective conditions required by 49 U.S.C. §11326) or (ii) if the STB has not issued a decision approving, authorizing or exempting the transactions (or denying the requested approval, authorization or exemption), then the STB has provided Parent with a written informal opinion that the proposed voting trust would insulate Parent from unauthorized control of the Company between the Effective Time and receipt of final STB approval, authorization or exemption, as the case may be, with respect to the transactions contemplated thereby.

(e)	HSR Act and Foreign Law Requirements. The applicable waiting periods, together with any extensions thereof, under the HSR Act (if applicable), and any other applicable pre-clearance or similar approval requirement of any foreign competition Law shall have expired or been terminated.

Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)	Representations and Warranties. The representations and warranties of the Company (A) set forth in Section 3.1, Section 3.2, Section 3.9(b)(ii), and Section 3.17 shall be true and correct as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date, (B) set forth in Section 3.3(a), Section 3.3(b) and Section 3.12 shall be true and correct at and as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date except for de minimis inaccuracy and (C) set forth in any other Section of this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers) at and as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties in this clause (C) to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.

(b)	Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent shall have received a certificate signed by an executive officer of the Company to that effect.

Section 6.3 Additional Conditions to Obligation of the Company.

The obligation of the Company to effect the Merger on the Closing Date is also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Parent shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifiers) at and as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect.

(b)	Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have received a certificate signed by an executive officer of Parent to that effect.

Article VII. TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination.

This Agreement may be terminated and the Merger (and the other transactions contemplated by the Transaction Documents) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained):

(a)	by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective Boards of Directors;

(b)	by the Company or Parent, if any Governmental Entity shall have issued an Order or taken any other action, or there exists any Law, in each case, permanently enjoining, restraining or otherwise prohibiting the Merger or any of the other transactions contemplated hereby or by any of the Transaction Documents, and such Order or other action shall have become final and nonappealable or such Law is in effect; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used reasonable best efforts to remove such Order or reverse such action;

(c)	by either Parent or the Company, if at the Company Shareholders Meeting (giving effect to any adjournment or postponement thereof), the Company Required Vote shall not have been obtained;

(d)	by the Company, in accordance with Section 5.6(b) if (i) the Company executes a definitive agreement with respect to such Superior Proposal substantially concurrent with the termination of this Agreement and (ii) the Company substantially concurrent with the termination of this Agreement pays to Parent the Company Termination Fee;

(e)

by Parent if (i) the Company Board of Directors shall have made any Adverse Recommendation Change (it being understood, however, that for all purposes of this Agreement, the fact that the Company has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person solely to the extent permitted by Section 5.6(a) of this Agreement, or the disclosure of such facts solely to the extent permitted by Section 5.6(a) of this Agreement, shall not be deemed in and of itself an Adverse Recommendation Change), (ii) the Company Board of Directors shall have failed to include in the Proxy Statement when mailed, the Recommendation, (iii) the Company Board of Directors shall have recommended to the Company Shareholders that they approve or accept a Superior Proposal, (iv) the Company shall have authorized, entered into, or publicly announced its intention to enter into, an Acquisition Agreement with respect to a Takeover Proposal (other than a confidentiality agreement solely to the extent permitted by Section 5.6(a) of this Agreement) or a Superior Proposal, (v) the Company shall have breached or failed to perform in any material respect its obligations or agreements contained in Section 5.6, or (vi) a Takeover Proposal has been publicly announced and the Company Board of Directors shall have either (A) failed to issue a press release that expressly reaffirms its Recommendation or (B) failed to publicly reaffirm the Recommendation at the Company Shareholders Meeting, in either such case, within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation;

(f)	by Parent or the Company, if the Merger shall not have been consummated prior to December 31, 2016; provided, however, that neither party may terminate this Agreement pursuant to this Section 7.1(f) until February 28, 2017, if the only condition (other than those conditions that by their nature are to be satisfied at the Closing) set forth in Article VI not satisfied as of December 31, 2016, is Section 6.1(d) (such applicable date, the “Outside Termination Date”); provided, further, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date;

(g)	by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) if continuing on the Closing Date, and (ii) such breach shall not have been cured (or is not capable of being cured) before the earlier of (x) the date which is thirty (30) days after the date of delivery of such notice of breach, and (y) the Outside Termination Date (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by the Company is so cured, or if Parent shall have materially breached this Agreement); and

(h)	by the Company, if (i) there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) if continuing on the Closing Date, and (ii) such breach shall not have been cured (or is not capable of being cured) before the earlier of (x) the date which is thirty (30) days after the date of delivery of such notice of breach, and (y) the Outside Termination Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(h) if such breach by Parent is so cured, or if the Company shall have materially breached this Agreement).

The party desiring to terminate this Agreement pursuant to subsection (b), (c), (d), (e), (f), (g), or (h) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected. The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or Representatives, whether prior to or after the execution of this Agreement.

Section 7.2 Fees and Expenses.

(a)	Expense Allocation. Except as otherwise specified in this Section 7.2, all costs and expenses (including fees and expenses payable to Representatives) incurred in connection with the Transaction Documents, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

(b)

Company Termination Fee. If (A)(i) this Agreement is terminated by the Company pursuant to Section 7.1(d), (ii) this Agreement is terminated by Parent pursuant to Section 7.1(e), or (iii) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(c) or Section 7.1(f) or by Parent pursuant to Section 7.1(g) and in the case of this clause (A)(iii), (x) at any time after the date of this Agreement and prior to such termination, a Takeover Proposal shall have been made or communicated to the senior management or the Company Board of Directors or shall have been publicly announced or publicly made known to the shareholders of the Company, and (y) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case, whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated, publicly made known or publicly announced), then (B) the Company shall pay Parent, as liquidated damages and not as a penalty, the Company Termination Fee by wire transfer of immediately available funds (1) concurrently with the termination, in the case of the preceding clause (A)(i), (2) as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination) in the case of clause (A)(ii) and (3) upon the earlier of the Company entering into an agreement providing for such Takeover Proposal or the consummation of such Takeover Proposal in the case of clause (A)(iii). For purposes of Section 7.2(b)(A)(iii) only, the definition of “Takeover Proposal” shall be modified such that all references to “20% or more” shall be deemed references to “more than 50%”.

(c)	This Agreement may only be enforced against, and any claims or causes of action that may be based upon or arise out of this Agreement may only be made against, the entities that are expressly identified as parties hereto.

Section 7.3 Effect of Termination.

In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that (i) the provisions of Section 5.2(b), Section 7.2, this Section 7.3 and Article VIII shall survive termination and (ii) nothing herein shall relieve any party from liability for any willful or intentional breach of this Agreement or for fraud. For purposes of this Agreement, “willful or intentional breach” shall mean a material breach that is a consequence of an omission by, or act undertaken by or caused by, the breaching party with the knowledge (actual or constructive) that the omission or taking or causing of such act would, or would reasonably be expected to, cause a breach of this Agreement.

Section 7.4 Amendment.

This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Articles of Merger (including the Plan of Merger) with the Rhode Island Secretary; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall be made which by Law requires the further approval of the Company Shareholders without such further approval. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.5 Extension; Waiver.

At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Article VIII. GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties.

None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided that this Section 8.1 shall not limit any covenant or agreement of the parties in this Agreement that by its terms contemplates performance after the Effective Time.

Section 8.2 Notices.

All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any Section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties or sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) or e-mail transmission (providing confirmation of email transmission is obtained and a confirmatory copy is sent by overnight courier) at the following addresses, fax numbers or email (or at such other address, fax number or email for a party as shall be specified by like notice):

if to Parent or Merger Sub, to

Genesee & Wyoming Inc.

20 West Avenue

Darien, Connecticut 06820

Attn: General Counsel

Fax: 203-656-1092

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Anthony F. Vernace

Phone: 212-455-2000

Fax: 212-455-2502

E-mail: avernace@stblaw.com

if to the Company, to

Providence and Worcester Railroad Company

75 Hammond Street

Worcester, Massachusetts 01610

Attn: General Counsel

Phone: 508-755-4000

E-mail: crennick@pwrr.com

with a copy to:

Hinckley, Allen & Snyder, LLP

100 Westminster Street, Suite 1500

Attn: Stephen J. Carlotti

Phone: 401-4577-5130

Fax: 401-277-9600

Email: scarlotti@hinckleyallen.com

Section 8.3 Interpretation.

When a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference shall be to an Article or Section of, or Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereby” refer to this Agreement. The Company Disclosure Letter, as well as any schedules thereto and any exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

Section 8.4 Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile or other electronic transmission) to the other parties.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries.

This Agreement (including the Plan of Merger), the Voting Agreement and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (ii) are not intended to and do not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (a) the Persons intended to benefit from the provisions of Section 5.9 (Directors’ and Officers’ Indemnification and Insurance), each of whom shall have the right to enforce such provisions directly, (b) the right of the Company on behalf of the Company Shareholders to pursue damages in the event of Parent’s or Merger Sub’s willful or intentional breach of this Agreement (a claim with respect to which shall be enforceable only by the Company, in its sole and absolute discretion, on behalf of the Company Shareholders) and (c) the right of the Company security holders to receive the Merger Consideration to which such holder is entitled pursuant to Article I and (as applicable) the payments contemplated by Section 1.7 hereof after the Closing (a claim with respect to which may not be made unless and until the Effective Time shall have occurred pursuant to Articles I and II).

Section 8.6 Governing Law.

EXCEPT TO THE EXTENT THAT THE INTERNAL LAWS OF THE STATE OF RHODE ISLAND APPLY IN RESPECT OF THE PROCEDURAL ASPECTS OF THE MERGER THAT ARE SET FORTH IN ARTICLE I OF THIS AGREEMENT, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 8.7 Assignment.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub’s rights and obligations may be assigned to and assumed by Parent or any other corporation directly or indirectly wholly owned by Parent; provided, however, that any such assignment does not affect the economic or legal substance of the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.8 Enforcement.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the State of Rhode Island, without proof of actual damages and without any requirement to provide any bond or other security, this being in addition to any other remedy to which they are entitled at Law or in equity. Notwithstanding the foregoing, the parties hereby further acknowledge and agree that prior to the termination of this Agreement, the Company shall be entitled to seek specific performance to cause Parent to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement, if, but only if, (A) all conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their terms are to be satisfied at the Closing so long as such conditions would be satisfied if the Closing Date were the date on which the Company is seeking specific performance) have been satisfied, and (B) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2.

Section 8.9 Consent to Jurisdiction; Venue.

(a)	Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Rhode Island and to the jurisdiction of the United States District Court for the District of Rhode Island for the purpose of any action arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Rhode Island state or federal court sitting in the State of Rhode Island. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)	Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.9 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

Section 8.10 Waiver of Trial by Jury.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11 Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the provisions of Article VII, including the remedies, and limitations thereon, be construed as integral provisions of this Agreement and that such provisions, remedies and limitations shall not be severable in any manner that diminishes a party’s rights hereunder or increases a party’s liability or obligations hereunder.

Article IX. CERTAIN DEFINITIONS

“Acquisition Agreement” shall mean any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Takeover Proposal.

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Anniversary Plan” shall mean the Company’s Anniversary Stock Plan, as amended by the First Amendment thereto dated as of July 30, 2003.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, antitrust Laws of countries other than the United States, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Articles of Merger” shall mean the articles of merger with respect to the Merger, containing the provisions (including the Plan of Merger) required by, and executed in accordance with, the RIBCA.

“Book-Entry Share” shall mean each entry in the books of the Company (or its transfer agent) representing uncertificated Shares.

“Business Combination Act” means Title 7, Chapter 5.2 of the General Laws of Rhode Island, 1956, Reenactment of 1999.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Providence, Rhode Island or New York, New York are authorized or obligated by Law or executive order to be closed.

“Certificate” shall mean each certificate representing one or more Shares or, in the case of uncertificated Shares, each entry in the books of the Company (or its transfer agent) representing uncertificated Shares.

“Closing” shall mean the closing of the Merger, as contemplated by Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

“Company 2015 Equity Plan” shall mean the Company’s 2015 Equity Incentive Plan, as amended to the date of this Agreement.

“Company Articles of Incorporation” shall mean the Restated Articles of Incorporation of the Company as in effect as of the date hereof.

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company as of December 31, 2015 and the footnotes thereto set forth in the Company 10-K.

“Company Bylaws” shall mean the Amended and Restated Bylaws of the Company as amended and restated and as in effect as of the date hereof.

“Company Disclosure Letter” shall mean the Company Disclosure Letter dated the date hereof and delivered by the Company to Parent on or prior to the date hereof.

“Company Equity Plans” shall mean the Company’s 2015 Equity Plan, the 1992 Stock Option Plan, the Anniversary Plan and the ESPP, each as amended to the date of this Agreement.

“Company Financial Advisor” shall mean BMO Capital Markets Corp. (successor to Greene Holcomb Fisher Inc.)

“Company Financial Statements” shall mean all of the financial statements of the Company and its Subsidiaries included in the Company Reports.

“Company Knowledge Person” shall mean the Persons set forth in Section 9.1 of the Company Disclosure Letter.

“Company Material Adverse Effect” shall mean, with respect to the Company, any Effect that, individually or taken together with all other Effects, is or is reasonably expected to (i) be materially adverse to the business, results of operations, financial condition, assets or Liabilities of the Company and its Subsidiaries, taken as a whole or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect pursuant to the foregoing clause (i): (A) any change in the Company’s stock price or trading volume (provided that such exclusion shall not apply to the Effect giving rise or contributing to such change), (B) any failure by the Company to meet revenue or earnings projections (provided that such exclusion shall not apply to the underlying Effect that may have contributed to such failure to meet any such projections), (C) any Effect that results from changes affecting the railroad industry generally, or the United States economy generally, or any Effect that results from changes affecting general worldwide economic or capital market conditions, or any Effect that results from acts of war or terrorism or natural disasters, in each case except to the extent such changes, acts or disasters, disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to the other freight railroad companies operating in the United States, (D) any Effect caused by the announcement or pendency of the Merger, (E) the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein; provided, that this clause (E) shall not apply to any representation or warranty set forth in Section 3.5, (F) changes in any applicable accounting regulations or principles or the interpretations thereof, in each case, except to the extent the foregoing disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to the other freight railroad companies operating in the United States, or (G) in and of itself, the commencement of any suit, action or proceeding (provided that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such action, suit or proceeding).

“Company Permits” shall mean all authorizations, licenses, permits, certificates, approvals and orders of all Governmental Entities required to own, lease and operate their properties and lawfully conduct the businesses of the Company and its Subsidiaries as currently conducted, including, all authorizations and approvals of the STB with respect to tracks over which the Company is operating as a common carrier railroad.

“Company Reports” shall mean all forms, reports, statements, information, registration statements and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since December 31, 2013.

“Company Required Vote” shall mean the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, each voting separately as a class, in favor of approval of this Agreement and the Plan of Merger.

“Company Shareholders Meeting” shall mean a meeting of the Company Shareholders to be called to consider the Merger.

“Company Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.

“Company Termination Fee” shall mean $3,785,000.

“Company Transaction Expenses” shall mean all fees, costs, expenses and disbursements incurred, payable or paid at or prior to Closing by or on behalf of any of the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement, including the fees and expenses of any legal counsel, accountants or other professional advisors (including the Company Financial Advisor).

“Confidentiality Agreement” shall mean the Confidentiality Agreement between the Company and Parent dated April 3, 2016.

“Contract” shall mean any loan, guarantee of indebtedness or credit agreement, debenture, note, bond, mortgage, indenture, guarantee, license, deed of trust, lease, purchase or sale order or other contract, commitment, agreement, instrument, binding obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether written or oral (each, including all amendments, modifications, supplements or restatements thereto).

“Dissenter Shares” shall mean Preferred Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and makes a proper demand for payment of the fair value of such Preferred Shares pursuant to, and who complies in all respects with, the provisions of Part 12.

“Effect” shall mean any occurrence, condition, change, event, effect, development or circumstance.

“Encumbrance” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

“Environmental Laws” shall mean any Laws or any agreement with any Governmental Entity or other third party, relating to the environment, any hazardous or toxic substance, waste or material, or the effect of any of the foregoing on human health and safety.

“Environmental Permits” shall mean all permits, licenses, franchises, certificates, approvals, registrations and other similar authorizations of Governmental Entities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any Subsidiary as currently conducted.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ESPP” shall mean the Company’s Employee Stock Purchase Plan originally adopted as of April 1, 1997, as in effect on the date hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.

“Governmental Entity” shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, including any taxing authority and the United States Railroad Retirement Board.

“Hazardous Substance” shall mean (i) petroleum and petroleum by-products, asbestos or asbestos-containing materials, radioactive materials, medical or infectious wastes, or polychlorinated biphenyls, and (ii) any other material, substance or waste that is prohibited, limited or regulated under, or that can give rise to liability under, any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intervening Event” shall mean any positive event, fact, circumstance, development or occurrence with respect to the Company and its Subsidiaries or the business of the Company and its Subsidiaries, in each case that is material to the Company and its Subsidiaries taken as a whole, and which is unknown and not reasonably foreseeable to the Company Board of Directors as of or prior to the date of this Agreement or, if known, the consequences of which are not known and reasonably foreseeable to the Company Board of Directors as of the date of this Agreement, and that becomes known prior to obtaining the Company Required Vote; provided that the receipt by the Company of a Takeover Proposal or a Superior Proposal shall not be deemed to constitute an Intervening Event.

“IRS” shall mean the Internal Revenue Service.

“Knowledge,” or any similar expression, shall mean, with respect to the Company, the actual knowledge of any Company Knowledge Person.

“Law” shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, rule, ordinance, code, policy or rule of common law or other legally enforceable requirement of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Liabilities” shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

“Non-CBA Employee” shall mean an employee of the Company whose terms of employment are not governed by a collective bargaining agreement to which the Company is a party.

“Order” shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Other Material Contract” shall mean (i) any lease, sublease or similar contract with respect to personal property that, individually, results in revenue or generates expenditure in excess of $250,000 for the prior fiscal year or that relates to at least 1,000 car loads per year; (ii) any contract containing restrictions (including “interchange commitments”, as such term is defined in the regulations of the STB) on the right of the Company or any of its Subsidiaries (or which, following Closing would contain restrictions that would purport to restrict the ability of Parent or its Affiliates) to (w) operate in any geographic area, (x) engage in any business or in any activities competitive with any Person, (y) solicit customers or suppliers anywhere in the world, or (z) solicit or hire any employee or consultant, other than restrictions that are part of the terms and conditions of any “requirements” or similar agreement under which the Company or any of its Subsidiaries has agreed to procure goods or services exclusively from any Person; (iii) any contract under which the Company or any of its Subsidiaries has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person (other than the Company or a wholly-owned Subsidiary of the Company) or any other note, bond, debenture or other evidence of Indebtedness of the Company or any of its Subsidiaries (other than in favor of the Company or a wholly-owned Subsidiary of the Company), or has directly or indirectly guaranteed such Indebtedness of any Person, in any such case that, individually, is in excess of $250,000; (iv) any contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries) in excess of $250,000; (v) any contract that has an aggregate future liability to any Person (including any employment contract, consulting agreement, agreement for services, bonus agreement, or severance agreement with any officer, director or employee of the Company or its Subsidiaries) in excess of $250,000 in any future fiscal year and is not terminable by the Company or its Subsidiary by notice of not more than 60 days without cost (other than acquisition of inventory in the ordinary and usual course of business consistent with past practice); (vi) any contract that provides the Company or its Subsidiaries rights as to operation, management or control of a partnership, joint venture or similar arrangement, unless immaterial to the Company and its Subsidiaries, taken as a whole; (vii) any contract that relates to any acquisition of a business by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has any material continuing “earn out” or other contingent or fixed payment obligations; (viii) any contract pursuant to which the Company generated in excess of $250,000 during the prior fiscal year and the Company reasonably expects will generate in excess of $250,000 during the current fiscal year; (ix) any operating agreement, trackage rights agreement or haulage rights agreement; (x) contracts that are settlement or similar contracts with any Governmental Entity or that are any other settlement or similar contracts pursuant to which the Company or any of its Subsidiaries are obligated to pay consideration after the date of this Agreement in excess of $250,000; and (xi) any collective bargaining agreement or other agreement with any labor union.

“Parent Bylaws” shall mean Parent’s Bylaws as in effect as of the date hereof.

“Parent Material Adverse Effect” shall mean, with respect to Parent or Merger Sub, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

“Part 12” shall mean Part 12 (Sections 7-1.2 and 7-1.2-1202) of the RIBCA.

“Paying Agent” shall mean a bank or trust company reasonably satisfactory to the Company that is organized and doing business under the Laws of the United States or any state thereof appointed by Parent to act as paying agent for payment of the Merger Consideration.

“Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Proxy Statement” shall (unless otherwise specified herein) mean a definitive proxy statement, including the related preliminary proxy statement and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Shareholders in connection with the Company Shareholders Meeting.

“Representatives” shall mean officers, directors, employees, auditors, attorneys and financial advisors (including, with respect to the Company, the Company Financial Advisor) and other agents or advisors.

“Rhode Island Secretary” shall mean the Secretary of State of the State of Rhode Island and Providence Plantations.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“STB” shall mean the Surface Transportation Board and its predecessor the Interstate Commerce Commission.

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock, equity interests or general partnership interests of such corporation, partnership, limited liability company, joint venture or other legal entity, as the case may be.

“Subsidiary Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company relating to the issued or unissued capital stock of the Subsidiaries of the Company or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

“Superior Proposal” shall mean any bona fide unsolicited Takeover Proposal that if consummated would result in a Third Party (or the shareholders of such Third Party) owning, directly or indirectly, (a) 50% or more of the Company Common Stock and Company Preferred Stock (or securities of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity) or (b) 50% or more of the assets (based on the fair market value thereof, as determined by the Company Board of Directors in good faith) of the Company and its Subsidiaries, taken as a whole, which, in either case, the Company Board of Directors determines (after consultation with, and taking into account the advice of, its financial advisor and outside counsel), would be more favorable to the shareholders of the Company from a financial point of view than the Merger taking into account all legal, financial (including the financing terms thereof), regulatory and other aspects of such offer and the likelihood and timing of consummation.

“Surviving Corporation” shall mean the corporation surviving the Merger.

“Takeover Proposal” shall mean any inquiry, proposal or offer from any Third Party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 20% or more of the assets (including capital stock of the Subsidiaries of the Company) (based on the fair market value thereof, as determined by the Company Board of Directors in good faith) of the Company and its Subsidiaries, taken as a whole, or (ii) 20% or more of the outstanding shares of Company Common Stock or Company Preferred Stock, (b) any tender offer or exchange offer that, if consummated, would result in any Third Party owning, directly or indirectly, 20% or more of the outstanding shares of Company Common Stock or Company Preferred Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any Third Party (or the shareholders of any Third Party) would own, directly or indirectly, 20% or more of the Company Common Stock or Company Preferred Stock (or securities of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity), other than, in each case, the transactions contemplated by this Agreement.

“Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, social security or tax relating to compensation or benefits provided to employees (including pursuant to the United States Railroad Retirement Board), or any other tax, governmental fee or other like assessment or charge in the nature of a tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity and any liability for any of the foregoing as transferee.

“Tax Return” shall mean any return, report, information, filing, document or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliates thereof.

“Transaction Documents” shall mean this Agreement, the Voting Agreement and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

GENESEE & WYOMING INC.

By:	/s/ Timothy J. Gallagher
	Name:	Timothy J. Gallagher
	Title:	Chief Financial Officer

PULLMAN ACQUISITION SUB INC.

By:	/s/ Thomas D. Savage
	Name:	Thomas D. Savage
	Title:	President

PROVIDENCE AND WORCESTER RAILROAD COMPANY

By:	/s/ Robert H. Eder
	Name:	Robert H. Eder
	Title:	Chairman of the Board and Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

ANNEX I

Index of Defined Terms

Defined Term	Location

Acquisition Agreement	Article IX
Adverse Recommendation Change	Section 5.6(b)
Affiliate	Article IX
Agreement	Preamble
Anniversary Plan	Article IX
Antitrust Law	Article IX
Articles of Merger	Article IX
Benefit Plan	Section 3.13(a)
Book-Entry Share	Article IX
Business Combination Act	Article IX
Business Day	Article IX
Certificate	Article IX
Closing	Article IX
Closing Date	Section 1.2
Code	Article IX
Company	Preamble
Company 10-K	Article IX
Company 2015 Equity Plan	Article IX
Company Articles of Incorporation	Article IX
Company Balance Sheet	Article IX
Company Board of Directors	Recitals
Company Bylaws	Article IX
Company Common Stock	Section 1.4(a)
Company Disclosure Letter	Article IX
Company Employee	Section 3.13(a)
Company Equity Plans	Article IX
Company Financial Advisor	Article IX
Company Financial Statements	Article IX
Company Knowledge Person	Article IX
Company Material Adverse Effect	Article IX
Company Material Contract	Section 3.22(a)
Company Permits	Article IX
Company Preferred Stock	Section 1.4(a)
Company Reports	Article IX
Company Required Vote	Article IX
Company Shareholders	Recitals
Company Shareholders Meeting	Article IX
Company Stock Rights	Article IX
Company Termination Fee	Article IX
Company Transaction Expenses	Article IX
Confidentiality Agreement	Article IX
Continuation Period	Section 5.8(a)
Contract	Article IX
Converted Shares	Section 1.4(a)
Dissenter Shares	Article IX
DOJ	Section 5.3(c)
Effect	Article IX

Defined Term	Location
Effective Time	Section 1.3
Encumbrance	Article IX
Environmental Laws	Article IX
Environmental Permits	Article IX
ERISA	Article IX
ERISA Affiliate	Section 3.13(c)
ESPP	Article IX
Exchange Act	Article IX
Exchange Fund	Section 2.1
FCC	Section 5.15
Filed SEC Documents	Article III
Financing	Section 4.5(a)
FTC	Section 5.3(c)
GAAP	Article IX
Governmental Entity	Article IX
Hazardous Substance	Article IX
HSR Act	Article IX
Indebtedness	Section 5.1(b)(ix)
Indemnified Parties	Section 5.9(a)
Intellectual Property Rights	Section 3.15
Intervening Event	Article IX
IRS	Article IX
Knowledge	Article IX
Law	Article IX
Letter of Transmittal	Section 2.2(a)
Liabilities	Article IX
Material Leases	Section 3.22(a)
Maximum Premium	Section 5.9(b)
Measurement Date	Section 3.3(a)
Merger	Recitals
Merger Consideration	Section 1.4(b)
Merger Sub	Preamble
Multiemployer Plan	Section 3.13(c)
NASDAQ	Section 5.5(a)
Non-CBA Employee	Article IX
Notice of Superior Proposal	Section 5.6(b)
Options	Section 1.7(a)
Order	Article IX
Other Material Contract	Article IX
Other Real Property Interests	Section 3.11(b)
Outside Termination Date	Section 7.1(f)
Owned Real Property	Section 3.11(b)
Parent	Preamble
Parent Bylaws	Article IX
Parent Credit Agreement	Section 4.5(a)
Parent Material Adverse Effect	Article IX
Part 12	Article IX
Paying Agent	Article IX
Permitted Encumbrances	Section 3.11(b)
Permitted Investments	Section 2.1
Person	Article IX

Defined Term	Location
Plan of Merger	Recitals
Preferred Certificate	Section 1.4(a)
Preferred Shares	Section 1.4(a)
Proxy Statement	Article IX
Rail Facilities	Section3.24(a)
Railroad Assets	Section 3.24(b)
Representatives	Article IX
Restricted Share Unit	Section 1.7(b)
Rhode Island Secretary	Article IX
RIBCA	Recitals
SEC	Article IX
Securities Act	Article IX
Shares	Section 1.4(b)
STB	Article IX
Subsidiary	Article IX
Subsidiary Stock Rights	Article IX
Superior Proposal	Article IX
Surviving Corporation	Article IX
Takeover Proposal	Article IX
Tax	Article IX
Tax Return	Article IX
Taxes	Article IX
Third Party	Article IX
Title IV Plan	Section 3.13(a)
Transaction Documents	Article IX
Transferred Employees	Section 5.8(a)
Trusts	Recitals
Voting Agreement	Recitals
WARN Act	Section 3.14(b)

EXHIBIT A

PLAN OF MERGER

This PLAN OF MERGER, dated as of August 12, 2016 (this “Plan of Merger”), provides for the merger of Pullman Acquisition Sub Inc., a Rhode Island corporation (“Merger Sub”) with and into Providence and Worcester Railroad Company, a Rhode Island corporation (the “Company”), with the Company surviving the Merger. The Company and Merger Sub are sometimes referred to in this Plan of Merger individually as a “Merging Corporation” and collectively as the “Merging Corporations.”

RECITALS

WHEREAS, the Merging Corporations, Genesee & Wyoming Inc., a Delaware corporation and sole shareholder of Merger Sub (“Parent”), have entered into a Merger Agreement dated as of the date hereof (the “Agreement”);

WHEREAS, the board of directors of each Merging Corporation has determined that it is advisable and in the best interests of such Merging Corporation’s shareholders that Merger Sub be merged with and into the Company on the terms and subject to the conditions set forth in the Agreement, and the board of directors of each Merging Corporation has (1) approved and declared advisable the Agreement, the transactions contemplated thereby, including the Merger, and this Plan of Merger, (2) directed that the Agreement and this Plan of Merger be submitted to such Merging Corporation’s shareholders for approval, and (3) recommended that such Merging Corporation’s shareholders approve the Agreement and this Plan of Merger; and

WHEREAS, on the terms and subject to the requisite approval of the Agreement and this Plan of Merger by the shareholders of each Merging Corporation and the other conditions set forth in the Agreement and this Plan of Merger, Merger Sub shall merge with and into the Company, in accordance with the Rhode Island Business Corporation Act (the “RIBCA”), with the Company as the surviving corporation.

WITNESSETH

1. The Merger. On the terms and conditions set forth in the Agreement and this Plan of Merger, and in accordance with the RIBCA, Merger Sub shall be merged with and into the Company (the “Merger”), pursuant to Articles of Merger (the “Articles of Merger”) to be filed with the Office of the Secretary of State of the State of Rhode Island and Providence Plantations (the “Rhode Island Secretary”). The Merger shall become effective upon the issuance of a certificate of merger by the Rhode Island Secretary subsequent to the filing of the Articles of Merger with the Rhode Island Secretary or such later time as agreed by the parties to the Agreement and specified in such Articles of Merger (the “Effective Time”).

2. Effects of the Merger. At the Effective Time: (a) Merger Sub shall be merged with and into the Company, with the Company surviving as the surviving corporation (as such, the “Surviving Corporation”); (b) the separate existence of Merger Sub shall cease; (c) the Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the RIBCA; (d) the Surviving Corporation shall possess all rights, privileges, immunities and franchises of each of the Merging Corporations; and (e) the Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of the Merging Corporations.

3. The Surviving Corporation.

(a)	At the Effective Time, the articles of incorporation of the Company shall be amended and restated so as to read as set forth in Exhibit A, and as so amended and restated, shall be the articles of incorporation of the Surviving Corporation.

A-1-A

(b)	At the Effective Time, the bylaws of the Company shall be amended and restated to read as did the bylaws of Merger Sub immediately prior to the Effective Time, except the name of the Company shall remain unchanged.

(c)	At the Effective Time, the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation and the officers of the Company (other than the Company’s current Chief Executive Officer) shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the articles of incorporation and bylaws of the Surviving Corporation.

4. Effects on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the following shall occur:

(a)	Each share of preferred stock, par value $50.00 per share, of the Company (“Company Preferred Stock”) issued and outstanding immediately prior to the Effective Time (the “Preferred Shares”) (excluding Dissenter Shares) shall be deemed to be automatically converted, along with the aggregate accrued or accumulated and unpaid dividends thereon, into 100 shares of the common stock, par value $0.50 per share of the Company (“Company Common Stock”) without any further action by the relevant holder of such Preferred Shares or the Company. All Preferred Shares, when so deemed converted, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a Certificate representing Preferred Shares (each, a “Preferred Certificate”) or Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable with respect to the Company Common Stock into which such Preferred Shares have been deemed converted (the “Converted Shares”), as provided in Section 4(b) hereof. From and after the Effective Time, (i) each Preferred Certificate (excluding a Preferred Certificate representing Dissenter Shares) shall be deemed to represent the number of Converted Shares into which the Preferred Shares represented by such Preferred Certificate have been deemed converted and (ii) all references to “Certificate” herein shall include any Preferred Certificate.

(b)	Except as provided in Section 4(c), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including any Converted Shares, but excluding Dissenters Shares) (the “Shares”) shall be canceled and shall be converted automatically into the right to receive, in cash without interest, $25.00 (the “Merger Consideration”), upon surrender of the Certificate and/or Letter of Transmittal representing such Shares as provided in Article II of the Agreement. All Shares, when so converted, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a Certificate representing Shares (including a Preferred Certificate representing Converted Shares) or Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

(c)	Each Share that is owned by the Company as treasury stock and each Share owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto. Each Share owned by any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall remain outstanding following the Effective Time and no Merger Consideration shall be payable with respect thereto.

5. Miscellaneous. The headings in this Plan of Merger are for reference purposes only and do not affect in any way the meaning or interpretation of this Plan of Merger. Capitalized terms used, but not defined, in this Plan of Merger shall have the meanings ascribed to them in the Agreement.

A-2-A

EXHIBIT B

FORM OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PROVIDENCE AND WORCESTER RAILROAD COMPANY

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is Providence and Worcester Railroad Company.

SECOND: The name and address of the registered agent in the State of Rhode Island is CT Corporation System, 450 Veterans Memorial Parkway, Suite 7A, East Providence, Rhode Island 02914.

THIRD: The purpose or purposes which the Corporation is authorized to pursue are:

Said Corporation is formed for the purpose and shall have the power to conduct a general railroad business in the State of Rhode Island and in all states of the United States; to survey, build, own, lease, acquire, mortgage, operate, and maintain and sell or otherwise dispose of a line or lines of railroad for the purpose of carrying and transporting freight, passengers, baggage, mail and express, and to do a general railroad business for hire and for toll; to purchase, construct, own, maintain and operate wharves, bridges and trestles, and to lay rails and operate railroads thereon; to purchase, construct, own, maintain and operate in connection therewith ferries, vessels, ships, steamers, barges, docks, slips and landings and discharging places for freight and passenger traffic; to purchase, sell, lease, mortgage, hold and operate all classes of real estate; and to purchase, sell, mortgage, hold, control and operate easements, franchises, roads and rights-of-way; to construct power plants; to construct and operate common carrier pipelines for hire and for toll in the state of Rhode Island and in all states of the United States; to buy, own, build, maintain, lease and sell, mortgage or otherwise dispose of plants for the manufacture and repair of engines, motors, cars, trucks and rolling stock of all kinds and machinery and mechanical devices of every kind and nature for the furtherance of the purposes herein stated; to do, either as principal or agent and either alone or through subsidiaries or in connection with other persons, firms, associations or corporations, all and everything necessary, suitable, convenient or proper for, or in connection with, or incident to, the accomplishment of any one or more of the purposes herein enumerated or designed directly or indirectly to promote the interests of the Corporation or to enhance the value of its properties; and in general to engage in any lawful act or activity for which corporations may now or hereafter be organized under the general laws of Rhode Island. In addition to the foregoing, the Corporation shall have all powers granted to business corporations pursuant to Section 7-1.2-302 of the Business Corporation Act of the State of Rhode Island, as amended.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 (ONE THOUSAND), all of which shares shall be Common Stock having a par value per share of $0.01.

FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in these Articles of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any bylaws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SIXTH: The Corporation reserves the right to amend any provision contained in these Articles of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on shareholders or others hereunder are subject to such reservation.

B-1-B

SEVENTH: (a) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Business Corporation Act of the State of Rhode Island as currently in effect or as the same may hereafter be amended. Any repeal or modification of this subsection (a) of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director, officer or the Corporation existing at the time of such repeal or modification. If the Business Corporation Act of the State of Rhode Island is amended after the filing of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Act of the State of Rhode Island, as so amended.

(b) The Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, claim, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against all claims, losses, liabilities, expenses (including attorneys’ fees and disbursements), damages, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted under the Business Corporation Act of the State of Rhode Island, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

(c) To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (b) of this Article SEVENTH, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Expenses (including attorneys’ fees) incurred by an officer or director in defending or testifying in a civil, criminal, administrative or investigative action, claim, suit or proceeding by reason of the fact that such person is or was an officer or director of the Corporation (or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise) shall be paid by the Corporation in advance of the final disposition of such action, claim, suit or proceeding within ten business days of the Corporation’s receipt of a request for advancement of such expenses from such director or officer and, to the extent required by law, upon receipt of an undertaking by or on behalf of any such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation against such expenses as authorized by the relevant sections of the Business Corporation Act of the State of Rhode Island, and the Corporation may adopt bylaws or enter into agreements with such persons for the purpose of providing for such advances.

(e) The indemnification permitted by this Article SEVENTH shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article SEVENTH or otherwise.

B-2-B

ANNEX B

VOTING AGREEMENT, dated as of August 12, 2016 (the “Agreement”) between Genesee & Wyoming Inc., a Delaware corporation (“Parent”), and the Robert H. Eder Trust and the Linda Eder Trust (collectively, the “Shareholder”), and solely for purposes of Sections 2(g) and 2(h) hereof, Providence and Worcester Railroad Company, a Rhode Island corporation (the “Company”).

WHEREAS, concurrently with the execution of this Agreement, Parent, Pullman Acquisition Sub Inc., a Rhode Island corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into a Merger Agreement dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”) providing for the merger of Merger Sub with and into the Company, with the Company as the surviving entity and a wholly-owned subsidiary of Parent;

WHEREAS, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Shareholder is the holder of record and beneficially owns (as defined under Rule 13d-3 of the Exchange Act) and is entitled to vote 842,742 shares of Company Common Stock and 500 shares of Company Preferred Stock (such shares of Company Common Stock and Company Preferred Stock, together with any shares of Company Common Stock and/or Company Preferred Stock (collectively, “Company Stock”) acquired by the Shareholder after the date hereof being referred to herein as the “Subject Shares” of the Shareholder); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that the Shareholder agree, and the Shareholder has agreed to, enter into this Agreement and abide by the covenants and obligations with respect to the Subject Shares set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent as follows:

(a) Authority; Execution and Delivery; Enforceability. The Shareholder has all requisite power, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Shareholder of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder. The Shareholder has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity. The execution and delivery by the Shareholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Shareholder under, any provision of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which any properties or assets of the Shareholder are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Order or Law applicable to the Shareholder or the properties or assets of the Shareholder. No consent, approval, order, authorization or permit of, or registration, declaration or filing with, or notification to, any Governmental Entity is required to be obtained or made by or with respect to the Shareholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby; other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(b) The Subject Shares. The Shareholder is as of the date hereof, and, except as a result of Transfers as permitted under Section 2(c) hereof, will be from the date hereof through the Closing Date, the record and beneficial owner of and has and, except as a result of Transfers as permitted under Section 2(c) hereof, will have good, valid and marketable title to, the Subject Shares, free and clear of any Liens. As of the date hereof, the Shareholder’s Company Stock constitute all of the shares of Company Common Stock and Company Preferred Stock beneficially owned or owned of record by the Shareholder. The Shareholder has and will have at all times through the Closing Date the sole right to vote such Subject Shares (other than Subject Shares transferred as permitted under Section 2(c) hereof), and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement. The Shareholder further represents that any proxies heretofore given in respect of the Shareholder’s Subject Shares are revocable, and represents and declares that all such proxies are hereby revoked.

(c) Absence of Litigation. There are no suits, actions or proceedings pending, or to the knowledge of the Shareholder, threatened against or affecting the Shareholder or any of its Affiliates before or by any Governmental Entity that could reasonably be expected to impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Reliance by Parent and Merger Sub. The Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of the Shareholder contained herein.

SECTION 2. Covenants of the Shareholder. The Shareholder covenants and agrees as follows:

(a) At any meeting of the shareholders of the Company, however called, or at any adjournment thereof or postponement thereof, to seek the Company Required Vote with respect to the Merger Agreement, the Plan of Merger, the Merger or any other transactions contemplated by the Merger Agreement or any other Transaction Document (such other transactions, “Related Transactions”), the Shareholder shall appear at such meeting or otherwise cause the Subject Shares to be counted as present thereat for the purpose of establishing a quorum and the Shareholder shall vote (or cause to be voted) in person or by proxy, all of the Subject Shares of the Shareholder in favor of granting the Company Required Vote and any other action reasonably requested by Parent in furtherance thereof, provided that the terms of the Merger Agreement have not been amended to reduce the Merger Consideration payable in the Merger with respect to the Subject Shares or otherwise to materially and adversely impair the Shareholder’s rights or increase the Shareholder’s obligations thereunder.

(b) At any meeting of shareholders of the Company or at any adjournment or postponement thereof, the Shareholder shall vote (or cause to be voted) in person or by proxy, all of the Subject Shares of the Shareholder against, and shall not consent to (and shall cause the Subject Shares of the Shareholder not to be consented to), any of the following (or any agreement to enter into, effect, facilitate or support any of the following): (i) any merger agreement or merger (other than the Merger Agreement, the Plan of Merger and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, (ii) any Takeover Proposal and/or (iii) any amendment of the Company Articles of Incorporation or the Company Bylaws or any other action, proposal, agreement or transaction involving the Company or any Subsidiary of the Company, which amendment or other proposal, agreement or transaction could reasonably be expected to in any manner impede, frustrate, prevent, adversely affect, interfere with or nullify any provision of the Merger Agreement, the Plan of Merger or any other Transaction Document (including this Agreement), the Merger or any Related Transaction or change in any manner the voting rights of any capital stock of the Company (collectively, “Frustrating Transactions”). The Shareholder shall not commit or agree to take any action inconsistent with the foregoing.

(c) Other than this Agreement, the Shareholder (i) shall not sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any of the Subject Shares to any person (other than pursuant to the Merger), (ii) shall not enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to any of the Subject Shares, (iii) shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing any of its obligations under this Agreement and (iv) shall not commit or agree and has not committed or agreed to take any of the foregoing actions. Notwithstanding the foregoing, the Shareholder may make (a) Transfers of any Subject Shares by will or by operation of law, in which case this Agreement shall bind the transferee, (b) Transfers of any Subject Shares to any other person who is, on the date hereof, a party to this Agreement, (c) Transfers of Subject Shares in connection with estate and charitable planning purposes, including transfers to beneficiaries, beneficiaries’ relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of, and perform the obligations of the Shareholder under, this Agreement, and (d) as Parent may otherwise agree in writing in its sole discretion.

(d) The Shareholder shall not, in his, her or its capacity as a shareholder of the Company, and the Shareholder shall not authorize or permit any investment banker, attorney or other adviser or representative on behalf of such Shareholder to, directly or indirectly, (i) solicit, initiate, encourage or take any other action to facilitate any inquiries with respect to a potential Takeover Proposal or Frustrating Transaction or the submission of any Company Takeover Proposal or Frustrating Transaction, (ii) enter into any agreement with respect to any Takeover Proposal or Frustrating Transaction, (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or a Takeover Proposal or Frustrating Transaction, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Takeover Proposal or Frustrating Transaction, (iv) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, a Takeover Proposal, or (v) authorize or commit to do any of the foregoing. The Shareholder promptly (and in any event within one (1) Business Day) shall advise Parent orally and in writing of any Takeover Proposal or Frustrating Transaction or inquiry made to the Shareholder with respect to or that is reasonably likely to lead to any Takeover Proposal or Frustrating Transaction, the identity of the person making any such Takeover Proposal, Frustrating Transaction or inquiry and the material terms of any such Takeover Proposal, Frustrating Transaction or inquiry. The Shareholder shall, and the Shareholder shall direct its investment banker, attorney or other adviser or representative to, immediately cease any discussions or negotiations regarding any proposal that constitutes or is reasonably likely to lead to any Takeover Proposal or Frustrating Transaction. Notwithstanding the foregoing, nothing in this subsection (d) shall prevent or restrict the Shareholder from fulfilling the Shareholder’s responsibilities as a director of the Company with respect to a Takeover Proposal as contemplated and permitted by Section 5.6 of the Merger Agreement.

(e) The Shareholder shall not, in his, her or its capacity as a shareholder of the Company, nor shall the Shareholder authorize or permit any investment banker, attorney or other adviser or representative of the Shareholder to, issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement, any other Transaction Documents, the Merger or any Related Transactions without the prior written consent of Parent, except as may be required by applicable Law or Order.

(f) The Shareholder hereby (i) waives, and agrees not to exercise or assent to, any dissenters’ rights under Part 12 in connection with the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Parent or any of their respective successors relating to the negotiation, execution and delivery of this Agreement or the Merger Agreement or the consummation of the Merger or any Related Transactions (other than any claims against Parent (or its successors) to the extent relating to or based upon any alleged breach by Parent of this Agreement).

(g) Stop Transfer. (i) In furtherance of this Agreement, the Shareholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Subject Shares with respect to any Transfer not specifically permitted under Section 2(c) of this Agreement. The Company agrees that as promptly as practicable after the date of this Agreement, it shall give such stop transfer order to its transfer agent for the Subject Shares.

(ii) In the event that the Shareholder intends to undertake a Transfer of Subject Shares specifically permitted under Section 2(c) of this Agreement, the Shareholder shall provide notice thereof to the Company and Parent and shall authorize the Company to instruct its transfer agent to (A) lift the stop transfer order in order to effect such Transfer only upon certification by Parent that the written agreement to be entered into by the transferee agreeing to be bound by this Agreement is satisfactory to Parent and (B) re-enter the stop transfer order upon completion of such Transfer. The Company agrees that as promptly as practical after the receipt of such notice of a contemplated Transfer specifically permitted under Section 2(c) of this Agreement together with a duly executed copy of the applicable written agreement of the proposed transferee agreeing to be bound by the terms of this Agreement, and written acknowledgement from Parent of its approval of such written agreement, it shall instruct the transfer agent for the Subject Shares to (x) lift such stop transfer order with respect to the Shareholder’s Subject Shares in order to effect such Transfer and (y) re-enter the stop transfer order upon completion of such Transfer; provided that the Company shall not permit such Transfer to be registered by the transfer agent or such stop transfer restrictions to be lifted if Parent has not so approved, and received a copy of, such duly executed written agreement of the proposed transferee or if the Company or Parent otherwise determines that the Transfer to be effected by the Shareholder is not permitted under Section 2(c) of this Agreement.

(h) The Shareholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement the Shareholder’s identity and ownership of the Subject Shares, this Agreement and the nature of such Shareholder’s obligations under this Agreement.

(i) The Shareholder shall not take any action that results or is reasonably likely to result in any of its Subject Shares that are Preferred Stock being converted into Company Common Stock.

(j) The Shareholder hereby agrees to notify Parent as promptly as practicable (and in any event within one (1) Business Day) in writing of the number of any additional shares of Company Common Stock, Company Preferred Stock or other securities of the Company of which the Shareholder acquires beneficial ownership on or after the date hereof and any proposed Transfers permitted under Section 2(c) of this Agreement of the Subject Shares.

SECTION 3. Termination. (a) This Agreement shall terminate upon the earliest of (i) the termination of this Agreement by the mutual written consent of Parent and the Shareholder, (ii) the Effective Time and (iii) the termination of the Merger Agreement in accordance with its terms.

(b) Notwithstanding the foregoing, (i) termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of this Agreement and (ii) Sections 2(f) and 5 of this Agreement shall survive the termination of this Agreement. In no event shall any of the representations, warranties, covenants and other agreements in this Agreement (other than the covenants and other agreements set forth in Sections 2(f) and 5), including any rights arising out of any breach of such representations, warranties, covenants and other agreements (other than the covenants and other agreements set forth in Sections 2(f) and 5), survive the Effective Time.

SECTION 4. Additional Matters. (a) The Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

(b) The Shareholder is executing this Agreement solely in its capacity as the record holder and beneficial owner of such Shareholder’s shares of Company Common Stock and Company Preferred Stock, and nothing in this Agreement shall limit or otherwise restrict any officer or director of the Shareholder or any of its Affiliates from taking or not taking any action in his or her capacity as an officer of the Company or any Subsidiary of the Company or a member of the Company Board of Directors (or any committee thereof) or the board of directors of any Subsidiary of the Company (or any committee thereof), subject to the applicable provisions of the Merger Agreement or if the Shareholder is serving as a trustee or fiduciary of any ERISA plan or trust, from exercising his or her duties and obligations as a trustee or fiduciary of such ERISA plan or trust.

SECTION 5. General Provisions.

(a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of Parent and the Shareholder, and with respect to Sections 2(g) and 2(h), the Company.

(b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given (and shall be deemed to have been given upon receipt) if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 8.2 of the Merger Agreement and to the Shareholder at its address as set forth in the Company’s stock records (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. When a reference is made in this Agreement to a Section or subsection, such reference shall be to a Section or subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against Parent when one or more counterparts have been signed by Parent and delivered to the Shareholder. This Agreement shall become effective against the Shareholder when one or more counterparts have been executed by the Shareholder and delivered to Parent. Each party need not sign the same counterpart.

(f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

(h) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Parent without the prior written consent of the Shareholder or by the Shareholder without the prior written consent of Parent, and any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permissible assigns.

(i) Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(j) No Ownership Interest; No Exclusive Voting Power. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to direct the Shareholder in the voting or disposition of any of the Subject Shares, except as otherwise provided herein.

(k) Enforcement; Consent to Jurisdiction; Venue. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the State of Rhode Island, without proof of actual damages and without any requirement to provide any bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Rhode Island and to the jurisdiction of the United States District Court for the District of Rhode Island for the purpose of any action arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Rhode Island state or federal court sitting in the State of Rhode Island. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 5(k) shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

(l) Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(l).

(m) Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of this Agreement (including any party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (A) they will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof and (B) the right of specific enforcement is an integral part of this Agreement and without that right, none of Parent, Shareholder or the Company would have entered into this Agreement. The parties agree not to raise any objections to (x) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by Parent, the Shareholder or the Company, as the case may be, and (y) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent, the Shareholder or the Company pursuant to this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

Genesee & Wyoming Inc.

By:	/s/ Timothy J. Gallagher
	Name:	Timothy J. Gallagher
	Title:	Chief Financial Officer

Robert H. Eder Trust

By:	/s/ Robert H. Eder
	Name:	Robert H. Eder
	Title:	Co-Trustee

By:	/s/ Linda Eder
	Name:	Linda Eder
	Title:	Co-Trustee

Linda Eder Trust

By:	/s/ Robert H. Eder
	Name:	Robert H. Eder
	Title:	Co-Trustee

By:	/s/ Linda Eder
	Name:	Linda Eder
	Title:	Co-Trustee

Providence and Worcester Railroad Company (solely for purposes of Sections 2(g) and 2(h))

By:	/s/ P. Scott Conti
	Name:	P. Scott Conti
	Title:	President

[Signature Page to Voting Agreement]

ANNEX C

115 South LaSalle Street 35th Floor West Chicago, IL 60603

August 12, 2016

CONFIDENTIAL

The Board of Directors

Providence and Worcester Railroad Company

75 Hammond Street

Worcester, MA 01610

Dear Members of the Board of Directors:

We understand that Genesee & Wyoming Inc., a Delaware corporation (collectively with its subsidiaries and affiliates, the “Acquiror”), Pullman Acquisition Sub Inc., a Rhode Island corporation and a subsidiary of the Acquiror (the “Sub”), and Providence and Worcester Railroad Company, a Rhode Island corporation (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Sub will be merged with and into the Company (the “Transaction”) and that, in connection with the Transaction, (a) each of the 640 outstanding shares of preferred stock, par value $50.00 per share (“Company Preferred Stock”), of the Company will be converted (the “Preferred Stock Conversion”) into 100 shares of Company Common Stock (as defined below), (b) after the Preferred Stock Conversion, each outstanding share of common stock, par value $0.50 per share (“Company Common Stock”), of the Company (other than those owned by the Acquiror, the Sub or any other subsidiary of the Acquiror) will be converted into the right to receive $25.00 in cash (the “Proposed Consideration”), and (c) the Company will become the surviving corporation. “Excluded Persons” means the Robert H. Eder Trust and the Linda Eder Trust.

The Board of Directors (the “Board”) of the Company has requested that BMO Capital Markets Corp. (“BMOCM”) render an opinion, as investment bankers, to the Board as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than the Excluded Persons), of the Proposed Consideration to be received by such holders in the Transaction pursuant to the Agreement (the “Opinion”).

For purposes of this Opinion, we have reviewed the draft dated August 12, 2016 of the Merger Agreement by and among the Acquiror, Sub and the Company (the “Draft Agreement”). We have assumed that the final Agreement will not differ in any material respect from the Draft Agreement, and will reflect the terms of the Draft Agreement.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1)	reviewed the Draft Agreement;

2)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3)	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections prepared by the management of the Company relating to the Company for the fiscal years ending 2016 through 2020;

4)	conducted discussions with members of senior management of the Company and certain of its representatives and advisors concerning their view of the Company’s businesses, operations, financial condition and prospects, the Transaction and related matters;

5)	reviewed certain financial and stock market information for selected publicly traded companies that we deemed to be relevant;

6)	reviewed the financial terms, to the extent publicly available, of selected acquisitions of companies in the Company’s industry which we deemed to be relevant;

7)	performed discounted cash flow analyses for the Company based on the Company’s management projections;

8)	reviewed a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company; and

9)	performed such other studies and analyses, and conducted such discussions as we deemed appropriate.

We have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company or its representatives or advisors, the Acquiror or its representatives or advisors, or obtained by us from other sources. We have not independently verified (nor assumed any obligation to verify) any such information, undertaken an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such valuation or appraisal. We have not evaluated the solvency or fair value of the Acquiror or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. We also have assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms, or conditions will be imposed that would be material to our analysis. We have has also assumed that the Transaction will be consummated in accordance with the terms of the Agreement, without any waiver, modification or amendment of any terms, condition or agreement that would be material to our analysis, that the representations and warranties of each party contained in the Agreement will be true and correct in all material respects, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver or modification. With respect to financial projections for the Company, we have been advised by the Company, and we have assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and good faith judgment of Company management of the expected future competitive, operating and regulatory environments and related financial performance of the Company. We express no opinion with respect to such projections, or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. Furthermore, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the properties or facilities of, or managed by, the Company or the Acquiror.

This Opinion is necessarily based upon financial, economic, market and other conditions and circumstances as they exist, and the information made available to us, as of the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion does not constitute a recommendation as to any action the Board or any other party should take in connection with the Transaction or the other transactions contemplated by the Agreement or any aspect thereof and is not a recommendation to any director of the Company, any security holder or any other party on how to act or vote with respect to the Transaction or related transactions and proposals or any other matter. This Opinion relates solely to the fairness of the Proposed Consideration, from a financial point of view, to the holders of the Company Common Stock (which, for the avoidance of doubt, includes the Company Preferred Stock on an as-converted basis) other than the Excluded Persons. We express no opinion herein as to the relative merits of the

Transaction and any other transactions or business strategies discussed by the Board as alternatives to the Transaction or the decision of the Board to proceed with the Transaction, nor do we express any opinion on the structure, terms or effect of any other aspect of the Transaction or the other transactions contemplated by the Agreement. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Transaction relative to the Proposed Consideration to be received by holders of Company Common Stock. We are not experts in, and this Opinion does not address, any of the legal, tax or accounting aspects of the Transaction, including, without limitation, whether or not the Transaction or the other transactions contemplated by the Agreement constitute a change of control under any contract or agreement to which the Company, or any of their respective subsidiaries is a party. We have relied solely on the Company’s legal, tax and accounting advisors for such matters.

BMOCM has acted as financial advisor to the Board with respect to the Transaction and will receive a fee for our services, a substantial portion of which is contingent upon successful consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties against certain potential liabilities arising out of our engagement. BMOCM, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Acquiror or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

In the two years prior to the date of this Opinion, BMOCM has not had any material relationships, nor are any material relationships mutually understood to be contemplated, in which any compensation was received or is intended to be received by BMOCM as a result of any such relationship with the Acquiror in connection with the provision of any financial advisory or financing services by BMOCM to the Acquiror. BMOCM provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of the Company, the Acquiror or their respective affiliates for its own account and for the accounts of customers.

This Opinion has been approved by a fairness opinion committee of BMOCM. This Opinion has been prepared at the request and for the benefit and use of the Board (in its capacity as such) in evaluating the fairness of the Proposed Consideration, from a financial point of view, to the holders of Company Common Stock other than the Excluded Persons and may not be used for any other purpose without our prior written consent. This Opinion may not be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent except that this Opinion may be reproduced in full or summarized in any disclosure document required to be filed by the Company with the Securities and Exchange Commission with respect to the Transaction, provided that any summary of this Opinion is in a form acceptable to BMOCM and its counsel.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion, as investment bankers, that as of the date hereof, the Proposed Consideration to be received by the holders of Company Common Stock (other than the Excluded Persons) in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ BMO Capital Markets Corp.

ANNEX D

CHAPTER 7-1.2

Rhode Island Business Corporation Act

Dissenters’ Rights

Sections 7-1.2-1201 and 7-1.2-1202

§ 7-1.2-1201 Right of shareholders to dissent. – (a) Any shareholder of a corporation has the right to dissent from any of the following corporate actions:

(1) Any plan of merger to which the corporation is a party, provided articles of merger have been filed in connection with the transaction under § 7-1.2-1003, unless the corporation is the surviving corporation in a merger and the approval of its shareholders was not required by virtue of the provisions of either § 7-1.2-1002 or § 7-1.2-1004; or

(2) Any sale or exchange of all or substantially all of the property and assets of a corporation which requires the approval of the shareholders under § 7-1.2-1102.

(b) A shareholder may not dissent as to less than all of the shares registered in his or her name which are owned beneficially by him or her. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of the owner registered in the name of the nominee or fiduciary.

(c) Unless otherwise provided in the articles of incorporation of the issuing corporation, there is no right to dissent for the holders of the shares of any class or series which, on the date fixed to determine the shareholders entitled to receive notice of the proposed transaction (or a copy of the agreement of merger under § 7-1.2-1004), were:

(1) Registered on a national securities exchange or included as national market securities in the national association of securities dealers automated quotations system or any successor national market system; or

(2) Held of record by not less than two thousand (2,000) shareholders.

(d) A shareholder entitled to the right to dissent under this section may not challenge a completed corporate action for which the right to dissent is available unless such corporate action:

(1) Was not effectuated in accordance with the applicable provisions of this chapter or the corporation’s articles of incorporation, bylaws or board of directors’ resolution authorizing the corporate action; or

(2) Was procured as a result of fraud or material misrepresentation.

§ 7-1.2-1202 Rights of dissenting shareholders. – (a) Any shareholder electing to exercise the right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which the proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. If the proposed corporate action is approved by the required vote and the shareholder has not voted in favor of it, the shareholder may, within ten (10) days after the date on which the vote was taken, or if a corporation is to be merged without a vote of its shareholders into another corporation, any of its shareholders may, within fifteen (15) days after the plan of the merger has been mailed to the shareholders, make written demand on the corporation, or, in the case of a merger, on the surviving or new corporation, domestic or foreign, for payment of the fair value of the shareholder’s shares. If the proposed corporate action is effected, the corporation shall pay to the shareholder, upon surrender of the certificate or certificates representing the shares, the fair value of the shares as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of the corporate action. Any shareholder failing to make demand within the ten (10) day period or the fifteen (15) day period, as the case may be, is bound by the terms of the proposed corporate action. Any shareholder making the demand is thereafter only entitled to payment as provided in this section and is not entitled to vote or to exercise any other rights of a shareholder.

(b) No demand may be withdrawn unless the corporation consents to it. If, however, the demand is withdrawn upon consent, or if the proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect the action, or if, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic and foreign, that are parties to the merger, or if no demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section, or if a court of competent jurisdiction determines that the shareholder is not entitled to the relief provided by this section, then the right of the shareholder to be paid the fair value of his or her shares ceases and his status as a shareholder is restored, without prejudice to any corporate proceedings taken during the interim.

(c) Within ten (10) days after the corporate action is effected, the corporation, or, in the case of a merger, the surviving or new corporation, domestic or foreign, shall give written notice of the action to each dissenting shareholder who has made demand as provided in these provisions, and shall make a written offer to each dissenting shareholder to pay for the shares at a specified price deemed by the corporation to be the fair value of the shares. The notice and offer must be accompanied by a balance sheet of the corporation the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve (12) months prior to the making of the offer, and a profit and loss statement of the corporation for the twelve (12) month period ended on the date of the balance sheet.

(d) If within thirty (30) days after the date on which the corporate action was effected the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment for the shares must be made within ninety (90) days after the date on which the corporate action was effected, upon surrender of the certificate or certificates representing the shares. Upon payment of the agreed value, the dissenting shareholder ceases to have any interest in the shares.

(e) If within the period of thirty (30) days a dissenting shareholder and the corporation do not agree on the matter, then the corporation, within thirty (30) days after receipt of written request for the filing from any dissenting shareholder given within sixty (60) days after the date on which the corporate action was effected, shall, or at its election at any time within the period of sixty (60) days may, file a petition in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located praying that the fair value of the shares is found and determined. If, in the case of a merger, the surviving or new corporation is a foreign corporation without a registered office in this state, the petition must be filed in the county where the registered office of the domestic corporation was last located. If the corporation fails to institute the proceeding as provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders, wherever they reside, must be made parties to the proceeding as an action against their shares quasi in rem. A copy of the petition must be served on each dissenting shareholder who is a resident of this state and served by registered or certified mail on each dissenting shareholder who is a nonresident. Service on nonresidents may also be made by publication as provided by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the power and authority that is specified in the order of their appointment or an amendment of the order. The judgment is payable only upon and concurrently with the surrender to the corporation of the certificate or certificates representing the shares. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in the shares.

(f) The judgment should include an allowance for interest at the rate of interest on judgments in civil actions from the date on which the vote was taken on the proposed corporate action to the date of payment.

(g) The court shall determine and assess the costs and expenses of any proceeding against the corporation, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation has made an offer to pay for the shares if the court finds that the action of the shareholders in failing to accept the offer was arbitrary or vexatious or not in good faith. The expenses include reasonable compensation for and reasonable expenses of the appraisers, but exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay for the shares, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding a sum that the court determines to be reasonable compensation to any expert or experts employed by the shareholder in the proceeding.

(h) Within twenty (20) days after demanding payment for his shares, each shareholder demanding payment shall submit the certificate or certificates representing his shares to the corporation for notation on the certificate that the demand has been made. His or her failure to do so may, at the option of the corporation, terminate his or her rights under this section unless a court of competent jurisdiction, for good and sufficient cause shown, directs otherwise. If shares represented by a certificate on which notation has been made are transferred, each new certificate issued for the shares must bear similar notation, together with the name of the original dissenting holder of the shares, and a transferee of the shares acquires by the transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value of the shares.

(i) Shares acquired by a corporation pursuant to payment of the agreed value for the shares or to payment of the judgment entered for the shares, as provided in this section, may be held and disposed of by the corporation. However, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides.

IMPORTANT SPECIAL MEETING INFORMATION - PREFERRED CARD

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated area.	☒

PLEASE DATE, SIGN AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.

Special Meeting Proxy Card – Providence and Worcester Railroad Company

This Proxy is Solicited on Behalf of the Board of Directors

[DATE], 2016

The undersigned hereby authorizes and appoints Robert H. Eder, P. Scott Conti, and Daniel T. Noreck, and each of them acting singly, with full power of substitution in each, as proxies to vote all shares of preferred stock, par value $50.00 per share, of Providence and Worcester Railroad Company (the “Company”) held of record on [DATE], 2016 by the undersigned at the Special Meeting of Shareholders to be held at 10:00 a.m. local time, on [DATE], [DATE], 2016, at [LOCATION], and at any adjournments or postponements thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that may properly come before said meeting, as more fully described in the proxy statement received by the undersigned shareholder. This proxy when properly executed will be voted (i) as directed on the reverse side, or, in the absence of such direction, this proxy will be voted “FOR” Proposals 1, 2 and 3, and (ii) in accordance with the judgment of the proxies upon other matters that may properly come before said meeting or any adjournments or postponements thereof.

The undersigned shareholder may revoke this proxy at any time before it is voted as follows: (i) filing a written revocation of the proxy with the Secretary and General Counsel of the Company, Charles D. Rennick, Providence and Worcester Railroad Company, 75 Hammond Street, Worcester, Massachusetts 01610; (ii) submitting a new signed proxy card bearing a later date (any earlier proxies will be revoked automatically); or (iii) attending and voting in person at the special meeting provided you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Secretary and General Counsel of the Company as indicated above.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a notice of special meeting of shareholders and a proxy statement.

PLEASE DATE, SIGN AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.

(Items to be voted appear on reverse side.)

A	Proposal 1 – The Board of Directors recommends a vote FOR Proposal 1.
1.	To approve the Merger Agreement dated as of August 12, 2016, by and among the Company, Genesee & Wyoming Inc. and Pullman Acquisition Sub Inc. (including the plan of merger attached thereto).	For	Against	Abstain
B	Proposal 2 – The Board of Directors recommends a vote FOR Proposal 2.
2.

To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable by the Company to its named executive officers in connection with, or following the completion of, the merger.

		For	Against	Abstain
C	Proposal 3 – The Board of Directors recommends a vote FOR Proposal 3.
3.	To approve an adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement.	For	Against	Abstain

4.	In their discretion, upon such other matters as may properly come before the special meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [DATE], 2016.

The Company’s notice of the special meeting, proxy statement, and sample proxy cards are available at: http://www.edocumentview.com/PWX

D	Non-Voting Items

Change of Address – Please print new address below

E	Authorized Signatures - This section must be completed for your vote to be counted. Date and Sign Below

Sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person. In case of joint tenants or multiple owners, each party must sign.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.
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Proxy – Providence and Worcester Railroad Company

This Proxy is Solicited on Behalf of the Board of Directors

[DATE], 2016

The undersigned hereby authorizes and appoints Robert H. Eder, P. Scott Conti, and Daniel T. Noreck, and each of them acting singly, with full power of substitution in each, as proxies to vote all shares of common stock, par value $.50 per share, of Providence and Worcester Railroad Company (the “Company”) held of record on [DATE], 2016 by the undersigned at the Special Meeting of Shareholders to be held at 10:00 a.m. local time, on [DATE], [DATE], 2016, at [LOCATION], and at any adjournments or postponements thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that may properly come before said meeting, as more fully described in the proxy statement received by the undersigned shareholder. This proxy when properly executed will be voted (i) as directed on the reverse side, or, in the absence of such direction, this proxy will be voted “FOR” Proposals 1, 2 and 3, and (ii) in accordance with the judgment of the proxies upon other matters that may properly come before said meeting or any adjournments or postponements thereof.

In connection with those shares (if any) held as a participant in the Providence and Worcester Railroad Company Profit-Sharing Plan (the “Plan”), the undersigned hereby directs the trustee of the Plan to vote all shares allocated to the undersigned’s account under such Plan on [record date] in accordance with the instructions on the reverse side of this proxy card or, if no instructions are given, in accordance with the Board of Directors’ recommendations, on all items of business to come before the Special Meeting of Shareholders to be held on [DATE] or any adjournment thereof. These voting instructions will be kept confidential from the officers, directors and employees of the Company. Under the Plan, the shares for which no signed proxy card is returned or for which any instructions are not timely received or are improperly executed will NOT be voted by the trustee.

The undersigned shareholder may revoke this proxy at any time before it is voted as follows: (i) filing a written revocation of the proxy with the Secretary and General Counsel of the Company, Charles D. Rennick, Providence and Worcester Railroad Company, 75 Hammond Street, Worcester, Massachusetts 01610; (ii) submitting a new signed proxy card bearing a later date (any earlier proxies will be revoked automatically); or (iii) attending and voting in person at the special meeting provided you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Secretary and General Counsel of the Company as indicated above.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a notice of special meeting of shareholders and a proxy statement.

PLEASE DATE, SIGN AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.

(Items to be voted appear on reverse side)

IMPORTANT SPECIAL MEETING INFORMATION – COMMON CARD

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated area.	☒

Special Meeting Proxy Card

A	Proposal 1 – The Board of Directors recommends a vote FOR Proposal 1.
1.	To approve the Merger Agreement dated as of August 12, 2016, by and among the Company, Genesee & Wyoming Inc. and Pullman Acquisition Sub Inc. (including the plan of merger attached thereto).	For	Against	Abstain
B	Proposal 2 – The Board of Directors recommends a vote FOR Proposal 2.
2.

To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable by the Company to its named executive officers in connection with, or following the completion of, the merger.

		For	Against	Abstain
C	Proposal 3 – The Board of Directors recommends a vote FOR Proposal 3.
3.	To approve an adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement.	For	Against	Abstain

4.	In their discretion, upon such other matters as may properly come before the special meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [DATE], 2016.

The Company’s notice of special meeting, proxy statement, and sample proxy cards are available at: http://www.edocumentview.com/PWX

D	Non-Voting Items

Change of Address – Please print new address below

E	Authorized Signatures - This section must be completed for your vote to be counted. — Date and Sign Below

Sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person. In case of joint tenants or multiple owners, each party must sign.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.
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